UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

TCF Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

TCF FINANCIAL CORPORATION

200 Lake Street East

Wayzata, MN 55391-1693

(952) 745-2760

March 11, 2015

Dear Stockholder:

Two key responsibilities of TCF’s Board of Directors are to ensure that we have responsible corporate governance practices and an executive compensation program in place that attracts and retains the best executive workforce in our industry.  At the same time, we must operate as an efficient business, focusing on the long-term interests of our stockholders.  To this end, we believe that having the highest quality, most experienced leadership team in place is critical to our mission.

Given the substantial changes to the financial services industry, we are extremely fortunate to have a leadership team with significant experience in our industry.  For more than 30 years, Mr. Cooper and his team have delivered consistent financial results.  In recent years, this management team has had to contend with enormous challenges affecting the banking industry.  We believe that our executive compensation program has played a critical role in incentivizing this team to operate in a way that creates long-term value by rewarding performance as measured by criteria that we believe will deliver long-term stockholder value.

Through TCF’s say-on-pay vote last year, TCF stockholders expressed concerns related to some of TCF’s corporate governance practices, including those related to the compensation of TCF’s executives.  The Board of Directors takes these concerns very seriously.  As a result, the Chair of the Compensation, Nominating, and Corporate Governance Committee of TCF’s Board of Directors (the “Compensation Committee”) and members of TCF’s management team met with institutional investors owning approximately [47]% of our institutional ownership as of December 31, 2014.  These meetings resulted in the Compensation Committee and the Board receiving specific feedback on compensation and other corporate governance issues.  The feedback provided was extremely valuable in helping us to better understand the concerns our stockholders have regarding our compensation practices and aided us in structuring our 2015 compensation.

As a result of these meetings, the Compensation Committee has taken several actions to better align our corporate governance practices with the expectations of our stockholders.  These changes include:

•                  Reducing target annual cash incentive levels.

•                  Maintaining long-term incentives as the largest percentage of executive compensation.

•                  Instituting a long-term equity plan where awards are tied to total shareholder return.

•                  Moving to double-trigger restricted stock awards to executives so that the awards do not vest after a change in control unless the recipient is terminated.

•                  Amending Mr. Cooper’s employment agreement regarding termination for “Good Reason” based on the failure to elect him Chairman.

•                  Offering a proposal to provide for the right of stockholders to call a special meeting.

•                  Revising the scope of engagement of TCF’s compensation consultant to focus exclusively on compensation-related matters for the Compensation Committee and discontinue any general benefits consulting for TCF.

We appreciate the opportunity to engage with our stockholders on these very important issues, and believe that the changes made in 2015 further align the interests of our executives with the long-term interests of our stockholders, while providing competitive compensation to executives that links pay with performance goals that will promote improved stockholder value.

Finally, we want to thank you for making TCF part of your investment portfolio. You can be confident in our commitment to deliver quality service to both our customers and our stockholders.

Sincerely,

TCF Board of Directors

TCF FINANCIAL CORPORATION

200 Lake Street East

Wayzata, MN 55391-1693

(952) 745-2760

March 11, 2015

Dear Stockholder:

You are invited to attend TCF Financial Corporation’s Annual Meeting of Stockholders at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, on April 22, 2015, at 4:00 p.m. local time.

At the Annual Meeting you will be asked to elect 15 Directors.  You will also be asked to approve the TCF Financial 2015 Omnibus Incentive Plan and amendments to TCF’s Certificate of Incorporation that give stockholders the right to call a special meeting.  You will also be asked to give advisory (non-binding) votes to approve executive compensation and to ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accountants for 2015.  The Board of Directors recommends that you vote “FOR” each of these proposals.

You will also be asked to vote on two stockholder proposals at the meeting, if properly presented.  The Board of Directors recommends that you vote “AGAINST” each of these stockholder proposals.

Your vote is important, regardless of the number of shares you own.  I urge you to vote now, even if you plan to attend the Annual Meeting.  We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of stockholders who are eligible to vote at the Annual Meeting, which instructs stockholders how to access TCF’s proxy materials and vote their shares of TCF common stock online.

If you are sent this Notice but would prefer to receive the traditional printed proxy materials free of charge, please follow the instructions on the Notice to request the printed materials via U.S. mail.  If you received the traditional printed proxy materials in lieu of the Notice, you may vote your TCF shares online, by telephone, or by mail by following the instructions on the proxy card.  If you received more than one proxy card, please vote each card.

Finally, if you plan to attend the Annual Meeting, please bring a valid form of photo identification.

Sincerely,

William A. Cooper
Chairman and Chief Executive Officer

TCF FINANCIAL CORPORATION

200 LAKE STREET EAST

WAYZATA, MN 55391-1693

(952) 745-2760

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of TCF Financial Corporation (“TCF”) is scheduled as shown below:

Date:	April 22, 2015
Time:	4:00 p.m. local time
Place:	Marriott Minneapolis West
9960 Wayzata Boulevard
St. Louis Park, MN 55426

Meeting Agenda

1.     Elect 15 Directors, Each to Serve a One-Year Term;

2.               Approve the TCF Financial 2015 Omnibus Incentive Plan;

3.               Approve an Amended and Restated Certificate of Incorporation to Provide Stockholders with the Right to Call a Special Meeting;

4.               Vote on a Stockholder Proposal, if properly presented, Regarding Proxy Access;

5.               Vote on a Stockholder Proposal, if properly presented, Regarding Severance;

6.               Advisory (Non-Binding) Vote to Approve Executive Compensation as disclosed herein (“Say on Pay”);

7.               Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2015; and

8.     Other business properly brought before the Annual Meeting, if any.

You are entitled to vote at the Annual Meeting if you owned TCF common stock at the close of business on February 23, 2015.  If you plan to attend the Annual Meeting, please bring a valid form of photo identification.

Whether or not you plan to attend the Annual Meeting, we urge you to vote now to make sure there will be a quorum for the Annual Meeting.  You may access TCF’s proxy materials and vote your shares online by following the instructions on the Notice.  If you receive a proxy card, you may vote your shares online, by telephone, or by mail by following the instructions on your proxy card.  You may revoke your proxy by submitting another timely proxy, by notifying the Corporate Secretary of TCF in writing before your shares are voted at the Annual Meeting, or by voting your shares in person at the Annual Meeting.  If you hold shares through a broker or other nominee, please follow the voting instructions provided to you by that broker or other nominee.

TCF is making its Proxy Statement for the 2015 Annual Meeting of Stockholders and its 2014 Annual Report to Stockholders available through the Investor Relations section of TCF’s website at http://ir.tcfbank.com.  A free webcast of the Annual Meeting also will be available at http://ir.tcfbank.com on Wednesday, April 22, 2015, at 4:00 p.m. local time.

By Order of the Board of Directors,

William A. Cooper
Chairman and Chief Executive Officer

Wayzata, Minnesota

March 11, 2015

Page

About the Annual Meeting	1
Proposal 1: Election of Directors	4
Corporate Governance	7
Director Compensation	16
Ownership of TCF Stock	18
Section 16(a) Beneficial Ownership Reporting Compliance	21
Background of Executive Officers Who Are Not Directors	22
Compensation Discussion and Analysis	23
Compensation Committee Report	42
Executive Compensation	43
Equity Compensation Plans Approved by Stockholders	56
Proposal 2: Approve the TCF Financial 2015 Omnibus Incentive Plan	56
Proposal 3: Approve an Amended and Restated Certificate of Incorporation to Provide Stockholders with the Right to Call a Special Meeting	64
Proposal 4: Vote on a Stockholder Proposal, if properly presented, Regarding Proxy Access	65
Proposal 5: Vote on a Stockholder Proposal, if properly presented, Regarding Severance	68
Proposal 6: Advisory (Non-Binding) Vote to Approve Executive Compensation	71
Proposal 7: Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2015	74
Audit Committee Report	74
Independent Registered Public Accountants	74
Additional Information	75
Appendix I – TCF Financial 2015 Omnibus Incentive Plan	76
Appendix II – Amended and Restated Certificate of Incorporation	97
Appendix III – Bylaws	98
Appendix IV – Reconciliation of GAAP to Non-GAAP Financial Measures	100

TCF FINANCIAL CORPORATION

200 LAKE STREET EAST

WAYZATA, MN 55391-1693

(952) 745-2760

PROXY STATEMENT

The Board of Directors (the “Board”) of TCF Financial Corporation (“TCF Financial,” “TCF,” “we,” “our” or the “Company”) requests your proxy for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”).  The proxy is being solicited on behalf of the Board and TCF.  The Annual Meeting is scheduled as shown below:

Date:	April 22, 2015
Time:	4:00 p.m. local time
Place:	Marriott Minneapolis West
9960 Wayzata Boulevard
St. Louis Park, MN 55426

The Notice of Internet Availability of Proxy Materials (the “Notice”) or, in some cases, this Proxy Statement and the accompanying form of proxy, will first be mailed on or about March 11, 2015.

ABOUT THE ANNUAL MEETING

What Proposals are on the Agenda for the Annual Meeting?

The Board unanimously recommends that stockholders take the following actions at the Annual Meeting:

Item		Board’s Recommendation
1.	Election of 15 Directors, Each to Serve a One-Year Term	Vote FOR
2.	Approval of the TCF Financial 2015 Omnibus Incentive Plan	Vote FOR
3.	Approval of the Amended And Restated Certificate of Incorporation to Provide Stockholders With the Right to Call a Special Meeting	Vote FOR
4.	Stockholder Proposal Regarding Proxy Access (if properly presented)	Vote AGAINST
5.	Stockholder Proposal Regarding Severance (if properly presented)	Vote AGAINST
6.	Non-Binding, Advisory Vote to Approve Executive Compensation (“Say on Pay”)	Vote FOR
7.	Ratification of the Appointment of the Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015	Vote FOR

Who is Permitted to Vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you owned shares of TCF’s common stock at the close of business on February 23, 2015 (the “Record Date”).  There were [167,923,988] shares of TCF common stock outstanding on the Record Date.  Each share of TCF common stock you owned as of the Record Date entitles you to one vote on each proposal at the Annual Meeting.

You may vote “FOR” or “WITHHOLD” with respect to each nominee for Proposal 1.  With respect to all other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Stockholders of Record.  If your shares of TCF common stock are registered directly in your name, then you are considered the stockholder of record with respect to those shares and you may grant your proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting.

“Street Name” Holders.  If your shares are held in a stock brokerage account or by any other nominee, then you are considered the beneficial owner of those shares, which are said to be held in “street name.”  As the beneficial owner, you may direct your broker or other nominee how to vote your shares using the voting instructions provided to you by that broker or other nominee.  You may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee.

How is a Quorum Determined?

A majority of the shares of TCF common stock outstanding as of the Record Date must be present in person or by proxy at the Annual Meeting in order to have a quorum.  Broker non-votes (described below) of your shares are counted toward the quorum requirement.  If you vote by proxy before the Annual Meeting but decide to withhold authority or abstain on one or more proposals, you are counted as being present at the Annual Meeting and your shares count toward the quorum requirement but will not be deemed to have been voted in favor of such proposal(s).

How do I Vote?

Stockholders of Record.  In addition to voting your shares in person at the Annual Meeting, you can also vote your shares of TCF common stock in advance of the Annual Meeting by submitting a proxy to TCF using one of the following options:

•	online using the instructions for Internet voting shown on the Notice or proxy card(s);
•	by telephone using the instructions for telephone voting shown on the proxy card(s); or
•	by mail by marking the proxy card(s) with your instructions and then signing, dating and returning the proxy card(s) in the enclosed return addressed envelope.

The individuals designated as proxies on a proxy submitted to TCF will vote your shares based on your instructions.  If you submit your proxy card(s) to TCF, but do not give instructions as to any or all of the proposals, your proxies will vote in accordance with the Directors’ recommendations for each proposal for which you do not provide instructions.  If any other business comes before the Annual Meeting, your proxies will vote your proxy according to their own judgment.

“Street Name” Holders.  You must follow the voting instructions provided by your broker or other nominee.  Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold your shares in “street name” have the authority to vote shares for which they do not receive instructions on all routine matters submitted for approval at the Annual Meeting.  In the absence of your specific instructions as to how to vote, your broker will not have authority to vote on the matters considered non-routine, which include all actions other than Proposal 7, the Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2015.  Investors who hold their stock in “street name” are invited to attend the Annual Meeting; however, you must obtain a legal proxy from the stockholder of record (your broker or other nominee) in order to vote your shares in person at the Annual Meeting.

Annual Meeting Webcast.  Only stockholders who attend in person may vote during the Annual Meeting.  Stockholders listening to the Annual Meeting via webcast are not able to vote during the Annual Meeting.  If you plan to listen to the Annual Meeting via webcast, please vote in advance by proxy by following the instructions set forth on the Notice or proxy card(s).

Notice.  You may not vote by filling out and returning the Notice.  The Notice identifies the items to be voted on at the Annual Meeting and provides instructions on how to access TCF’s proxy materials and submit your vote, but you cannot vote by marking the Notice and returning it.

I Have Already Voted my Proxy, May I Revoke it and Vote at the Annual Meeting?

Yes, your proxy is revocable and is automatically revoked if you submit a new proxy or vote.  You can vote your shares at the Annual Meeting by written ballots available at the Annual Meeting, even if you voted them in advance by proxy.  However, if your shares are held in “street name” by a broker or other nominee, you must bring with you to the Annual Meeting a legal proxy from them showing you as the owner.  Stockholders who listen to the Annual Meeting via the webcast will not be able to revoke proxies or vote at the Annual Meeting via the webcast.

What is the Vote Required for Approval?

For Proposal 1, the election of Directors, the 15 candidates who receive the most votes (a “plurality”) will be elected; provided, however, that any Director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall immediately offer his or her resignation to the Board, which will then decide whether to accept the resignation.  For Proposal 3, approval requires the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting.  All other proposals must be approved by a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting.

What is a “Broker Non-Vote” and What is the Effect of Broker Non-Votes and Abstentions?

A “broker non-vote” occurs when your broker or other institution holding title to your shares as your nominee (in “street name”) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from you.  Generally, if a broker returns a “non-vote” proxy with respect to a proposal, then the shares covered by such a “non-vote” proxy will be counted as present for purposes of determining a quorum, but will not be counted in determining the outcome of the vote on that matter at the Annual Meeting.  In the absence of specific instructions from you, your broker or other institution holding title to your shares as nominee will not have discretion to vote on any matters at the Annual Meeting other than Proposal 7, the Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2015.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining a quorum, but will not be deemed to have voted for such proposal.  Because shares voted “ABSTAIN” are counted as entitled to vote on a proposal, abstentions will have the same effect as a vote against the proposal.

Who Pays for the Expenses Related to Proxy Solicitation?

TCF is paying all costs of solicitation.  Proxies may be solicited on TCF’s behalf by Directors, officers or employees in person or by telephone, electronic transmission, mail or facsimile.  Directors, officers and employees will not receive any additional compensation for such services.  TCF will, upon request, reimburse brokerage firms and other nominees for their reasonable expenses incurred for forwarding solicitation materials to beneficial owners of TCF common stock.  TCF has also retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for an estimated fee of $15,000, plus out-of-pocket expenses.

Who Will Count the Votes?

A representative of Broadridge Financial Solutions, Inc., TCF’s tabulation agent, will tabulate the votes and act as the independent inspector of election.

Are There Any Requirements to Attend the Annual Meeting?

Yes, holders of TCF common stock will be permitted to attend the Annual Meeting upon presentation of a valid form of photo identification.  Additionally, if your shares are held in “street name” by a broker or other nominee, we request that you bring with you to the Annual Meeting a legal proxy from them showing you as the owner, in addition to a valid form of photo identification.

May Stockholders Submit Proposals or Nominate Directors for This Annual Meeting?

Prior to the respective deadlines, stockholders are permitted to submit proposals or to nominate Directors to be acted on at the Annual Meeting.  The deadline for stockholders to submit proposals or a Director nomination for inclusion in this Proxy Statement was November 12, 2014, and the deadline to submit proposals or nominations not to be included in this Proxy Statement was February 21, 2015.

What is TCF’s Policy on Stockholder Nominations?

Please refer to “Corporate Governance – Director Nominations” below for a description of TCF’s policy on stockholder nominations.

PROPOSAL 1:  ELECTION OF DIRECTORS

Each Director listed below has been nominated by the Board for election to a one-year term.  Unless instructed otherwise by the person submitting the proxy, all proxies received will be voted in favor of the Nominees listed in the following table.  All Nominees agree they will serve if elected.  However, if any Nominee is unable to serve or for good cause will not serve, a proxy submitted to TCF may be voted for a replacement nominee by your proxies as recommended by the Compensation Committee or the Board.

Name	Position(s) with TCF Financial	Age	Director Since *

Peter Bell	Director	63	2009
William F. Bieber	Director	73	1997
Theodore J. Bigos	Director	62	2008
William A. Cooper	Director, Chairman and Chief Executive Officer	71	1987
Thomas A. Cusick	Director	70	1988
Craig R. Dahl	Director, Vice Chairman and Executive Vice President	60	2012
Karen L. Grandstrand	Director	60	2010
Thomas F. Jasper	Director, Vice Chairman and Executive Vice President	46	2012
George G. Johnson	Director	72	1998
Richard H. King	Director	59	2014
Vance K. Opperman	Director	72	2009
James M. Ramstad	Director	68	2011
Roger J. Sit	Director	53	2015
Barry N. Winslow	Director	67	2008
Richard A. Zona	Director	70	2011

*  Excludes Director service with subsidiaries, predecessor companies or companies merged with TCF Financial.

Each Nominee’s qualifications and contributions made to the Board were considered before each individual was nominated for election at the Annual Meeting.  We believe that each Director brings unique abilities and insights and that the Board is comprised of a strong and diverse group of Directors.  In addition, two new members have joined the Board over the past year.  Mr. King brings extensive technology experience to the Board and Mr. Sit brings a wealth of financial services experience.

Recommendation of the Board.  The Board unanimously recommends that stockholders vote “FOR” all of the Nominees listed above.

Background of the Nominees

The following describes at least the last five years of business experience of each Nominee proposed for election as a Director, as well as the specific experience, qualifications, attributes or skills that led to the conclusion that the Nominee should serve as a Director of TCF.  The descriptions also include any other directorships at public companies held during the past five years by the Nominees.  There is no family relationship between any of the Nominees or executive officers of TCF Financial.

PETER BELL has been a Director of TCF Financial since 2009 and is currently the Chair of the BSA (Bank Secrecy Act) and Compliance Committee, and a member of the Compensation, Nominating, and Corporate Governance Committee (the “Compensation Committee”), Finance Committee, and Risk Committee.  Since December 2010, Mr. Bell has served as Senior Advisor to the Center of the American Experiment, a public policy institution.  From 2003 until December 2010, he was the chair of the Metropolitan Council, a regional agency serving the Minneapolis/St. Paul metropolitan area, that operates the bus, wastewater, and parks systems, and administers funds for affordable housing opportunities, and he was responsible for strategic long-range growth planning for the Minneapolis/St. Paul metropolitan area.  He was executive vice president at Hazelden Publishing and Educational Services from 1999 to 2002 and Executive Vice President of Corporate Community Relations at TCF National Bank, a wholly-owned national bank subsidiary of TCF Financial (“TCF Bank”), from 1994 to 1999.  He was the co-founder and executive director of the Institute on Black Chemical Abuse and has authored and published numerous books on chemical dependence.  He is a former member of the Board of Regents of the

University of Minnesota, serves as the chair of the American Refugee Committee, and serves on the board of directors of the Friends of Education, the Greater Twin Cities United Way, and many other local and national social and civic organizations.  In addition to unique management experience in the public and private sectors, Mr. Bell contributes his extensive experience in government affairs to the Board.  As a bank holding company regulated by several federal agencies, TCF has numerous dealings with regulatory bodies, and Mr. Bell’s expertise in dealing with a wide variety of state and federal regulators is very helpful in Board deliberations that involve TCF’s regulatory relationships.

WILLIAM F. BIEBER has been a Director of TCF Financial since 1997 and is currently a member of the BSA and Compliance, Compensation, Executive, Finance, and Risk Committees.  He is currently Chairman of the Board of ATEK Companies, Inc., a Minnesota-based organization supplying various products to the commercial, medical, and industrial marketplace, a position he has held since 1984.  As the Chief Executive Officer and owner of Acrometal Products, a position he first held in 1973, Mr. Bieber acquired numerous manufacturing and production entities, expanding the business that would become the ATEK family of companies.  He previously served as President of the Board of Hammer Residences Inc. and as a cabinet member to the Minneapolis United Way.  In these roles, Mr. Bieber obtained years of management experience and financial expertise.  The Board especially values his extensive experience in starting, acquiring and growing businesses.  TCF attempts to run its business lines with an entrepreneurial spirit, and Mr. Bieber’s knowledge of how to turn a product concept into a profitable business venture benefits Board discussions regarding products and strategic initiatives.

THEODORE J. BIGOS has been a Director of TCF Financial since 2008 and is currently a member of the Compensation, Finance, and Risk Committees.  He is the owner of Bigos Management, Inc., an apartment ownership and management firm located in Minnesota, and he has been involved in the ownership or operation of apartment complexes for over 40 years.  As TCF’s primary businesses include both residential and commercial lending, Mr. Bigos’ unique experience in long-term management of an apartment conglomerate and corresponding knowledge of the real estate markets make him a valuable contributor to the Board.

WILLIAM A. COOPER has been a Director and the Chairman of the Board of TCF Financial since its formation in 1987.  He has served as the Chief Executive Officer (“CEO”) of TCF Financial since July 2008 and also served as CEO from 1987 until his temporary retirement on December 31, 2005.  Mr. Cooper continued to serve as non-executive Chairman of TCF Financial during his brief retirement.  He has also been the Chairman and Chief Executive Officer of TCF Bank since August 2012 and was the Chief Executive Officer of TCF Bank from 1985 to 1993.  He is a director and controlling shareholder of C Financial Corporation, the holding company of Cooper State Bank.  Cooper State Bank is a state bank organized under the laws of the State of Ohio.  Mr. Cooper’s key attributes are his leadership skills and the experience gained through his long career in the banking industry and his 30-plus year tenure at TCF.  Mr. Cooper’s demonstrated ability to lead the Board in deliberations on a wide variety of topics in various economic cycles has been critical to the successful functioning of the Board.

THOMAS A. CUSICK has been a Director of TCF Financial since 1988 and is currently a member of the Audit, Finance, Risk, and Technology Committees.  He was Chief Operating Officer of TCF Financial from 1997 to 2002 and Vice Chairman from 1993 to 2002.  Mr. Cusick also served as President of TCF Financial from its formation in 1987 until 1993 and as Chief Executive Officer of TCF Bank from 1993 to 1996.  Mr. Cusick retired as an executive of TCF Financial in 2002.  Mr. Cusick contributes unique knowledge to the Board obtained during his 40-plus year career in banking with a special focus on retail banking and technology.  Mr. Cusick’s combination of retail and information technology experience is invaluable when the Board deals with issues involving TCF Bank’s extensive information technology service requirements.  In the current environment of rapidly-changing information technology, Mr. Cusick’s experience with the Company and familiarity with addressing challenges in retail banking areas is important to Board deliberations.

CRAIG R. DAHL has been a Director of TCF Financial since January 2012 and is currently a member of the Technology Committee.  He has been Vice Chairman and Executive Vice President of the Company since January 1, 2012 and has held the position of Executive Vice President of TCF Financial since 1999.  Mr. Dahl also holds leadership positions with many of TCF’s wholly-owned lending subsidiaries, including Chairman of TCF Inventory Finance, Inc. since 2008, Chairman and Chief Executive Officer of Winthrop Resources Corporation since 2003, and Chairman of Gateway One Lending and Finance, LLC since 2011.  Mr. Dahl’s expertise in lending and the specialty finance industry enables him to make meaningful contributions during Board discussions.

KAREN L. GRANDSTRAND has been a Director of TCF Financial since 2010 and is currently the Chair of the Risk Committee and a member of the Audit, Compensation, Executive, and Finance Committees.  She is a shareholder in the Minneapolis law firm of Fredrikson & Byron, P.A. and chair of the firm’s Bank and Finance Group.  Prior to joining the firm in 1999, Ms. Grandstrand was Senior Vice President of the Banking Supervision and Risk Management Departments at the Federal Reserve Bank of Minneapolis, where she worked from 1985 to 1999.  She served as a director of Thrivent Financial Bank from 2006 to 2010 and has also served as a director for various Minnesota civic and educational entities.  Ms. Grandstrand’s unique contribution as a Director is her insight into the regulatory environment in which TCF operates and expertise in regulatory compliance.  As the banking industry is highly regulated, her knowledge and skills are invaluable to the Board’s decision making.

THOMAS F. JASPER has been a Director of TCF Financial since January 2012 and has served as Vice Chairman and Executive Vice President of TCF Financial since January 1, 2012.  He was the Executive Vice President and Chief Financial Officer of TCF Financial from 2007 to 2011.  From 2001 through 2007, Mr. Jasper served in various leadership positions, including chief financial officer, with TCF’s wholly-owned subsidiaries.   Prior to joining TCF, he held various positions at KPMG LLP, last serving as a Senior Manager.  From 2008 through February of 2015, Mr. Jasper served on the Board of Directors of CommonBond Communities (“CBC”), the largest non-profit developer of affordable housing in the Midwest.  The last two years of his Board tenure at CBC he served as Board Chair.  With his extensive financial, operational and risk management background and expertise, Mr. Jasper provides an important level of insight to the Board and its review of the Company’s financial statements.

GEORGE G. JOHNSON has been a Director of TCF Financial since 1998 and is currently a member of the Audit, BSA and Compliance, Finance, and Risk Committees.  Mr. Johnson is a certified public accountant and Managing Director of George Johnson & Company, a certified public accounting firm which he founded in 1971, and George Johnson Consultants, a consulting firm which he founded in 1995.  He is the treasurer and a board member serving as the chair of the finance committee of the American Alliance of Museums, which has over 3,800 member organizations, and serves as a director for various civic and educational organizations in the Detroit, Michigan area.  In addition to management and entrepreneurial experience, Mr. Johnson contributes accounting expertise to the Board grounded in his 40-plus year career as a certified public accountant.  The Board is focused on the integrity of TCF’s financial statements, as a public financial services company, and Mr. Johnson’s financial acumen is invaluable in the Board’s reviews.

RICHARD H. KING has been a Director of TCF Financial since 2014 and is currently the Chair of the Technology Committee and a member of the Audit, Finance, and Risk Committees.  He is the Executive Vice President & Chief Operating Officer for Technology at Thomson Reuters Corporation, a global provider of intelligent information, a position he has held since 2012.  Mr. King has been with Thomson Reuters since 2000 serving in various positions of leadership including Chief Technology Officer of Thomson Reuters Professional Division and Executive Vice President and Chief Operating Officer of Thomson West from 2008 to 2012.  Mr. King’s extensive technology experience in the information industry is unique to the Board, and allows him to provide special insights with respects to TCF’s information technology and information security issues.

VANCE K. OPPERMAN has been a Director of TCF Financial since 2009 and Lead Director since January 2014.  He is currently the Chair of the Compensation Committee and a member of the Audit, Executive, Finance, Risk, and Technology Committees.  He is President and Chief Executive Officer of Key Investment, a private investment company involved in publishing and other activities, a position he has held since 1996.  From 1993 to 1996, he was President of West Publishing Company, a provider of legal and business information research now owned by Thomson Reuters.  He has served on the Board of Directors for Thomson Reuters since 1996, has been Lead Director since 2013, and is currently the chair of the audit committee for that board.  He also served on the Board of Directors of Blue Cross Blue Shield of Minnesota until June 2014.  Mr. Opperman’s background in executive management and expertise in finance make him a valuable member of the Board.  The legal skills he acquired as an attorney and as the president of a large public company in the legal publishing business are useful in the Board’s discussions of legal risk and regulatory issues.  As president of West Publishing, Mr. Opperman acquired managerial and analytical skills which enable him to provide valuable insight to Board discussions.  In addition, Mr. Opperman’s experience in the healthcare industry is unique to the Board, and allows him to provide special insights with respect to TCF’s healthcare and medical benefits issues.

JAMES M. RAMSTAD has been a Director of TCF Financial since October 2011 and is currently a member of the BSA and Compliance, Finance, and Risk Committees.  He served nine terms as Minnesota Congressman in the U.S. House of Representatives from 1991 to 2009, during which time he was a member of the House Ways and Means Committee, Health and Trade Subcommittees, and Chairman of the IRS Oversight Subcommittee.  Mr. Ramstad is currently a Senior Policy Advisor to the National Association of Drug Court Professionals, Senior Advisor to alliantgroup, LLC, a provider of specialty tax services, and a Director of the National Center on Addiction at Columbia University.  After retiring from Congress in 2009, Mr. Ramstad was a teaching fellow at the Harvard University Kennedy School of Government.  He is also the founder of the Ramstad Recovery Fund of the Minneapolis Foundation, which provides grants for treatment of veterans suffering from addiction.  Mr. Ramstad’s service as a United States Congressman brings a wealth of knowledge and experience in political, legislative, and governmental affairs to the Board.

ROGER J. SIT has been a Director of TCF Financial since January 2015 and is currently a member of the Audit, Finance, and Risk Committees.  He is the CEO, Global Chief Investment Officer and a Director of Sit Investment Associates, a privately-owned institutional investment management firm, positions he has held since 2008, and has been at Sit Investment in various positions since 1998.  Mr. Sit has nearly twenty-five years of financial services experience.  He currently serves on the boards of Convergent Capital, the Minneapolis Institute of Arts, the University of Minnesota Outreach, Research and Education Development LLC, and the McKnight Foundation.  As a CEO of a successful investment management firm, Mr. Sit has acquired managerial and analytical skills which enable him to provide valuable insight to the Board.

BARRY N. WINSLOW has been a Director of TCF Financial since 2008 and is currently a member of the Finance Committee.  Mr. Winslow served as Vice Chairman, Corporate Development of TCF Financial from January 2012 until  his retirement in July 2014, and had been a Vice Chairman of TCF since 2008.  Prior to his retirement, Mr. Winslow had held various leadership positions with TCF and its subsidiaries since 1993, with the exception of January 2008 to July 2008.  During that time, Mr. Winslow was a financial consultant for several banks, including TCF, with a primary focus on advice, analysis, and strategic plan input related to mergers and acquisitions, as well as strategies for non-performing asset dispositions.  He has served as a director of Cooper State Bank since 2005 and Sit Mutual Funds since 2010.  Mr. Winslow has also served as an adjunct professor of finance at several universities, including Ohio State, Cincinnati, Xavier, and North Texas.  Mr. Winslow has extensive knowledge of the banking industry, with an emphasis in commercial lending, which he obtained through his distinguished career.  This knowledge and his experience as an advisor and former employee of TCF make him a valuable member of the Board.

RICHARD A. ZONA has been a Director of TCF Financial since 2011 and is currently the Chair of the Finance Committee and a member of the Audit, Compensation, Executive, and Risk Committees.  Mr. Zona held the position of Vice Chairman of Wholesale Banking and Wealth Management for U.S. Bancorp from 1996 until his retirement in 2000.  He joined U.S. Bancorp in 1989 as Executive Vice President and Chief Financial Officer, and from 1991 to 1996 served as Vice Chairman and Chief Financial Officer of U.S. Bancorp.  Mr. Zona practiced as a certified public accountant with Ernst & Young from 1970 to 1989 and was admitted to partnership in 1979.  While at Ernst & Young, Mr. Zona served as National Director of the firm’s financial institutions practice.  He has served on the boards of ING Direct Bank fsb (USA), New Century Financial Corporation from 2000 to 2007, Piper Jaffray Companies from 2004 to 2005, Polaris Industries Inc. from 2000 to 2007, and ShopKo Stores Inc. from 2003 to 2006.  Mr. Zona contributes extensive management, finance, and accounting experience from his lengthy career in the financial services industry.  In addition, his knowledge of the challenges facing financial institutions is particularly useful to the Board given the current climate.

CORPORATE GOVERNANCE

TCF has established and operates within a comprehensive plan for membership, independence, committee membership, and ethical conduct of the Board.  TCF’s Corporate Governance Guidelines provide the criteria used by TCF to make its independence determination for each Director.  The Corporate Governance Guidelines are available on TCF’s website at https://www.tcfbank.com/resources/images/5956.pdf.

TCF’s corporate governance policies recognize the importance of sound governance practices in the financial services industry.  The Board currently consists of 16 members.  Upon the retirement of Director Raymond L. Barton, the Board will be reduced to 15 members immediately prior to the Annual Meeting.  The number of Directors is determined by the Board from time to time and may range in size from 7 to 25 members. The Board typically meets at least quarterly in January, April, July, and October.

TCF’s Board has seven committees:  Audit; BSA and Compliance; Compensation, Nominating, and Corporate Governance; Executive; Finance; Risk; and Technology.  Directors are elected by a plurality vote of the stockholders, provided that, in an uncontested election, any Director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall immediately offer his or her resignation to the Board.  The Board will then decide whether to accept the resignation.

Director Nominations

The Compensation Committee, which consists entirely of independent Directors as determined by the Board under applicable rules, is responsible for the nomination of Director candidates.  On January 23, 2015, the Board approved the Director Selection Policy to formalize the process by which the Compensation Committee will identify and nominate Director candidates and the criteria that the Compensation Committee will utilize to evaluate such candidates.  The Director Selection Policy is available on TCF’s website at https://www.tcfbank.com/about-tcf_corporate-governance_director-selection-policy.aspx.

The Compensation Committee will identify Director candidates based on suggestions from current Directors and senior management, recommendations from stockholders and the use of a search firm, if necessary.  TCF has not, to date, paid any fees to any firm in connection with locating or evaluating any Director candidates.  The Compensation Committee will then review the candidate’s qualifications to determine which candidates best meet the following criteria:  integrity, maturity and judgment, experience and reputation, collegiality, expertise, commitment, independence and diversity.  The candidates that best meet these criteria will then be interviewed by the Chair of the Compensation Committee, another committee member and the CEO.  Once the Compensation Committee selects a candidate, it provides the Board with a recommendation and the Board will then either formally nominate the candidate for election at an annual meeting or appoint the candidate to fill a current vacancy.

Stockholders may also submit nominations to the Compensation Committee for consideration at next year’s Annual Meeting prior to the deadlines set forth below under “Additional Information – How Can Stockholders Submit Proposals and Nominate Directors for Next Year’s Annual Meeting?”  Any such nomination should include the information specified in Article II, Section 13 of TCF’s Bylaws, a copy of which may be obtained from the Company’s Corporate Secretary at 200 Lake Street East, Mail Code EX0-01-G, Wayzata, MN 55391-1693.  Nominations should be mailed to the attention of the Compensation, Nominating, and Corporate Governance Committee, c/o TCF’s Corporate Secretary at the TCF address provided above.  The Compensation Committee will evaluate all recommended nominees, including those submitted by stockholders, based on the criteria set forth above.

Board Leadership Structure and the Board’s Role in Risk Oversight

TCF’s independent lead Director (the “Lead Director”) serves as the liaison between the Chairman and the independent Directors.  The Lead Director works with management to determine the information and materials that are provided to Board members.  The Lead Director also consults with the Chairman on other such matters as are pertinent to the Board and the Company and is available for direct communication and consultation with regulators upon request.  TCF’s Lead Director chairs the Board meetings when the Chairman is not present, which includes the executive sessions of the Board for only the independent Directors, and has the authority to call meetings of the independent Directors.  The Lead Director is elected annually by the independent members of the Board.  In January 2015, Vance K. Opperman was elected Lead Director.

Mr. Cooper currently serves as both the CEO of the Company and Chairman of the Board.  TCF believes that having both a combined Chairman and CEO and an independent Lead Director currently provides the best board leadership structure for TCF.  This structure, together with TCF’s other good corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company.  Specifically, Mr. Cooper proposes strategic priorities to the Board, and with input from the Lead Director, communicates the Board’s guidance to management and is ultimately responsible for implementing the Company’s key strategic initiatives.

The Board believes that this leadership structure is appropriate given TCF’s characteristics and present circumstances.  Having both a combined Chairman and CEO and a Lead Director facilitates the retention of Mr. Cooper, a strong Chairman and CEO under whose leadership the Company has achieved continued success, particularly in the context of the difficult environment in which TCF has been operating.  This leadership structure provides the Board with a leader with great substantive knowledge of the Company, and the financial industry generally, while having a Lead Director to act as a single voice for the independent Directors and to lead the Board when the Chairman and CEO is unavailable.  The Board believes this structure provides value for the Company’s stockholders.

TCF has had a combined Chairman and CEO in place most of the time since the Company’s inception.  While the possibility exists that the Board would separate the roles of Chairman and CEO in the future under appropriate circumstances, such as in connection with a management succession, the Board believes that separating the roles at this time would be detrimental to Company performance.

The Board believes that the current arrangement also provides for adequate independent oversight of the Company.  The Company places a significant emphasis on Board independence.  Currently, 12 of the Board’s 16 members (75%) meet the independence requirements under NYSE rules and the Company’s own independence requirements.  Upon the retirement of Mr. Barton immediately prior to the Annual Meeting, the Board will have 11 of 15 members (73%) who meet the independence requirements.  These independent Directors regularly meet in executive session without management present.  Each member of the Board’s Audit, BSA and Compliance, Compensation, Finance, and Risk Committees is independent and, in addition to the Chairman and Lead Director, serve in oversight roles.  Through the Audit, Compensation and Risk Committees, the Board is actively involved in oversight of risk, compliance, potential conflicts of interest and related party transactions, and business results.  The Compensation Committee is also specifically responsible for an annual review of the CEO’s performance and compensation.  Since all Board members have complete access to management and outside advisors, the Chairman and Lead Director are not the only sources of information for the Board.

Communications With Directors

The Board has provided a process for stockholders and other interested parties to communicate directly with the Lead Director, any other Director, the full Board, or with independent Directors as a group, and the process is disclosed on TCF’s website at https://www.tcfbank.com/about-tcf_corporate-governance_communications-with-directors.aspx.

Regular Separate Non-Employee Director Meetings

The non-employee Directors, all of whom are independent under NYSE rules as of the date of this Proxy Statement, meet independently in executive sessions following the regularly scheduled meetings of the Board.  The Lead Director presides over each executive session.

Code of Ethics

TCF has adopted a Senior Management Code of Ethics applicable to the Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”), and Principal Accounting Officer (“PAO”), as well as a code of ethics generally applicable to all officers (including the PEO, PFO, and PAO), Directors, and employees of TCF (the “Code of Ethics”). The Code of Ethics and Senior Financial Management Code of Ethics are both available for review on TCF’s website at https://www.tcfbank.com/about-tcf_corporate-governance_code-of-ethics-policy.aspx and https://www.tcfbank.com/about-tcf_corporate-governance_code-of-ethics-senior-financial-management.aspx, respectively.  Any changes to either code will be posted on the website, and any waivers of either granted to the PEO, PFO, PAO, or any Director will be posted on TCF’s website.  To date, there have been no waivers of either code granted to the PEO, PFO, PAO, or any Director.

Director Attendance

The business, property, and affairs of TCF are managed by or under the direction of the Board.  The Board met five times in 2014.  All Board members are expected to attend all committee meetings of which they are a member and are invited to attend meetings of committees of which they are not members.  During 2014, all Directors attended at least 75% of the combined meetings of the Board and the committees on which they served.  TCF requests Directors to attend the Annual Meeting if their schedules permit.  Thirteen Directors attended the 2014 Annual Meeting.

Board Committees, Committee Memberships, and Meetings in 2014

The following table identifies the principal responsibilities, number of meetings held in 2014, and the members for each of the standing Board committees (those which meet regularly) including those with audit, compensation, and nominating responsibilities.  Messrs. Cooper, Dahl, and Jasper are executive officers of TCF and do not serve on any of the standing Board Committees.  In addition to the committees reflected below, there is a duly-elected Executive Committee of the Board consisting of Mr. Cooper, Ms. Grandstrand, and Messrs. Barton, Bieber, Cusick (appointed January 2015), Opperman, Schwalbach (until his retirement from the Board in April 2014), and Zona.  The Executive Committee, which serves as a liaison between management and the Board, met once during 2014.

Committee	Principal Responsibilities	Members (*Chair)
Audit (1) (2) (3) 4 meetings in 2014

•         Oversee relationship with independent auditor

•         Oversee and review financial reporting and disclosure matters

•         Oversee compliance

•         Oversee internal audit function, including supervision and evaluation of the performance of the Chief Audit Executive

Barton Cusick Grandstrand Johnson * King Opperman Sit Zona
BSA and Compliance 6 meetings in 2014

•         Oversee BSA compliance, including reviewing reports on issues, trends, policies, processes, identification of risks, and other matters

•         Oversee TCF’s compliance efforts and programs designed to address relevant laws and regulations

•         Review reports on customer complaint activity

Bell * Bieber Johnson Ramstad
Compensation, Nominating, and Corporate Governance (1) (4) 9 meetings in 2014

•         Review, recommend, and approve personnel-related matters

•         Evaluate the performance of the Chief Executive Officer

•         Review, recommend, and approve executive compensation, including equity awards

•         Review, recommend, and approve Director nominations

•         Oversee corporate governance matters

•         Review management succession planning

•         Supervise the administration of benefit plans

Bell Bieber Bigos Grandstrand Opperman * Zona
Finance (1) (3) 5 meetings in 2014

•         Review and approve, and oversee the administration and effectiveness of, TCF’s financial risk management policies

•         Oversee stress testing framework developed by management

•         Review and approve stress test results for submission to regulators

•         Review financial strategies

•         Review capital planning, including dividend recommendations

•         Review merger, acquisition, and expansion activity

•         Review debt and equity issuance and retirement matters

Barton Bell Bieber Bigos Cusick Grandstrand Johnson King Opperman Ramstad Sit Winslow Zona *

Committee	Principal Responsibilities	Members (*Chair)
Risk (1) (3) 4 meetings in 2014

•         Oversee TCF’s Enterprise Risk Management Program

•         Oversee and consult with management regarding the Company’s risk appetite

•         Oversee TCF’s relationships with regulatory agencies

•         Oversee TCF’s risk management function, including an annual evaluation of the performance of the Chief Risk Officer

Barton Bell Bieber Bigos Cusick Grandstrand * Johnson King Opperman Ramstad Sit Zona
Technology (5) 1 meeting in 2014

•         Oversee TCF’s technology strategy

•         Review TCF’s technology risks and coordinate with management and other Board committees regarding TCF’s oversight of technology risk management and risk assessment guidelines and policies

Cusick Dahl King * Opperman

(1)       Mr. Schwalbach was Chair of the Audit Committee and a member of the Compensation, Finance, and Risk Committees until his retirement from the Board on April 23, 2014.

(2)             Mr. Barton became Chair of the Audit Committee in April 2014 following Mr. Schwalbach’s retirement from the Board and Mr. Johnson became Chair of the Audit Committee in February 2015.

(3)             Mr. Sit was appointed to the Audit, Finance and Risk Committees upon his election to the Board in January 2015.

(4)             Ms. Grandstrand and Mr. Zona were appointed to the Compensation Committee in January 2015.

(5)             The Technology Committee was established in November 2014.

Audit Committee

All members of the Audit Committee are listed above and are independent under the standards outlined below.  The Board has determined that Messrs. Barton, Cusick, Johnson, Opperman, Sit, and Zona are Audit Committee Financial Experts, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Exchange Act (“Regulation S-K”).  The Audit Committee operates under a formal charter that may be accessed at https://www.tcfbank.com/resources/images/5963.pdf.

Compensation, Nominating, and Corporate Governance Committee

All members of the Compensation Committee are listed above and are independent under the standards outlined below under “Director Independence and Related Person Transactions – How Does the Board Determine Which Directors Are Independent?” and under the additional compensation committee independence standards under Section 303A.02(a)(ii) of the NYSE Listed Company Manual.  Each member of the Compensation Committee also currently meets the requirements for an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Mr. Bell who is a former officer of TCF.  The Compensation Committee operates under a formal charter that may be accessed at https://www.tcfbank.com/resources/images/5959.pdf.

Scope of Authority.  Full authority is delegated from the Board to the Compensation Committee (or the Independent Subcommittee (defined below)) to act on the following matters without Board approval:

•                  Review and approve the Company’s compensation and benefits policies generally, including reviewing and approving any equity-based compensation.

•                  Review and approve the compensation of, and benefits for, the CEO and other executive officers.

•                  Review and approve management’s risk assessment of incentive compensation plans for the CEO, executive officers, and other appropriate employees of the Company.

•                  Determine if any deferral or clawback provisions for the CEO or other executive officers have been triggered and executed as required.

•                Prepare the Compensation Committee Report required by the Securities and Exchange Commission (the “SEC”) and NYSE rules to be included in the proxy statement, review and discuss the Compensation Discussion and Analysis (the “CD&A”) with management, and provide a recommendation to the Board regarding the inclusion of the CD&A in the Company’s proxy statement.

•                  Periodically review the Company’s management succession planning, in consultation with the CEO:

▪                  Review and approve any employment contracts and severance agreements with executive officers other than the CEO; and

▪                  Annually, review and approve the summary of perquisites for the CEO and review summaries of perquisites for the other senior executive officers.

•                  Supervise the administration of all TCF benefit plans, including:

▪                  Approval of amendments as needed (except where the amendment requires full Board approval);

▪                  Selection of trustees, funding agents, investment managers and other similar asset managers for the trust funds;

▪                  Exercise of all other administrative and interpretive authority under the plans; and

▪                  Exercise of all other responsibilities as provided in the plans.

Delegation of Authority.  The Compensation Committee may establish subcommittees from time to time, including an independent subcommittee consisting of some or all of the Compensation Committee members who are “outside directors” under Section 162(m) of the Code and are “non-employee directors” under Rule 16b-3 of the Exchange Act.  The Compensation Committee has delegated to an independent subcommittee consisting of each member of the Compensation Committee other than Mr. Bell (the “Independent Subcommittee”) all responsibility with regard to equity awards and performance-based compensation.  The Compensation Committee has the power to delegate such duties and authority to the subcommittees as it approves.

Use of Consultants.  The Compensation Committee has authority to retain consulting firms for the purpose of evaluating compensation and other compensation-related matters for TCF’s Directors, CEO and other executive officers.  The Compensation Committee has retained Towers Watson, principally to provide advice and peer group information, which the Compensation Committee considers when developing the terms of long-term incentive awards, incentive compensation plans, and overall compensation amounts for the executive officers named in the Summary Compensation Table (the “NEOs”).  For a discussion of services performed by Towers Watson for the Compensation Committee in 2014, see “2014 Payment of Named Executive Officers - Analysis of Tools the Compensation Committee Uses” in the CD&A.  During 2014, Towers Watson was paid approximately $127,664 for these services to the Compensation Committee.  Also, Towers Watson and its affiliates were paid $10,615 for providing additional services to the Company (and its affiliates) in 2014 in connection with broad-based health and welfare plans and the production of total compensation statements for all employees.  The decision to engage Towers Watson for the additional services was made by management.  The services were not approved by the Board as they were services of the type routinely performed by Towers Watson in the past.  In early 2014, TCF made the decision to no longer engage Towers Watson for general benefits consulting services, and decided that only the Compensation Committee will retain Towers Watson, and only for executive compensation-related services going forward.  Towers Watson has internal policies regarding conflicts of interest.  The Board affirmatively determined that no conflicts of interest have been raised in connection with the services provided by Towers Watson, and that Towers Watson was independent under Section 303A.05(c) of the NYSE Listed Company Manual.

Process for Determining Director Compensation.  The Compensation Committee generally meets in January, March, April, June, September, and December, with additional special meetings held as needed.  Director compensation is reviewed from time to time on an informal basis by the CEO and Chair of the Compensation Committee.  Their recommendations concerning any change in Director compensation are referred to the Compensation Committee (or the Independent Subcommittee) and the Board.

Compensation Committee Interlocks and Insider Participation.  Directors Barton (until January 2014), Bell (since July 2014), Bieber, Bigos, Opperman, and Schwalbach (prior to his retirement in April 2014) served on the Compensation Committee in 2014.  None of these Directors has ever served as an officer or employee of TCF or any of its subsidiaries, other than Mr. Bell who was an officer of TCF Bank from 1994 to 1999.  The Board has determined that all members of the Compensation Committee were independent for 2014 under standards outlined below and under Section 303A.02(a)(ii) of the NYSE Listed Company Manual.  Certain relationships with Directors are disclosed below under “What Transactions Were Considered Non-Material?” under the heading “Director Independence and Related Person Transactions.”

Director Independence and Related Person Transactions

How Does the Board Determine Which Directors are Independent?  Pursuant to NYSE listing standards, at least a majority of TCF Directors must be independent.  For a Director to be considered independent, the Board must make an affirmative determination that the Director has “no material relationship” with TCF.  The NYSE independence standards, as incorporated into the regulations of the SEC, identify certain transactions or relationships which automatically disqualify a Director from being considered independent.  In the case of transactions or relationships with a Director’s business, annual payments of more than the greater of $1.0 million or 2.0% of the gross revenues of the Director’s business are automatically disqualifying.

In addition, the Board has adopted the categorical standards listed below to assist it in determinations of independence.  The additional categorical independence standards are included in TCF’s Corporate Governance Guidelines, which may be accessed at https://www.tcfbank.com/resources/images/5956.pdf.  The Board deems transactions or relationships falling within a categorical standard listed below to automatically be non-material:

•                  Commercial Loans from TCF Bank Subject to Approval Under Federal Reserve Board Regulation O (“Regulation O”) (or Below Threshold Amounts) to a Director’s Business.  Loans, leases, and other extensions of credit from TCF Bank or a subsidiary to a Director’s company are not material if they are not automatically disqualifying under the NYSE independence standards, are subject to approval under Regulation O (or are for an amount less than that requiring approval under Regulation O), and TCF has not classified them as being in  default;

•                  Transactions or Relationships Which Are Beneath Certain Thresholds and Are Not Automatically Disqualifying.  Transactions or relationships between TCF and a Director, the Director’s related business, or any immediate family members of the Director are not material if they are not automatically disqualifying under the NYSE independence standards, and the transaction (including employment) amounts are not in excess of $120,000 in a calendar year;

•                  Retail Banking Relationships: Home Mortgages, Consumer Loans, and Retail Deposit Accounts.  Home mortgages, consumer loans and retail deposit accounts at TCF for a Director or immediate family members of the Director are not material if they are not automatically disqualifying under the NYSE independence standards and are on ordinary retail consumer terms and conditions; and

•                  Stockholder Ownership under 10%; Limited Partnerships; Service as Executive Officer.  A Director’s ownership of less than a 10% equity interest in a company, or a limited partnership interest in a company, is not sufficient to cause the company to be considered as an indirect interest of the Director for purposes of determining material business relationships between the Director and TCF.  However, a Director’s service as an executive officer of a company is sufficient to cause the company to be considered as an indirect interest of the Director for purposes of determining material business relationships between the Director and TCF, even if the Director has ownership of less than a 10% equity interest in such a company.

What Transactions Were Considered Non-Material?  During 2012 through 2014, TCF was a party to relationships with certain Directors, their related companies, or immediate family members, each of which was determined by the Board to be not material for purposes of Director independence.

Commercial Loans, Consumer Loans, and Retail Banking Accounts.  Each of the following transactions and relationships was reviewed by the Board and was determined to not constitute a material relationship for purposes of Director independence, based on the categorical standards described above:

•                  Mr. Bigos or his related companies had commercial loans or leases with TCF during 2012 through 2014;

•                  Messrs. Barton and Bigos or their related companies have, or had during 2012 through 2014, commercial deposit accounts with TCF; and

•                  The following Directors have, or had during 2012 through 2014, retail deposit accounts or consumer loans with TCF, all of which are on ordinary retail consumer terms and conditions:  Messrs. Barton, Bell, Bigos, Cooper, Cusick, Dahl, Jasper, Johnson, King, Sit, and Winslow.

All commercial loans and leases, and all home mortgages and consumer loans, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to TCF and do not involve more than the normal risk of collectability, nor do they present other unfavorable features.  All such loans and leases have been approved by the Board when required by Regulation O.

Related Person Transactions Involving Independent Directors.  Mr. King has been a member of the Board since his election in July 2014.  Thomson Reuters’ total revenues for the 12 months ended December 31, 2014 were $12.6 billion.  During 2014, the Company made payments to Thomson Reuters and its related entities in the ordinary course of business totaling $1.1 million under standard terms and conditions.  Based on its various agreements with Thomson Reuters, the Company expects to make aggregate payments for goods and services to Thomson Reuters of approximately $4.0 million from 2015-2017.  Mr. King’s only interest in these transactions is as an officer of Thomson Reuters.  The  Board  considered  these  payments  in  light  of  the  annual  revenue  of  Thomson  Reuters and Mr. King’s status as an officer of Thomson Reuters, and affirmatively determined (with Mr. King abstaining) that the payments were on ordinary market terms and would not impair the independent judgment of Mr. King.

Other Business Relationships Involving Independent Directors.  Each of the following additional transactions and business relationships was reviewed and was determined by the Board to be not material, either individually or in the aggregate, for purposes of Director independence:

•                  Several Directors are investors in C Financial Corporation, an Ohio corporation, which is the holding company of Cooper State Bank, a state bank organized under the laws of Ohio, of which Mr. Cooper is controlling shareholder.  In addition to Mr. Cooper, Messrs. Bigos, Stratton, and Winslow are shareholders in C Financial.  Messrs. Cooper, Stratton, and Winslow are also directors of both C Financial and Cooper State Bank.  During 2014, 2013 and 2012, Fredrikson and Byron, P.A., a law firm in which Ms. Grandstrand is a shareholder, provided legal services to C Financial in the amounts of $9,402, $56 and $894, respectively, and to Cooper State Bank in the amounts of $868, $4,509 and $4,110, respectively.  The Board has reviewed these relationships and affirmatively determined (with each Director abstaining from his or her own determination) that they do not constitute material relationships between each of the non-employee Directors, Mr. Bigos, Ms. Grandstrand, and Mr. Winslow, and TCF for purposes of Director independence because: these relationships are not so significant as to compromise their exercise of independent judgment as Directors; the relationships are not with TCF or TCF management; there are no material transactions between TCF and C Financial or Cooper State Bank; Cooper State Bank is not a competitor of TCF (its geographic market area does not overlap TCF’s); and the investments are not otherwise so significant as to compromise the Director’s exercise of independent judgment as a Director;

•                  During 2014, 2013 and 2012, Mr. Bell received payments and distributions from the TCF Financial Corporation Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) of $308,969, $266,324, and $225,629, respectively.  The Board has reviewed this relationship and affirmatively determined (with Mr. Bell abstaining) that it does not constitute a material relationship between Mr. Bell and TCF because such payments and distributions were for his prior service as an officer of TCF Bank and such payments and distributions were not contingent in any way on continued service;

•                  As discussed above, during 2014, 2013 and 2012, TCF made payments to Thomson Reuters’ related entities totaling $1.1 million, $350,849 and $382,851, respectively.  The Board considered these payments in light of the annual revenue of Thomson Reuters and Mr. Opperman’s status as a director of Thomson Reuters, and affirmatively determined (with Mr. Opperman abstaining) that the payments were on ordinary market terms and would not impair the independent judgment of Mr. Opperman; and

•                  The Board has also reviewed Director ownership of shares of TCF common stock and both series of preferred stock of TCF and affirmatively determined that such ownership does not constitute a material relationship between any of those Directors and TCF for purposes of Director independence because no such Director owns 10% or more of any voting class of outstanding TCF securities.

Which Directors are Independent?  The evaluation of director independence under NYSE listing standards is based on a three-year look-back period.  On the basis of the foregoing categorical standards and review of the transactions and relationships between Directors and TCF during 2012 through 2014, the Compensation Committee and the Board affirmatively determined in January 2015 that the following Directors have no material relationship with TCF and are considered to be independent:  Ms. Grandstrand, and Messrs. Barton, Bell, Bieber, Bigos, Cusick, Johnson, King, Opperman, Ramstad, Sit, and Zona.  All members of the Audit Committee, Compensation Committee, Finance Committee, and Risk Committee are independent under all applicable rules.  The Board determined that the following Directors are not independent:  Mr. Cooper (TCF CEO), Mr. Dahl (TCF Vice Chairman and Executive Vice President), Mr. Jasper (TCF Vice Chairman and Executive Vice President), and Mr. Winslow (former TCF Vice Chairman, Corporate Development), because current executives and employees who have terminated their employment within the past three years are deemed to be non-independent under the NYSE standards.

Related Person Transactions.  During 2014, TCF sold $9.9 million of home equity line of credit (“HELOC”) loans to American Investors Bank and Mortgage (“American Investors”) at a premium of 4.25 percent.  A person deemed to be an immediate family member of Barbara Shaw, an executive officer of TCF, is an officer of and has an ownership interest in American Investors. The transaction was entered into on market terms and in the ordinary course of business for TCF as part of its $1.1 billion in HELOC loan sales during 2014.

Also during 2014, TCF engaged in transactions in the ordinary course of business with some of its Directors and officers, and entities with which they are associated.  As noted above under “What Transactions Were Considered Non-Material – Commercial Loans, Consumer Loans, and Retail Banking Accounts and – Related Person Transactions Involving Independent Directors,” all such transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to TCF and did not involve more than the normal risk of collectability or present other unfavorable features.

Related Person Transaction Approval Process.  By written policy and regulation, loans to Directors, executive officers or their immediate family members are submitted for review to the Board of Directors of TCF Bank as and to the extent required by Regulation O.  Transactions with Directors, executive officers or their immediate family members that present a possible conflict of interest under the Code of Ethics are reviewed by the General Counsel and submitted to the Board where appropriate or required under the Code of Ethics.  In practice, all other transactions between TCF and Directors, Director nominees, executive officers and their immediate family members or related companies that are reportable in the proxy statement are reported to the Audit Committee and, for transactions involving independent Directors, the Compensation Committee and the Board.  All such reports are in writing and maintained with the records of the applicable committee or Board meetings.  The Board and the respective committees are responsible for reviewing and evaluating any transactions submitted to them and, where appropriate or otherwise required under applicable regulations, for approving, denying, ratifying, or terminating such transactions.  The Board, or a committee of the Board, evaluates these transactions and specifically determines whether or not they serve the best interest of TCF and its stockholders, whether they present a conflict of interest for the affected person, and whether the relationship should be continued or eliminated.  Any such action is reflected in the minutes of the Board or the respective committees.

DIRECTOR COMPENSATION

TCF’s compensation of non-employee Directors in 2014, including cash and other non-cash compensation, is shown in the following table.  Messrs. Cooper, Dahl, and Jasper are executive officers of TCF and do not receive any compensation for their service as Directors.  Mr. Winslow did not receive any compensation until his retirement from TCF in July 2014.  Mr. Sit was elected to the Board in January 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(3)	All Other Compensation ($) (2)	Total ($)
Raymond L. Barton	$65,583	$44,996	$40,000	$150,579
Peter Bell	$71,250	$44,996	$6,750	$122,996
William F. Bieber	$57,250	$44,996	$37,500	$139,746
Theodore J. Bigos	$57,250	$44,996	$20,000	$122,246
Thomas A. Cusick	$55,250	$44,996	$ -	$100,246
Karen L. Grandstrand	$82,250	$44,996	$29,035	$156,281
George G. Johnson	$56,250	$44,996	$20,000	$121,246
Richard H. King	$15,000	$22,501	$20,000	$ 57,501
Vance K. Opperman	$84,250	$44,996	$ 1,000	$130,246
James M. Ramstad	$56,250	$44,996	$ -	$101,246
Gerald A. Schwalbach	$44,917	$44,996	$25,000	$114,913
Barry N. Winslow	$15,000	$22,501	$ 700	$ 38,201
Richard A. Zona	$76,250	$44,996	$21,000	$142,246

(1)       The grant date fair value for all awards is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, “Stock Compensation.”  TCF’s accounting policy for stock-based compensation is described in Notes 1 and 15 of the Notes to TCF’s Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2014.  Dividends are paid on the shares at the rate generally paid to holders of TCF common stock.

(2)       This column consists of matching charitable gift contributions by TCF Foundation on behalf of Directors.  The material terms regarding the matching charitable gift program are described below under “Material Information Regarding Directors’ Compensation.”  Total amounts shown reflect carryovers from the prior year as follows:  Mr. Barton, $20,000; Mr. Bell, $3,000; Mr. Bieber, $17,500; Ms. Grandstrand, $12,885; Mr. Schwalbach, $5,000, and Mr. Zona, $20,000.

(3)       The following table shows the outstanding equity awards of non-employee Directors at December 31, 2014:

Name	Number of Shares of Unvested Restricted Stock (a) (#)	Market Value of Unvested Shares (b)(c) ($)
Barton	4,082	$64,863
Bell	3,909	$62,114
Bieber	3,909	$62,114
Bigos	3,909	$62,114
Cusick	3,909	$62,114
Grandstrand	3,753	$59,635
Johnson	3,909	$62,114
King	1,425	$22,643
Opperman	3,909	$62,114
Ramstad	4,137	$65,737
Winslow	1,383	$21,976
Zona	4,082	$64,863

(a)       Consists of the unvested portion of performance-based restricted stock awards which will vest as soon as possible following the year that TCF achieves a Return on Equity above the median of its peer group or, if not sooner, the award will vest ten years after the award date.  Also includes unvested restricted stock awards of 2,668 shares made in January 2014 to each Director which vested on January 20, 2015, except for Messrs. King and Winslow who received 1,425 shares and 1,383 shares, respectively, in July 2014.  Dividends are paid on the shares at the rate generally paid to holders of TCF common stock.

(b)             Consists of the number of unvested shares shown in the previous column, multiplied by the closing stock price on December 31, 2014 of $15.89 per share.

(c)              Grant date fair value of the stock awards made in 2014 is shown on the Director Compensation table.

Material Information Regarding Directors’ Compensation

•                  Cash compensation for non-employee Directors consists of the following:

▪                  Annual Retainer of $60,000;

▪                  An additional $20,000 annual retainer for each Committee or Subcommittee Chaired by a Director; and

▪                  An additional $20,000 annual retainer for the Lead Director.

•                  Employee Directors (Messrs. Cooper, Dahl and Jasper) are not compensated for service as Directors.

•                  Directors Stock Grant Program:

▪                  Annually, non-employee Directors receive grants of TCF common stock equal to $45,000.  For Directors elected after a stock grant has been awarded, a pro-rata stock grant is awarded;

▪                  The number of shares granted is determined by dividing $45,000 by the average of the high and low prices of TCF common stock on the grant date;

▪                  The stock grant vests annually, when the next grant is made;

▪                  Dividends are paid on unvested shares at the rate generally paid to holders of TCF common stock; and

▪                  Unvested shares will vest if a change in control occurs.

•                  Non-employee Directors may defer fees and stock grants under the TCF Directors Deferred Compensation Plan (the “Directors Deferred Compensation Plan”) until the end of their Board service.

•                  Stock Ownership Guidelines:

▪                  Non-employee Directors are required to own shares of TCF common stock worth an amount equal to five times their annual base retainer (excluding any supplementary retainer for Committee chairs);

▪                  All shares of TCF common stock owned directly or indirectly by a Director will be considered in determining whether the Stock Ownership Guidelines have been met.  Stock options will not be counted toward the Stock Ownership Guidelines;

▪                  Directors have until the later of (i) January 16, 2017 or (ii) the fifth anniversary of their appointment to the Board to reach the applicable target ownership level; and

▪                  Despite not being applicable until January 16, 2017 at the earliest, all Directors satisfied the Stock Ownership Guidelines as of February 23, 2015, except for Messrs. King and Ramstad.  Mr. King was elected to the Board in July 2014.  Mr. Ramstad did not qualify due to the increased requirement caused by the change to a higher annual retainer and elimination of meeting fees as of January 1, 2014.

•                  TCF offers the TCF Matching Gift Program to supplement donations made by non-employee Directors to charitable organizations of their choice up to a maximum of $20,000 annually.

•                  Indemnification rights are provided to Directors under TCF’s Certificate of Incorporation and Bylaws, to the extent authorized under Delaware General Corporation Law and TCF maintains Directors and Officers Insurance.

•                  TCF reimburses Directors for travel and other expenses to attend Board meetings or attend to other Board business as a business expense, and TCF occasionally holds Board retreats at a remote location and pays Directors’ travel and lodging expenses incurred in connection with the meeting, as well as those of the Directors’ spouses or significant others.

OWNERSHIP OF TCF STOCK

TCF Stock Ownership of Directors and Executive Officers

Common Stock

The following table shows ownership as of January 31, 2015 of TCF common stock by those indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(3)		Percent of Class (4)
Directors who are not NEOs:
Raymond L. Barton	37,303		*
Peter Bell	85,014	(5)	*
William F. Bieber .	891,403		*
Theodore J. Bigos	51,962		*
Thomas A. Cusick	218,383	(5)	*
Karen L. Grandstrand	40,832		*
George G. Johnson	92,202		*
Richard H. King	4,624		*
Vance K. Opperman	80,937		*
James M. Ramstad	16,378		*
Roger J. Sit	205,782		*
Barry N. Winslow	646,984	(2)	*
Richard A. Zona	39,425		*
NEOs:
William A. Cooper	3,489,311	(2)(5)	2.1%
Michael S. Jones	187,865		*
Thomas F. Jasper	556,171	(2)(5)	*
Craig R. Dahl	723,148	(2)(5)	*
Earl D. Stratton	535,947	(2)	*
All Directors and Executive Officers combined (25 persons)	8,198,376	(2)(5)	4.8%

* Represents 1.0% or less of the outstanding TCF common stock.

(1)             All shares are directly owned and the person indicated has sole voting and dispositive power, except as indicated in this footnote and footnote (3) below.  Includes shares beneficially owned by affiliated trusts or family members who share the person’s household, with respect to which shares the indicated person disclaims any beneficial ownership, as follows:  Mr. Bell, 70,825 shares; Mr. Bieber, 789,638 shares; Mr. Cusick, 179,334 shares; Mr. Jones, 75,097 shares; Mr. Sit, 89,559 shares; Mr. Stratton, 2,000 shares; Mr. Winslow, 307,149 shares; and all Directors and Executive Officers combined, 1,513,649 shares.  Includes the following shares indirectly owned through related entities: Mr. Bigos, 8,000 shares; Mr. Sit, 100,000 shares; and all Directors and Executive Officers, 108,000 shares.  Mr. Sit disclaims any beneficial ownership in the shares owned by his related entity.

(2)             Includes shares which could be purchased by the indicated person upon the exercise of vested options within 60 days after January 31, 2015:  Mr. Cooper, 800,000 shares;  Mr. Dahl, 225,000 shares;  Mr. Jasper, 141,000 shares; Mr. Stratton, 118,000 shares; Mr. Winslow, 200,000 shares; and all Directors and Executive Officers combined, 1,484,000 shares.

(3)             Includes whole shares of TCF common stock allocated to accounts in the TCF Employees Stock Purchase Plan (“ESPP”)  for which the NEOs and certain Directors have shared voting power as follows:  Mr. Cooper, 16,082 shares; Mr. Dahl, 15,297 shares;  Mr. Jasper, 12,373 shares;  Mr. Jones, 11,826 shares;  Mr. Stratton, 58,766 shares; and all Directors and Executive Officers combined, 207,199 shares.  Also includes whole shares of TCF common stock in the trust for the ESPP-Supplemental Plan for which the NEOs and certain Directors do not have voting power, as follows:  Mr. Cooper, 87,404 shares; Mr. Dahl, 51,430 shares; Mr. Jasper, 15,388 shares; Mr. Jones, 8,219 shares; Mr. Stratton, 44,044 shares; and all Directors and Executive Officers combined, 238,508 shares.  Also includes whole shares of TCF common stock (vested and unvested) in the trust for the TCF Employees Deferred Stock Compensation Plan for which the NEOs do not have voting power, as follows:  Mr. Cooper, 1,375,000 shares; Mr. Dahl, 237,500 shares; Mr. Jasper, 289,173 shares; Mr. Jones, 75,160 shares; Mr. Stratton, 50,000 shares; Mr. Winslow, 50,000 shares; and all NEOs and other Executive Officers combined, 2,086,833 shares.  Also includes 32 shares for Mr. Bell in trust for the Executive Deferred Compensation Plan for which he does not have voting power.  Also includes whole shares of TCF common stock (vested and unvested)  in the trust for the Directors Deferred Compensation Plan for which the holder does not have voting power, as follows:  Mr. Barton, 32,303 shares;  Mr. Bieber, 101,165 shares;  Mr. Bigos, 39,265 shares;  Mr. Cooper, 9,332 shares;  Mr. Cusick, 39,049 shares;  Ms. Grandstrand, 40,832 shares;  Mr. Johnson, 88,645 shares;  Mr. King, 4,624 shares; Mr. Opperman, 50,848 shares;  Mr. Sit, 3,091 shares;  Mr. Zona, 39,425 shares;  and all Directors, 448,579 combined, shares.

(4)             As of January 31, 2015, there were 167,661,144 shares of TCF common stock outstanding.  The percentage for each Director and Executive Officer has been calculated by treating as outstanding the shares which could be purchased upon the exercise of outstanding options by such Director or Executive Officer within 60 days after January 31, 2015.  As of January 31, 2015, there were outstanding options with respect to 1,484,000 shares that were exercisable within 60 days for all Executive Officers combined.

(5)             Includes shares pledged as collateral for loans to Directors or NEOs as follows:  Mr. Bell, 62,530 shares;  Mr. Cooper, 1,201,493 shares;  Mr. Cusick, 179,134 shares;  Mr. Dahl, 120,485 shares; Mr. Jasper, 55,486 shares; and all Directors and Executive Officers combined, 1,619,128 shares.

Preferred Stock

The following table shows ownership as of January 31, 2015 of (i) depositary shares (the “Series A Preferred Stock”), each representing a 1/1000th interest in a share of 7.50% Series A Non-Cumulative Perpetual Preferred Stock and (ii) 6.45% Series B Non-Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) by those indicated.

	Series A Preferred Stock		Series B Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (3)	Amount and Nature of Beneficial Ownership (1)	Percent of Class (3)
Directors who are not NEOs:
Raymond L. Barton	-	*	-	*
Peter Bell	-	*	-	*
William F. Bieber .	160,000	2.3%	-	*
Theodore J. Bigos	4,000	*	-	*
Thomas A. Cusick	21,600	*	-	*
Karen L. Grandstrand	-	*	-	*
George G. Johnson	-	*	-	*
Richard H. King	-	*	-	*
Vance K. Opperman	40,000	*	-	*
James M. Ramstad	-	*	-	*
Roger J. Sit	-	*	-	*
Barry N. Winslow	20,000	*	-	*
Richard A. Zona	20,000 (2)	*	10,000 (4)	*
NEOs:
William A. Cooper	-	*	-	*
Michael S. Jones	1,000	*	-	*
Thomas F. Jasper	4,000 (2)	*	-	*
Craig R. Dahl	-	*	-	*
Earl D. Stratton	30,000	*	3,600	*
All Directors and Executive Officers (25 persons)	301,000 (2)	4.4%	14,400 (4)	*

* Represents 1.0% or less of the outstanding class of stock.

(1)             All shares are directly owned and the person indicated has sole voting and dispositive power, except as indicated in this footnote.  Includes shares of Series A Preferred Stock beneficially owned by family members who share the person’s household, with respect to which shares the indicated person disclaims any beneficial ownership, as follows:  Mr. Stratton, 30,000 shares; and all Directors and Executive Officers combined, 34,000 shares.  Includes the following shares owned by related entities:  Mr. Bigos, 4,000 shares; and all Directors and Executive Officers combined, 4,000 shares.

(2)             Includes shares of Series A Preferred Stock pledged as collateral for loans undertaken by Directors or NEOs as follows:  Mr. Jasper, 4,000 shares; Mr. Zona, 20,000 shares; and all Directors and Executive Officers combined, 24,000 shares.

(3)             As of January 31, 2015, there were 6.9  million shares of Series A Preferred Stock outstanding and 4.0 million shares of Series B Preferred Stock outstanding.

(4)       Includes shares of Series B Preferred Stock pledged as collateral for loans undertaken by Directors and NEOs as follows:  Mr. Zona, 10,000 shares; and all Directors and Executive Officers combined, 10,000 shares.

TCF Common Stock Ownership of Certain Beneficial Owners

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of TCF Common Stock	Percent of Class
FMR LLC	17,259,207 (1)	10.3%

Blackrock Inc.	10,329,774 (2)	6.2%

State Street Corporation	9,291,123 (3)	5.6%

The Vanguard Group	9,056,801 (4)	5.4%

Advisory Committee of TCF Employees Stock Purchase Plan	8,785,592 (5)	5.3%

(1)             The information that follows is based upon the Schedule 13G/A filed with the SEC on behalf of FMR LLC, Fidelity Small Cap Discovery Fund, Edward C. Johnson 3d, and Abigail P. Johnson on February 13, 2015.  Information is as of December 31, 2014. Beneficial ownership of shares by FMR LLC is in the following manner: sole voting power, 2,325,729 shares; shared voting power, 0 shares; sole dispositive power, 17,259,207 shares; and shared dispositive power, 0 shares.  Beneficial ownership of shares by Fidelity Small Cap Discover Fund is in the following manner: sole voting power, 11,200,000 shares; shared voting power, 0 shares; sole dispositive power, 0 shares; and shared dispositive power, 0 shares.  Beneficial ownership of shares by Mr. Johnson is in the following manner: sole voting power, 0 shares; shared voting power, 0 shares; sole dispositive power, 17,259,207 shares; and shared dispositive power, 0 shares. Beneficial ownership of shares by Ms. Johnson is in the following manner: sole voting power, 0 shares; shared voting power, 0 shares; sole dispositive power, 17,259,207 shares; and shared dispositive power, 0 shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(2)       The information that follows is based upon the Schedule 13G/A filed with the SEC on behalf of Blackrock Inc. on January 30, 2015. Information is as of December 31, 2014. Beneficial ownership of shares by Blackrock Inc. is in the following manner: sole voting power, 9,796,541 shares; shared voting power, 0; sole dispositive power, 10,329,774 shares; and shared dispositive power, 0 shares.  The address of Blackrock Inc. is 40 East 52nd Street, New York, NY 10022.

(3)             The information that follows is based upon the Schedule 13G/A filed with the SEC on behalf of State Street Corporation on February 12, 2015. Information is as of December 31, 2014. Beneficial ownership of shares by State Street Corporation is in the following manner: sole voting power, 0 shares; shared voting power, 9,291,123 shares; sole dispositive power, 0 shares; and shared dispositive power, 9,291,123 shares. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(4)             The information that follows is based upon the Schedule 13G filed with the SEC on behalf of The Vanguard Group on February 11, 2015. Information is as of December 31, 2014. Beneficial ownership of shares by The Vanguard Group is in the following manner: sole voting power, 110,692 shares; shared voting power, 0; sole dispositive power, 8,959,809 shares; and shared dispositive power, 96,992 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(5)             The Advisory Committee for the ESPP has shared voting power with participants of all allocated shares in such plan. Advisory Committee members disclaim beneficial ownership of these shares. The foregoing information is based upon the Schedule 13G/A filed with the SEC by TCF Financial Corporation on February 12, 2015. Information is as of December 31, 2014. Beneficial ownership of shares by the Advisory Committee for the ESPP is in the following manner: sole voting power, 0 shares; shared voting power, 8,785,592 shares; sole dispositive power, 0 shares; and shared dispositive power, 0 shares. The address of the Advisory Committee is c/o General Counsel, TCF Financial Corporation, 200 Lake Street East, Mail Code EX0-01-G, Wayzata, MN 55391-1693.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires TCF’s Directors, executive officers, and persons who beneficially own more than ten percent of the outstanding shares of TCF common stock to file certain stock ownership reports with the SEC.  Based upon representations signed by officers and Directors, TCF believes that all reports required by officers and Directors were filed on a timely basis during 2014, except for one late Form 4 filing by Mr. Cusick to report one transaction to transfer shares from a grantor retained annuity trust to a personal account.

BACKGROUND OF EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following describes the business experience of executive officers of TCF Financial, or its principal wholly-owned subsidiary TCF Bank, who are not Directors of TCF Financial.

MARK A. BAGLEY (age 54) has been Chief Credit Officer of TCF Financial since January 25, 2014 and TCF Bank since December 2, 2013. Prior to joining TCF Financial, Mr. Bagley was Chief Credit Officer at State Farm Bank F.S.B, a financial services institution and wholly-owned subsidiary of State Farm Mutual Automotive Insurance Company, from March 2012 to November 2013. From June 2008 to March 2012 and from July 1997 to September 2005, Mr. Bagley was employed by U.S. Bank National Association, a financial services institution, holding various positions including being responsible for credit approval for corporate banking and commercial banking lines of business as well as divisional management positions. From June 2007 through June 2008, Mr. Bagley was Chief Risk Officer for Toyota Savings Bank, a financial services institution and indirect subsidiary of Toyota Motor Corporation. From October 2005 to May 2007, he was Chief Risk Officer for Marquette Financial Companies, a financial services institution.

SUSAN D. BODE (age 52) (Principal Accounting Officer) has been Senior Vice President and Chief Accounting Officer of TCF Financial since November 2012. Ms. Bode has also served as Executive Vice President and Chief Accounting Officer of TCF Bank since November 2012. Prior to being elected Executive Vice President in November 2012, she was a Senior Vice President of TCF Bank since April 2010. She has served as Chief Accounting Officer of TCF Bank since April 2010. Prior to joining TCF Bank, from 2007 to 2010, Ms. Bode served as Managing Director with the finance group of Residential Capital, LLC, a division of GMAC LLC, engaged principally in mortgage financing activities.

JAMES M. COSTA (age 46) has been the Chief Risk Officer since August 2013 for TCF Financial and TCF Bank. He has over 20 years of financial services experience, with 13 years in risk management. Prior to joining TCF Financial, from 2010 to 2013, Mr. Costa served as Executive Vice President of Risk and Head of Enterprise Portfolio Management at PNC Financial Services Group, Inc., a financial services institution, and before that, from 2004 to 2010, led enterprise credit strategy for Wachovia Corporation, a financial services institution.

JOSEPH T. GREEN (age 60) has been Secretary of TCF Financial since 2011 and has been General Counsel of TCF Financial since 2009, and a Senior Vice President of TCF Financial since 2008. Mr. Green has also served as General Counsel of TCF Bank since 1993 and Secretary of TCF Bank since 2001, and has been an Executive Vice President of TCF Bank since 2010.

ANDREW J. JACKSON (age 56) has been the Chief Audit Executive Officer since August 2012 for TCF Financial and TCF Bank. Prior to joining TCF Financial, from July 2006 to August 2012, Mr. Jackson was Executive Vice President and Corporate Auditor of First Tennessee Bank, a financial services institution, in charge of the Internal Audit function.

MICHAEL S. JONES (age 46) became Executive Vice President and Chief Financial Officer of TCF Financial on January 1, 2012 and has served in various leadership positions, including chief financial officer, with certain of TCF’s wholly-owned subsidiaries since 2008. Mr. Jones has over 15 years of financial experience in various functions including finance and operations. Prior to joining TCF, Mr. Jones held financial leadership positions with a subsidiary of PACCAR, Inc., a manufacturer of premium commercial vehicles, and various subsidiaries of General Electric Company, a large diversified technology and financial services company.

TAMARA K. SCHUETTE (age 47) has been Executive Vice President – Corporate Controller of TCF Bank since August 2014 and Senior Vice President – Corporate Controller of TCF Financial since October 2014. In her role, Ms. Schuette is responsible for the Accounting, Financial Planning and Analysis, and Tax functions. Ms. Schuette has over 16 years of financial experience in various functions including finance, operations, and enterprise & operational risk. Prior to joining TCF Financial, Ms. Schuette worked at GE Capital, the financial services division of General Electric Company, and its various subsidiaries, from May 1998 to July 2014 serving in various leadership positions such as SVP of Operations of GE Fleet Services from 2007 to 2009, Enterprise and Operational Risk Leader of GE Capital Americas from 2010 to 2012, and Operational Risk Leader of GE Capital from 2012 to 2014.

BARBARA E. SHAW (age 59) has been Senior Vice President – Director of Corporate Human Resources of TCF Financial since December 1999 and is also Executive Vice President of Corporate Human Resources for TCF Bank. As Director of Corporate Human Resources, Ms. Shaw oversees all human resources disciplines including recruiting, employee relations, payroll, benefits, compensation, and employee development. Ms. Shaw assumed oversight of the TCF Foundation in January 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We design our compensation programs to attract and retain experienced, highly qualified executives who are critical to our long-term success and the enhancement of stockholder value. Our compensation program objectives include:

•                  Link pay to individual and Company performance, while not encouraging excessive risk-taking;

•                  Balance short- and long-term Company performance with a weighting towards long-term performance; and

•                  Align executives’ interests with those of stockholders through long-term ownership of TCF common stock.

We continually review and improve our pay practices to ensure that we (i) drive superior performance in an ever-changing operating environment and (ii) ensure alignment with stockholders’ interests. This is especially important following the 2014 Say on Pay vote given the less than majority support. Our Board and Compensation Committee carefully considered the results of the 2014 Say on Pay vote and as a result engaged extensively with our stockholders to solicit feedback. Based on stockholder engagement and feedback, we made several changes to our practices to better align our compensation programs with stockholder interests, discussed under “Compensation Practices” later in the CD&A. The CD&A is organized around four key areas:

Performance

✓        Pre-tax, pre-provision return on average assets of 2.0%, ranking us [4] of [47] among the 2014 Peer Group (defined below).

✓        Increased loan origination 12.2% over 2013.

✓        Achieved superior net interest margin of 4.61% ranking TCF [3] of [47] companies in the 2014 Peer Group, despite a continued low-rate lending environment.

✓        Earnings per share for 2014 increased by 14.6% compared to 2013.

✓        Decreased non-performing assets $63.5 million or 18.4% from December 31, 2013.

✓        Decreased 60+ day delinquencies 26.0% from December 31, 2013.

✓        Sold $405.9 million of residential Troubled Debt Restructuring (“TDR”) loans, significantly improving the risk profile of our balance sheet.

2014 Payment of Named Executive Officers (“NEO”)

✓     All key decisions regarding 2014 compensation were made prior to the 2014 Say on Pay vote.

✓       NEO compensation focused on retaining highly qualified executives as the Company establishes and executes a successful CEO succession plan.

✓       A significant portion of NEO compensation for 2014 was contingent on performance, or “at risk,” with a large portion of compensation tied to return on average assets (“ROA”) performance.

✓        The Compensation Committee awarded Annual Cash Incentives for 2014 to each NEO at 200% of base salary since every performance metric was met at the maximum level.

Compensation Practices

✓        Targeted stockholder outreach relating to corporate governance issues with Mr. Opperman, the Chair of the Compensation Committee, meeting with institutional investors owning approximately [47]% of our institutional ownership as of December 31, 2014.

✓        Stockholder feedback valued and considered in improving our compensation practices.

✓        Made significant changes to 2015 pay practices to better align with stockholder interest:

✓         Reduction in maximum annual cash incentive payout from 200% to 150% of base salary and target payout from 100% to 75% of base salary for NEOs other than Mr. Cooper,

✓         Adopted relative profitability metrics for cash incentives, including relative ROA and relative return on tangible common equity (“ROTCE”),

✓         Linked vesting of a portion of equity awards to total stockholder return (“TSR”),

✓         Used performance-based awards for 74.6% of 2014 NEO Total Compensation (as reported in the Summary Compensation Table), and

✓         All equity awards beginning in 2015 will have double-trigger vesting.

Control and Risk Process

✓        Annual review of compensation policies and practices as they relate to risk management.

✓        Strong, robust roles and responsibilities followed in establishing executive compensation, including the engagement of Towers Watson to perform compensation analysis.

✓        Driving individual accountability of alignment of actions to stockholder value through mandatory stock ownership and retention.

Why should stockholders approve our Say on Pay?

1.         Significant stockholder outreach to obtain feedback.

2.         Significant changes to executive compensation practices to align with stockholder interests.

3.         Payouts for 2014 reflect ROA performance in the top quartile of the 2014 Peer Group.

4.         Compensation practices are incorporated into a risk control and management process.

Performance

During 2014, our experienced executive team continued to lead the Company to improved performance, despite a very competitive lending market. We believe that management positioned the Company to succeed in a higher interest rate environment, continued the diversification of our business by expanding the auto finance business, improved nearly all of our credit metrics, and increased our capital and tangible book value per share. Our strong financial and operational performance in 2014 included the following:

•                  Pre-tax, pre-provision return on average assets of 2.0%, ranking us [4] of [47] among our peer group for 2014, which included all publicly-traded banks and thrift institutions with assets between $10 billion and $50 billion as of September 30, 2013 that reported at least one quarter of fiscal 2014 earnings results by January 31, 2015 (the “2014 Peer Group”).

•                  ROA of 0.96%, compared to the 2014 Peer Group average of [0.85]%.

•                  ROTCE (1) of 10.08%, compared to the 2014 Peer Group average of [9.92]%.

•                  Increased loan originations 12.2% over 2013.

•                  Achieved superior net interest margin of 4.61%, which ranks TCF [3] of [47] in the 2014 Peer Group, despite the continued low-rate lending environment.

•                  Diversified our interest and non-interest income through increased loan sales, completion of the Company’s first securitization, and ongoing servicing revenue generated by loan sales and securitization.

•                 Continued to grow deposits and checking accounts, despite increased competition.

•                  Earnings per share for 2014 increased by 14.6% compared to 2013.

•                  Decreased non-performing assets $63.5 million or 18.4% from December 31, 2013, to December 31, 2014.

•                  60+ day delinquencies decreased 26.0% from $30.2 million at December 31, 2013 to $22.3 million at December 31, 2014.

•                  Sold $405.9 million of residential TDR loans, reducing credit risk in our balance sheet.

•                  Implemented cost-cutting measures to reduce expenses, which included strategically rationalizing our branch and corporate office footprint.

Strong Segment Performance

Our operating segments achieved strong performance throughout 2014, driving the continued transformation of the Company in a very competitive and challenging banking environment. We continued to expand our origination capabilities through the expansion of our national lending businesses, while managing concentration risk through our loan sale process and funding asset growth with core retail deposits that have a very strong liquidity profile. Highlights of 2014 performance by segment are provided below:

Lending	Funding	Corporate

•                  Net income of $174.7 million, up 28.2% from prior year

•                  ROA of 1.08%, an increase of 18 bps from prior year

•                  Expansion of our loan origination and sale capabilities

•                  Completed the build-out of the auto finance origination teams and expanded the dealer network

•                  Net income of $6.1 million

•                  Cost of deposits of 0.26%

•                  Continued to support asset growth by growing core deposits

•                  Improved our customer experience, driving down our customer attrition rate

•                  Expanded our product capabilities in the branches

•                  Developed new liquidity source – asset securitization

•                  Significant investment in our enterprise risk management processes, including:

•      Model development and validation

•      Operational risk management

•      Independent risk officers

•                  Developed robust stress testing processes

•                  Hired key talent to further expand bench strength

TCF Financial Corporation
• Net Income of $174.2 million; EPS of $0.94; ROTCE (1) of 10.08%	• Tier 1 Common Capital (1) of 10.07% (up from 9.63% at December 31, 2013)
• Tangible book value per share (1) of $9.72	• Three-year TSR of 61%

(1) See Appendix IV for a reconciliation of GAAP to non-GAAP financial measures, including ROTCE, Tangible book value per share, and Tier 1 Common Capital.

Significant Investment in Enterprise Risk Management

During 2014, the Company made significant investments in its Enterprise Risk Management (“ERM”) structure by providing the resources for Messrs. Costa, Chief Risk Officer, and Bagley, Chief Credit Officer, to continue to build out their teams, focusing on enhancing our current processes in areas such as credit concentration management, operational risk management, and model development and validation.

Our risk management framework is built upon the concept of three lines of defense, with the first line of defense located in the line of business, and focused on preventing and mitigating risks at all our touch points with external customers and constituents. The second line of defense is our risk management team, which works with the businesses to inventory risks, ensure that controls exist to monitor and mitigate any excessive risks above our risk appetite, and test those controls to ensure that they are working as designed. The third line of defense is our internal audit function, which is forward-looking in delivering high quality assurance and internal investigation services across the Company. The internal audit function will be an independent and objective trusted business advisor to its stakeholders by:

•                  Having highly competent audit and fraud investigation professionals.

•                  Using best practices and proven technology tools to ensure high-quality and efficient delivery of assurance and investigation services.

•                  Fostering a culture of continuous improvement, adhering to professional standards and striving to fully meet regulatory requirements and expectations.

Our ERM functions maintain independence from risk-taking activities, and design and manage the holistic risk framework for the enterprise. The functions work both as a partner to the line of business, and as advocates of balanced growth by maintaining the risk/reward relationship. Additionally, internal audit and risk review validate and ensure the efficacy of the risk framework.

Strategic Priorities and Long Term Success

Over the years, we have continued to transform ourselves by proactively managing our diverse portfolio of businesses. In 2014, we achieved superior results against our established strategic priorities, continuing to position the Company for long-term success as outlined below:

Strategic Priorities	2014 Achievements
Lending
Continued disciplined growth across the businesses

✓  Continued growth in our national lending platforms – Leasing & Equipment Finance, Inventory Finance, Auto Finance, and Relationship Lending Unit

✓  Maintained a balanced portfolio with approximately 47% Retail and 53% Wholesale lending

Utilize loan sales to manage concentration and generate fee income

✓  Sold $2.8 billion of loans into the marketplace and recognized gains of $78.4 million

✓  Mitigated risk by transferring ownership of sold loans to third parties, while generating servicing income of $21.4 million, a 60.0% increase over 2013

✓  Expanded our investor base with the Company’s inaugural auto securitization

Maintain 2013 accelerated positive credit momentum	✓ Continued improvement of all credit metrics ✓ Reduced balance sheet risk with the sale of consumer TDR loans
Funding
Manage interest rate and liquidity risk

✓  Increased our asset sensitivity during the year and positioned the Company for rising interest rates

✓  Maintained asset and liability liquidity levels despite balance sheet growth

✓  Continued to fund the balance sheet with core low-cost insured deposits

✓  Developed an auto securitization strategy

Improve customer experience through product, service and branding enhancements

✓  Increased the availability of lending products in the branches by expanding first mortgage product options for our branch customers

✓  Implemented a front counter capture process to improve the customer experience and decrease operating costs.

Complete channel optimization initiatives in branch, ATM, online, mobile and bill payment systems	✓ Upgraded our online banking, bill payment, on-line account opening and mobile platforms during the year

Corporate
Manage corporate expenses

✓        Continued to focus on business unit leverage and obtaining economies of scale

✓        Executed 46 branch realignment to better leverage the branch network

✓        Executed expense review of the entire organization, setting targets for each function and line of business in order to produce more operating efficiency

Continue to emphasize enhancing our ERM functions	✓ Made several investments across the risk function to enhance our enterprise risk management processes
Identify and cultivate strategic corporate development opportunities	✓ Reviewed various corporate development opportunities – focused on depositories within our footprint along with asset generation platforms that will complement our risk profile

Long Term Financial Performance and Total Stockholder Return

The executive team has transformed the Company over the last three years, increasing earnings and tangible book value per share in a competitive and ever-changing operating environment. This performance resulted in TSR of 61% over that three-year period.

3 Year Total Stockholder Return	Tangible Book Value and Earnings Per Share (1)
(1) Represents the annualized average TSR for the 2014 Peer Group.	(1) See Appendix IV for a reconciliation of GAAP to non-GAAP financial measures. (2) Excludes a net, after-tax charge of $295.8 million, or $1.87 per share, related to balance sheet repositioning

2014 Payment of Named Executive Officers

NEO Pay Determinations

The Compensation Committee oversees our executive compensation program. The Compensation Committee uses competitive market data as described below as a reference when setting each component of compensation and target compensation levels. Although the Compensation Committee reviews and relies on this data in the course of its annual compensation review, the data only provides a reference point. The Compensation Committee ultimately uses its own business judgment and expertise to determine the appropriate components and levels of compensation for our executive officers, including the NEOs. The Compensation Committee seeks to construct a compensation structure that is competitive relative to compensation paid at similarly situated companies, which will attract and retain highly qualified personnel in a competitive employment environment.

The Compensation Committee considers overall performance in areas of scope of responsibility, management and communication skills, department objectives, leadership qualities, innovation and creative abilities, risk controls and difficulties encountered in achieving results in light of industry conditions. Taking the CEO’s recommendations into consideration, the Compensation Committee then establishes base salary levels, annual cash incentive amounts and long-term incentive awards, if any, for each NEO other than the CEO. A similar process is followed by the Compensation Committee in determining the compensation for the CEO.

The Compensation Committee has retained an independent executive compensation consultant, Towers Watson, in accordance with the Compensation Committee’s charter. Towers Watson reports directly to the Compensation Committee, which retains the sole authority to hire or terminate Towers Watson, approve its professional fees, determine the nature and scope of services, and evaluate performance. A representative of Towers Watson regularly attends Compensation Committee meetings and communicates with the Compensation Committee Chair between meetings. The Compensation Committee makes all final decisions with respect to compensation matters. In response to stockholder concerns, in 2014 the Compensation Committee determined that Towers Watson would only be engaged for compensation-related services performed for the Compensation Committee going forward.

Analysis of Tools the Compensation Committee Uses

The Compensation Committee uses an annual compensation analysis prepared by Towers Watson, an annual peer group comparative analysis, and tally sheets to determine whether the objectives of the Company’s executive compensation program are being met, and also takes into consideration a perquisite report and total TCF common stock ownership data.

Towers Watson Analysis. The Compensation Committee has engaged Towers Watson annually since 1991 to compare our executive compensation with the selected peer group to determine: (1) whether and to what extent the overall level of total compensation for each NEO was aligned with financial performance and (2) whether, in its view, our compensation levels were appropriately aligned with financial performance based on the peer group data. The analysis measures base salary, annual cash incentives, and long-term incentives for the five highest-paid executives for each peer group institution, and for us, based on information obtained from proxy statements. The peer group institutions are then ranked by aggregate total compensation, defined as the sum of base salary, annual cash incentives and long-term incentives (restricted stock and stock options). Towers Watson also provides the Compensation Committee with guidance on executive compensation trends.

Peer Group Comparative Analysis. The peer group comparative analysis measures the relationship between the compensation for each NEO and TCF’s financial performance relative to its peers. The peer group companies are ranked by financial performance for the relevant year. Although the Compensation Committee does not seek to use peer group data to benchmark executive compensation, the Compensation Committee generally attempts to set base salaries at levels which it believes are appropriate to attract and retain highly qualified executives. The Compensation Committee believes that there should be a relationship between the compensation paid to each NEO and our relative financial performance. The Compensation Committee reviews the peer group comparative analysis to ensure that the compensation of each NEO sufficiently depends on our relative financial performance, and makes adjustments to compensation as it deems appropriate. A listing of the 2014 Peer Group and 2015 Peer Group can be found at the end of this CD&A.

Tally Sheets. The tally sheets show total compensation payable to each NEO in the event of various termination and change in control scenarios. The tally sheets, together with the total compensation data from the peer group comparative analysis, provide a complete picture of the principal elements of executive compensation. The Compensation Committee considers the tally sheet information, together with the peer group comparative analysis and Towers Watson analysis described below, to subjectively determine the amount and form of compensation and benefits to be awarded to each NEO.

Key 2014 and Early 2015 Compensation Decisions

All key decisions by the Compensation Committee regarding executive compensation for 2014 were made prior to the 2014 Say on Pay vote. During 2014 and early 2015, the Compensation Committee took the following actions:

•                  Made significant changes to our executive compensation practices for 2015 as a result of stockholder feedback as outlined below under Compensation Practices;

•                  Awarded Annual Cash Incentives to each NEO at 200% of base salary since every performance metric was met at the maximum level;

•                  Extended Mr. Cooper’s employment contract and granted 500,000 shares of performance-based restricted stock to Mr. Cooper in March 2014;

•                  As a result of stockholder feedback, changed the consequences resulting from a termination by Mr. Cooper for Good Reason as a result of Mr. Cooper not being elected Chairman by amending Mr. Cooper’s employment agreement to eliminate the lump sum cash payment in such case and amending the 2014 performance-based restricted stock award to eliminate accelerated vesting in such case; and

•                  Granted long-term equity awards of 25,000 shares to Mr. Jones in January 2014 and 15,000 shares to Mr. Stratton in April 2014.

2014 Annual Cash Incentive. In early 2014, the Compensation Committee approved the 2014 Management Incentive Plan (the “MIP”), effective for services beginning on January 1, 2015, for certain executives, including all of the NEOs. Under the 2014 MIP, participants were eligible to receive annual cash incentive awards not to exceed 200% of their base salary based on the following criteria:

•                  Pre-tax, Pre-Provision Return on Average Assets (up to 100% of base salary). The participant was eligible to receive a cash incentive of an amount not to exceed:

▪                  50% of base salary if pre-tax, pre-provision return on average assets for 2014 was in the second quartile of the 2014 Peer Group; or

▪                  100% of base salary if pre-tax, pre-provision return on average assets for 2014 was in the first quartile of the 2014 Peer Group.

•                  Non-Performing Assets and Provision for Loan and Lease Losses (up to 100% of base salary). The participant was eligible to receive a cash incentive of an amount not to exceed:

▪                  100% of base salary if both (i) non-performing assets as a percentage of total loans and leases plus other real estate owned was below 2.17% at December 31, 2014 and (ii) the portion of provision for loan and lease losses attributable to charge-offs was no greater than 0.80% of average loans and leases for the year ending December 31, 2014; or

▪                  50% of base salary if either (i) non-performing assets as a percentage of total loans and leases plus other real estate owned was below 2.17% at December 31, 2014, or (ii) the portion of provision for loan and lease losses attributable to charge-offs was no greater than 0.80% of average loans and leases for the year ending December 31, 2014.

Pre-tax, pre-provision return on average assets, non-performing assets and provision for loan and lease losses were calculated as provided in the Performance-Based Compensation Policy. Charge-offs were calculated as the gross amount of loan or lease balance either partially or fully charged off as bad debt, less recoveries collected from previous charge-offs.

The Compensation Committee selected the pre-tax, pre-provision return on average assets performance metric for 2014 because this metric measures the core earning power of the Company. The Compensation Committee believes that the Company’s improvement in this metric in 2014 is a key indicator of the future profitability of the Company. Over the last several years, total return on assets for members of the 2014 Peer Group has been impacted by loan and lease loss releases and changes in tax rates, as companies have realized the value of deferred tax assets. Thus, the Compensation Committee believed that it was appropriate to eliminate the effect of taxes, because the performance goal was relative to the performance of other banks, and different banks in the 2014 Peer Group were differently impacted by tax rates and tax assets. The Compensation Committee also chose to eliminate the effect of the provision for loan and lease losses on net income because credit metrics made up a separate component of the Annual Cash Incentive. The Compensation Committee selected these credit metrics because it believed that continued strong performance of the Company’s credit metrics was an important indicator of our success. The targets for these metrics were set at a level that the Compensation Committee believed would support continued strong performance without encouraging excessive risk. The Compensation Committee believed that the combination of credit and return on assets allows for a balanced assessment of management’s performance.

William A. Cooper

Mr. Cooper serves as Chairman and Chief Executive Officer with key accomplishments in 2014 and related compensation provided below:

Key Accomplishments		2014 Compensation
✓	Delivered on strong performance metrics, including 3 year TSR	Base Salary	$ 1,500,000
✓	Increased the investment in risk management functions across the enterprise	Annual Cash Incentive	$ 3,000,000
✓	Reduced balance sheet risk by selling a significant portion of TCF’s residential TDR loans	Restricted Stock (1)	$ 7,939,388
✓	Continued to develop second level of management to ensure successful succession	Total Compensation	$12,439,388

		% Performance-Based	87.9%

(1) Represents restricted stock granted during 2014 and valued at the grant date fair value.

Mr. Cooper guided TCF during 2014 to a strong year with earnings per share increasing 14.6% to $0.94 for 2014. This earnings per share growth occurred despite charges related to a sale of TDR loans that decreased TCF’s credit and balance sheet risk. Overall, 2014 was highlighted by strong loan and lease originations, a focus on diversification of both revenue and earning assets, diversification of our funding options resulting from our inaugural auto loan securitization, one of the highest net interest margins in the industry and continued strong credit quality, particularly in our national lending businesses. Our focus remains on the future, and we believe that we have the team in place to fulfill our goals moving forward.

In connection with the 2014 amendment to Mr. Cooper’s employment agreement, the Compensation Committee granted 500,000 shares of performance-based restricted stock to Mr. Cooper because the Compensation Committee believed it was critical to retain Mr. Cooper as CEO through the end of 2015 to have the benefit of his experience, strategic thinking and guidance, and to assist our new CEO, when selected, during the transition period through the end of 2017. Through the leadership and forward thinking of Mr. Cooper, TCF responded to the lost revenue caused by the regulatory caps placed on interchange fees and within a few short years has substantially replaced that lost revenue through the growth of our national lending businesses.

Under the performance-based restricted stock award, as amended, vesting is subject to the achievement of pre-tax, pre-provision return on average assets for any calendar year beginning with 2014 that is in the first or second quartile of the group of publicly traded banks and thrifts that have $10 billion to $50 billion in assets as of September 30 of the preceding year and report at least one quarter of earnings for such calendar year by January 31 of the following year. Based on our results for 2014, the performance goal was achieved. As a result, 250,000 shares of restricted stock will vest on January 1, 2017, and 250,000 shares of restricted stock will vest on January 1, 2018, subject to Mr. Cooper’s continued employment and the terms of the agreement. For more information regarding Mr. Cooper’s employment agreement and 2014 performance-based restricted stock award agreement, see “Executive Compensation – Potential Payments Upon Termination or Change in Control – Employment Agreements.”

Craig R. Dahl

Mr. Dahl’s responsibilities as Vice Chairman include direct oversight over all aspects of TCF’s national lending businesses, as well as oversight over branch banking, operations and information technology. His key accomplishments in 2014 and related compensation are provided below:

Key Accomplishments		2014 Compensation
✓	Continued to build out loan origination and loan sale capabilities across consumer platforms	Base Salary	$ 550,000
✓	Continued to improve the overall risk profile of the Bank driving improvement in credit quality across the businesses	Annual Cash Incentive	$1,100,000
✓	Maintained asset yields superior to peers in this low rate and highly competitive environment	Restricted Stock	$ -
✓	Continued to develop our talent management function	Total Compensation	$1,650,000

		% Performance-Based	66.7%

When determining Mr. Dahl’s compensation, the Compensation Committee took into consideration the fact that Mr. Dahl is a key member of the executive team and critical in the succession planning process, and as a result the Compensation Committee believed it was important to place Mr. Dahl’s compensation at the higher end of the peer range for similar roles.

No restricted stock was awarded to Mr. Dahl in 2014 because his long term performance remains tied to the second half of the 2012 performance-based restricted stock award which only vests if the Company achieves an average ROA of 1.20% for a four consecutive quarter period after June 30, 2014, an increase from 0.61% for the year ended December 31, 2011. The award will be forfeited if not earned prior to December 31, 2017. The first half of the 2012 performance-based restricted stock award vested during 2014 due to the Company achieving an average ROA of more than 1.0% for the four consecutive quarter period ended June 30, 2014.

In early 2015, the Compensation Committee approved a base salary increase to $650,000 for Mr. Dahl. The Compensation Committee determined that the increase was appropriate in light of his additional responsibilities for oversight over branch banking, operations and information technology beginning in July 2014.

For information regarding Mr. Dahl’s employment agreement, see “Executive Compensation – Potential Payments Upon Termination or Change in Control – Employment Agreements.”

Thomas F. Jasper

Mr. Jasper’s areas of responsibility as Vice Chairman include the branch banking network, retail lending and commercial banking as well as corporate operations including information technology. His key accomplishments in 2014 and related compensation are provided below:

Key Accomplishments		2014 Compensation
✓	Effectively led Funding to maintain adequate levels of liquidity and efficiently grew deposits to support loan growth	Base Salary	$ 550,000
✓	Executed the branch optimization to ensure this initiative was favorable to plan projections	Annual Cash Incentive	$1,100,000
✓	Executed on enhancements to electronic channels, including online banking, mobile banking and bill payment platforms	Restricted Stock	$ -
✓	Improved the customer experience through improvements of our service-oriented culture	Total Compensation	$1,650,000

		% Performance-Based	66.7%

When determining Mr. Jasper’s compensation, the Compensation Committee took into consideration the fact that Mr. Jasper is a key member of the executive team and critical in the succession planning process, and as a result the Compensation Committee believed it was important to place Mr. Jasper’s compensation at the higher end of the peer range for similar roles.

No restricted stock was awarded to Mr. Jasper in 2014 because his long term performance remains tied to the second half of the 2012 performance-based restricted stock award which only vests if the Company achieves an average ROA of 1.20% for a four consecutive quarter period after June 30, 2014, 2014, an increase from 0.61% for the year ended December 31, 2011. The award will be forfeited if not earned prior to December 31, 2017. The first half of the 2012 performance-based restricted stock award vested during 2014 due to the Company achieving an average ROA of more than 1.0% for the four consecutive quarter period ended June 30, 2014.

For information regarding Mr. Jasper’s employment agreement, see “Executive Compensation – Potential Payments Upon Termination or Change in Control – Employment Agreements.”

Earl D. Stratton

Mr. Stratton’s responsibilities as Chief Operations Officer, reporting to Mr. Jasper, included responsibility for corporate operations and information technology. Mr. Stratton retired from TCF effective January 31, 2015. His key accomplishments in 2014 and related compensation are provided below:

Key Accomplishments		2014 Compensation
✓	Drove cost savings through the implementation of a new front counter image capture system	Base Salary	$ 400,000
✓	Executed an office space plan which cost effectively consolidated multiple sites	Annual Cash Incentive	$ 800,000
✓	Provided leadership towards the successful first phase implementation of an imaged ATM solution to enhance retail distribution strategies	Restricted Stock (1)	$ 239,402
✓	Execution of an effective business continuity plan	Total Compensation	$1,439,402

		% Performance-Based	55.6%

(1) Represents restricted stock granted during 2014 and valued at the grant date fair value.

On April 23, 2014, the Compensation Committee awarded 15,000 shares of restricted stock to Mr. Stratton. The shares would have vested in three equal installments on April 1, 2015, 2016, and 2017, which vested pro rata upon Mr. Stratton’s retirement. The amount and timing of the restricted stock awarded to Mr. Stratton was subjectively determined by the Compensation Committee, with input from Mr. Cooper, based on its consideration of several factors, including base salary, length of service, cumulative ownership of TCF common stock and quantity, amount, and vesting schedule of previous stock grants, as well as Mr. Stratton’s performance.

Michael S. Jones

Mr. Jones became Chief Financial Officer on January 1, 2012 and subsequently added responsibility for corporate finance, financial and regulatory reporting, treasury, legal, tax, investor relations and corporate development. His key accomplishments in 2014 and related compensation are provided below:

Key Accomplishments		2014 Compensation
✓	Completed TCF’s initial stress testing requirements and developed initial controls and process	Base Salary	$ 324,808
✓	Completed TCF’s inaugural auto loan securitization of $256 million	Annual Cash Incentive	$ 650,000
✓	Enhanced the strategic planning process incorporating stockholder value metrics to ensure strategies are aligned with driving stockholder value	Restricted Stock (1)	$ 387,620
✓	Managed to strong levels of asset and liability liquidity	Total Compensation	$1,362,428

		% Performance Based	47.7%

(1) Represents restricted stock granted during 2014 and valued at the grant date fair value.

On January 28, 2014, the Compensation Committee awarded 25,000 shares of restricted stock to Mr. Jones. The shares will vest in full on February 1, 2019. All unvested shares will also vest upon a “change in control” (as defined in the award agreement). In addition, a pro-rata portion will vest if Mr. Jones dies, retires, or becomes “disabled” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All unvested shares will be forfeited upon termination of employment for any other reason. The shares of restricted stock are not entitled to dividends until they vest. The amount and timing of the restricted stock awarded to Mr. Jones was subjectively determined by the Compensation Committee, with input from Mr. Cooper, based on its consideration of several factors, including base salary, length of service, cumulative ownership of TCF common stock and quantity, amount, and vesting schedule of previous stock grants, as well as Mr. Jones’ performance.

In early 2015, the Compensation Committee approved a base salary increase to $375,000 for Mr. Jones. The Compensation Committee determined that the increase was appropriate in light of his increased responsibilities in connection with Barry Winslow’s retirement in July 2014.

Compensation Practices

Summary of Stockholder Engagement and Resulting Changes

Stockholder outreach is a central feature of our investor relations philosophy. Stockholders provide feedback on a variety of topics, including strategy, governance and compensation. Management speaks with and receives feedback frequently from investors through conversations and other forms of outreach. During 2014, we had over 200 conversations with investors through our attendance at over 20 investor conferences, roadshows, and on-site visits, as well as phone calls, where management met both individually and in small groups with investors representing approximately [76]% of our institutional ownership as of December 31, 2014.

In addition to these meetings, the Compensation Committee systematically engaged with certain stockholders in order to understand and address the issues raised regarding our corporate governance and compensation practices expressed by the 2014 Say on Pay vote. In order to provide stockholders with perspective on the decisions made and the process by which they were reached, the Compensation Committee felt it was important that Mr. Opperman, the Chair of the Compensation Committee, meet personally with these certain stockholders. During the course of these meetings, all but two of which were in person, Mr. Opperman spoke with institutional investors owning approximately [47]% of our institutional ownership as of December 31, 2014.

Set forth below were the primary concerns expressed by our stockholders through these meetings, and the actions the Compensation Committee took in response to those concerns:

Stockholder Concerns	Action Taken in Response to Stockholder Concerns
Single-Trigger awards provide an unjust enrichment to NEOs by providing a payout even in cases where NEOs do not lose their positions following a change in control.

In response to stockholder concerns, the Compensation Committee adopted a new omnibus plan subject to stockholder approval. Under the proposed plan, as further detailed under Proposal 2, equity awards would not automatically vest following a change in control. TCF plans to include a “double-trigger” change in control provision in all future equity awards, meaning that if, following a change in control of TCF, a participant’s employment is terminated without cause, all then-unvested time-based restricted stock awards will vest upon termination and all then-unvested performance-based awards will vest at the level corresponding to full performance.

Payment of the Annual Cash Incentive at the maximum level to all NEOs disconnects pay and performance if stockholder returns are not similarly high.

The Compensation Committee understands stockholders’ concerns and believes that aligning pay with stockholder return is an essential objective of TCF’s compensation program. The Compensation Committee is continuing to implement measures to more closely align compensation with stockholder returns, as evidenced by the adoption of TSR as the vesting criteria for performance awards granted under the long-term incentive plan beginning in 2015. Further, the Compensation Committee has revised the 2015 Annual Cash Incentives (i) to decrease the maximum payout as a percentage of base salary from 200% to 150% for NEOs other than Mr. Cooper and (ii) to create a tiered and more rigorous payment schedule for Annual Cash Incentives that it believes will more closely align Annual Cash Incentive payments with overall performance and with stockholder returns.

Stockholders believe that the inclusion of the failure by the Board to elect Mr. Cooper as Chairman in the definition of “Good Reason” triggering a severance payment under Mr. Cooper’s employment agreement was not reflective of best practices.

After engaging with stockholders, the Compensation Committee and Mr. Cooper agreed to amend Mr. Cooper’s employment agreement to eliminate lump sum payments to Mr. Cooper (other than accrued bonus) as a result of a termination by Mr. Cooper for Good Reason based on the failure to elect Mr. Cooper as Chairman.

Stockholder Concerns	Action Taken in Response to Stockholder Concerns
The Company’s 2014 Annual Cash Incentives allow for significantly above average payouts for only average performance because even minimal improvements result in full payment.

The Compensation Committee has always had the power to exercise negative discretion to reduce award size. The Compensation Committee further responded to stockholders by basing our 2015 Annual Cash Incentive targets on relative ROA and relative ROTCE. The Compensation Committee believes that these metrics are widely used and tracked in the industry, and, as more fully discussed below, demonstrate efficient use of capital.

Use of certain metrics relative to our peers, and other metrics on an absolute basis create the perception that the Company may be trying to pick and choose metrics which are more favorable to it.	For 2015, all of the performance metrics chosen by the Compensation Committee are relative to the TCF’s peers. No absolute metrics were adopted.
Investors currently have no right to call a special meeting.

On January 23, 2015, the Board approved amendments to our Certificate of Incorporation and Bylaws, subject to stockholder approval of Proposal 3, to provide stockholders with the right to call a special meeting at the request of at least 25% of our common stock.

Engagement of Towers Watson other than by the Compensation Committee for compensation-related services creates a conflict of interest.

In early 2014, we made the decision to no longer engage Towers Watson for general benefits consulting services, and decided that only the Compensation Committee will retain Towers Watson, and only for executive compensation-related services.

In addition, stockholders expressed concern that Mr. Cooper’s 500,000 share grant was large, and lacked rigorous performance goals. Mr. Opperman explained to stockholders the Compensation Committee’s use of the award to Mr. Cooper in the context of our overall succession planning. He underscored the importance of the award in retaining Mr. Cooper following his tenure as CEO in order to ensure a smooth transition, particularly in light of the fact that Mr. Cooper would not be eligible for annual or long-term incentives during that period. The Compensation Committee felt that it would be unfair to change the incentive target associated with the award after the award was granted and the performance period had commenced. We believe that stockholders were pleased with the background and perspective Mr. Opperman provided regarding the purpose of the award, and the fact that grants of this size and character are not intended to be routine in the future.

We believe that these changes address the concerns expressed by stockholders and incorporate current compensation and governance best practices. The Compensation Committee also engaged Towers Watson, its executive compensation consultant, to help the Committee redesign its compensation program in response to the 2014 Say on Pay vote.

The following details the changes to the annual cash and long-term incentives for NEOs for 2015:

2015 Annual Cash Incentive. In January 2015, the Compensation Committee approved the 2015 MIP, effective for services beginning on January 1, 2015 for certain executives, including each NEO other than Mr. Stratton. Under the 2015 MIP, the NEOs, other than Mr. Cooper and Mr. Stratton (retired), are eligible to receive an annual cash incentive award not to exceed 150% of base salary based on the achievement of performance goals described below. Mr. Cooper, who will not receive a long-term equity incentive award for 2014, is eligible to receive an annual cash incentive award not to exceed 200% of his base salary. The Compensation Committee, with input from Towers Watson, selected relative ROTCE and relative ROA as the performance criteria because they are commonly used by stockholders and investment professionals when evaluating the Company. The Compensation Committee established threshold, target and maximum targets and corresponding award opportunities expressed as a percentage of base salary paid during the fiscal year, as follows:

	Payout as a Percentage of Target	Payout as a Percentage of Base Salary – ROTCE		Payout as a Percentage of Base Salary – ROA		Payout as a Percentage of Base Salary – Total
		NEOs (other than Mr. Cooper)	Mr. Cooper	NEOs (other than Mr. Cooper)	Mr. Cooper	NEOs (other than Mr. Cooper)	Mr. Cooper
Threshold	50%	18.75%	25%	18.75%	25%	37.5%	50%
Target	100%	37.50%	50%	37.50%	50%	75.0%	100%
Maximum	200%	75.00%	100%	75.00%	100%	150.0%	200%

As always, the Compensation Committee will have the ability to reduce or eliminate the Annual Cash Incentive award for each executive in its discretion, which may include its subjective evaluation of our performance relative to the 2015 Peer Group or our relative TSR, as well as evaluation of each NEO’s individual performance and risk management considerations. If we do not achieve the threshold performance, no annual incentives will be paid under the 2015 MIP.

Under the 2015 MIP, participants will be eligible to receive annual cash incentive awards (i) not to exceed 150% of base salary for the NEOs other than Mr. Cooper and (ii) not to exceed 200% of his base salary for Mr. Cooper based on the following performance criteria:

•                  ROTCE (50%): The participant will be eligible to receive a cash incentive of an amount determined as follows:

▪                  Threshold payout if our ROTCE for 2015 is at the 80th percentile of the 2015 Peer Group (defined below);

▪                  Target payout if our ROTCE for 2015 is at the 50th percentile of the 2015 Peer Group; or

▪                  Maximum payout if our ROTCE for 2015 is at or above the 35th percentile of the 2015 Peer Group.

•                  ROA (50%): The participant will be eligible to receive a cash incentive of an amount determined as follows:

▪                  Threshold payout if our ROA for 2015 is equal to 80% of the average ROA of the 2015 Peer Group for 2015;

▪                  Target payout if our ROA for 2015 is equal to the average ROA of the 2015 Peer Group for 2015; or

▪                  Maximum if our ROA for 2015 is equal to or above 120% of the average ROA of the 2015 Peer Group for 2015.

For results between payout levels, the payout will be interpolated in a linear fashion. For performance below threshold, no payouts will be made.

The Compensation Committee believes that these performance goals measure the key operational performance metrics of TCF against its peers that are subject to similar regulatory requirements and have similar characteristics (e.g., revenue, assets, etc.). The Compensation Committee believes that measuring performance relative to peers which are subject to similar macroeconomic factors and regulatory requirements provides better insight into management performance.

The Compensation Committee believes that the payout levels above represent appropriate levels based on our performance relative to that of our peers. In connection with the long-term incentives discussed below, the Compensation Committee believes that its compensation plan provides balanced incentives between short- and long-term bases without promoting excessive short-term risk taking. ROTCE and ROA will be calculated as provided in the Performance-Based Compensation Policy, and will exclude extraordinary items.

For 2015, the Compensation Committee included in our peer group all publicly-traded banks and thrift institutions with assets between $10 billion and $50 billion as of September 30, 2014 that report at least one quarter of fiscal 2015 earnings results by January 31, 2016 (the “2015 Peer Group”).

2015 Long-term Incentives. As discussed above, the Compensation Committee responded to concerns raised by stockholders by making changes to many aspects of its compensation plan. The Compensation Committee determined that the NEOs’ target long-term incentive opportunity for 2015 would equal 125% of base salary and would consist of 50% time-based restricted stock and 50% performance-based restricted stock units. The Compensation Committee determined the size of the awards with a view to putting more weight on long-term equity awards that would further align stockholder interests with those of the NEOs. Due to Mr. Stratton’s retirement in early 2015, he did not receive an award. In addition, because of the 2014 grant provided to Mr. Cooper, he did not receive a long-term equity award. The time-based restricted stock units will vest pro-rata over three years on December 31, 2015, 2016 and 2017.

For the performance-based restricted stock units, the Compensation Committee established threshold, target, and maximum targets, and corresponding vesting opportunities expressed as a percentage of base salary as of January 25, 2015, as follows:

	Payout as a Percentage of Target	Payout as a Percentage of Base Salary
Threshold	50%	31.25%
Target	100%	62.50%
Maximum	150%	93.75%

The performance goal for the performance-based restricted stock units is our TSR over the three-year performance period ending December 31, 2017 compared to our 2015 Peer Group, excluding peers which do not remain publicly traded for the full three-year performance period. The Compensation Committee, with input from Towers Watson, selected TSR as the performance metric because it is a direct measure of stockholder value creation which will increase the alignment of executive and stockholder interests, and is favored by stockholders.

The performance-based restricted stock units will vest as follows:

•                Threshold payout if our TSR for the performance period is at the 75th percentile of the 2015 Peer Group at the end of the performance period;

•                Target payout if our TSR for the performance period is at the 50th percentile of the 2015 Peer Group at the end of the performance period; or

•                Maximum payout if our TSR for the performance period is at or above the 25th percentile of the 2015 Peer Group at the end of the performance period.

For results between payout levels, the payout will be interpolated in a linear fashion. For example, if TCF achieved performance of 11th out of a 40 company peer group, or just outside the first quartile, then the payout would be at 145% of target (or units representing 90.625% of base salary would vest), while if TCF achieved performance of 29th out of a 40 company peer group, then the payout would be at 55% of target (or units representing 34.375% of base salary would vest). For levels below threshold, no units will vest.

Primary Elements of Compensation

The Compensation Committee uses a variety of compensatory arrangements to achieve its overall compensation goals, including base salary, annual cash incentives and long-term incentives. This balanced use of the various elements provides short- and long-term incentives to executives for individual and company performance while not encouraging excessive risk-taking within the organization. The Compensation Committee believes that above average Company performance should be rewarded through the use of variable elements of compensation such as annual cash incentives, restricted stock and stock option awards. While the amount and percentage of long-term incentives have historically not been formally tied to base salary, annual cash incentives are expressed as a percentage of base salary, so the potential size of such awards also increase with increases in base salary. The Compensation Committee utilizes a variety of performance goals for annual cash incentives and long-term incentives to discourage NEOs from becoming overly focused on a single measure of the Company’s performance. The Compensation Committee reviews executive compensation at least annually in light of its compensation objectives. The Compensation Committee compares levels of TCF executive base salary, annual cash incentives, long-term incentives and aggregate total compensation with that of our peer group.

Compensation Component	Objective	Determination
Base Salary	A fixed component that is intended to provide a competitive level of compensation necessary to attract and retain highly qualified executives.

The Compensation Committee reviews base salary market practices at least annually through the use of a peer group comparative analysis and an analysis prepared by Towers Watson. The Compensation Committee reviews the base salaries of the NEOs, both in the aggregate, as compared to the aggregate amounts paid to named executive officers at each peer group company, and individually, as compared to the named executive officer at each peer group company with the same relative pay ranking.

Annual Cash Incentive	Designed to reward NEOs for achieving short-term financial objectives that the Compensation Committee believes will have a long-term financial impact on stockholder value.

Annual cash incentive awards are contingent upon the Company achieving predetermined performance goals. The performance goals are based on one or more performance criteria chosen by the Compensation Committee from a list of measures approved by our stockholders.

Long-Term Incentive

Designed to align the interests of executives with those of the Company’s stockholders, and to retain and motivate talented executives. Long-term incentives are equity-based and are provided under stockholder-approved plans which permit the Company to grant a variety of equity-based awards, including restricted stock and stock options, although stock options have not been granted since 2008.

The size and form of these awards has historically been determined by the Compensation Committee based on a number of factors, including its evaluation of market practice (through use of the peer group comparative analysis and the Towers Watson analysis), base salary, length of service, ownership of TCF common stock and quantity, amount, and vesting schedule of previous grants. Awards may be granted subject to achievement of one or more performance criteria chosen by the Compensation Committee from a list of measures approved by our stockholders.

Other Forms of Compensation

Retirement and Other Benefits. The Compensation Committee believes that benefits are an important aspect of our ability to attract and retain quality employees, and believes our benefits programs are consistent with market practices based on its review of industry peers and other local employers. Benefits such as the service-weighted match formula of the TCF Employees Stock Purchase Plan (“ESPP”) are designed to serve as a retention tool. Each NEO generally has access to the benefits provided to all full-time employees. Standard benefits received by an NEO as a full-time employee have no impact on the amount of other elements of compensation awarded to the NEO.

ESPP and ESPP-Supplemental Plan. Our ESPP offers matching contributions made by the Company on the first 6% of pay contributed after the employee’s first year of service. The match percentage is based on an employee’s length of service with the Company. The plan qualifies as an employee stock ownership plan and qualified tax or deferred compensation plan (“401(k) Plan”) under the Code. In combination with the ESPP-Supplemental Plan, each NEO may contribute the same percentage of pay as any employee and receives the same match percentage based on length of service with the Company or its subsidiaries.

The Code limits the amount of employee contributions and Company matching contributions under the ESPP for certain individuals, including each NEO. The Company created the ESPP-Supplemental Plan, a nonqualified supplemental plan, which was approved by stockholders in 2006 to address these limitations. For the approximately 282 participants as of January 31, 2015, all amounts contributed over the ESPP Plan limit are credited to the ESPP-Supplemental Plan, the operation of which generally mirrors the ESPP. The Compensation Committee encourages executives to hold TCF common stock and believes the ESPP-Supplemental Plan is an important tool to allow executives to acquire more shares and further align the interests of executives with those of our stockholders.

Pension Benefits. We froze our pension plan in 2004 and discontinued further pay credits in 2006. Pension benefits are disclosed below in the “Pension Benefits in 2014” table and described in the narrative following that table.

Insurance Benefits. NEOs are eligible for the same group medical, dental, disability, life insurance and other similar benefits that are generally available to our full-time employees.

Perquisites. Perquisites received by NEOs include use of Company-owned or -leased automobiles, club memberships, executive physicals, life insurance, incentive trips, matching charitable contributions, and tax return preparation. Mr. Cooper receives personal use of the Company airplane. Mr. Cooper may also approve personal use of the Company airplane by other NEOs on a case-by-case basis. The purpose of these perquisites is to provide additional benefits, reduce security risks and enhance scheduling and efficient use of the NEOs’ time. The Compensation Committee reviews the perquisites of the NEOs and other officers on an annual basis.

Control and Risk Process

Recovery (“Clawback”) of Performance-Based Compensation

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) requires recovery of certain compensation from the Principal Executive Officer and the Principal Financial Officer in the event of a restatement of financial results due to misconduct.  The Audit Committee is responsible for determining whether annual cash incentive or long-term incentive compensation paid to the Principal Executive Officer or the Principal Financial Officer should be recovered in the event of a restatement.  The employment agreements of Messrs. Cooper, Dahl, and Jasper set forth their obligations to comply with these provisions of Sarbanes-Oxley, if applicable.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 will require companies to adopt additional mandatory clawback policies once new rules mandated by the Act become effective.  The SEC will direct the national securities exchanges and associations to amend their listing standards to require that every listed company adopt a compensation recovery policy that includes a clawback policy to recover any incentive-based compensation paid out based on erroneous financial information reported.  Following an accounting restatement due to material noncompliance with any financial reporting requirements, companies must seek repayment from any current or former executive officer of any incentive-based compensation (including stock options) paid during the three-year period preceding the date that the company is required to prepare the accounting restatement.  There are a number of areas addressed by proposed rulemaking that require clarification and we expect to adopt a compensation recovery policy once the NYSE has clarified these issues and amended its listing standards.

Compensation Policies and Practices as They Relate to Risk Management

On an annual basis, the Compensation Committee performs a review of our incentive compensation policies and practices for senior executive officers and others, individually or in the aggregate, who may have the potential to expose the Company to material levels of risk.  The Compensation Committee bases this review in part on an analysis of such compensation arrangements by our incentive compensation risk officer.  The analysis and the Compensation Committee’s review consider, among other things, the balance between short-term and long-term components of incentive compensation for the senior executive officers, the factors used to determine eligibility for an award in the case of annual cash incentives, terms of vesting in the case of long-term incentive awards to the senior executive officers, risk management considerations, and how these elements relate to our most significant risks.  In the case of senior executive officers, the Compensation Committee places significant reliance on its ability to reduce or withhold an award if it determines that the executive incurred excessive risk.  Based on these reviews, the Compensation Committee determined that the risks arising from our incentive compensation arrangements, and compensation policies and practices in general, are not reasonably likely to have a material adverse effect on the Company.

Annual Perquisite Report

The Compensation Committee annually reviews a report of executive perquisites.  The Compensation Committee uses the report to determine, in its own judgment, whether perquisites for our executives are reasonable.  The Compensation Committee will reduce or eliminate any perquisite if it is determined that the perquisite, or total perquisites, are excessive based on its judgment and understanding of industry norms.

Stock Ownership Guidelines for NEOs

On January 17, 2012, the Board adopted Stock Ownership Guidelines for the Directors, the CEO, the other NEOs and certain other executives.  The Stock Ownership Guidelines provide that the CEO is expected to own shares of TCF common stock worth an amount equal to five times his base salary and each other NEO is expected to own shares of TCF common stock equal to three times his base salary.

All shares of TCF common stock owned directly or indirectly by an NEO will be considered in determining whether the Stock Ownership Guidelines have been met, including restricted stock (vested and unvested) and shares held in the ESPP and ESPP-Supplemental Plan.  Stock options will not count towards the Stock Ownership Guidelines.  The shares of TCF common stock are valued at the higher of fair market value or the executive’s cost basis.

Each NEO has until the later of January 16, 2017, or the fifth anniversary of his or her appointment to an executive officer position to reach the applicable target ownership level.  The Compensation Committee is responsible for monitoring the application of the Stock Ownership Guidelines and shall prepare and deliver a report to the Board annually.  Failure to meet, or in unique circumstances, to show sustained progress toward meeting the Stock

Ownership Guidelines as determined by the Compensation Committee, may result in an individual being required to retain all shares obtained through restricted stock vesting or the exercise of stock options.  Although the Stock Ownership  Guidelines  are  not  effective  for  any  of  the  NEOs  until  January  2017,  as  of  February 23, 2015, each  NEO  owned  a  sufficient  number  of  shares  of  TCF  common  stock  to  be  in  compliance  with  the  Stock  Ownership  Guidelines.

The Compensation Committee adopted the Stock Ownership Guidelines because it believes that it is in the best interests of the Company and its stockholders to further align the long-term financial interests of executive management  with  those  of  our  stockholders  by  encouraging  stock  ownership  among  our  executives.   The Board believes that executive stock ownership demonstrates a long-term commitment to the growth and profitability of the Company.

Our Insider Trading Policy prohibits Directors and employees, including executive officers, from hedging the economic risk of ownership of any TCF securities they own, and requires prior approval from the General Counsel before any Director or employee, including executive officers, pledges any TCF securities.

Peer Groups

2014 Peer Group.  The 2014 Peer Group consists of all publicly-traded banks and thrift institutions with assets between $10 billion and $50 billion as of September 30, 2013 that reported at least one quarter of fiscal 2014 earnings results by January 31, 2015, including: New York Community Bancorp, Inc.; Hudson City Bancorp, Inc.; Popular, Inc.; First Niagara Financial Group, Inc.; First Republic Bank; People’s United Financial, Inc.; BOK Financial Corporation; City National Corporation; Synovus Financial Corp.; First Horizon National Corporation; Associated Banc-Corp; Cullen/Frost Bankers, Inc.; East West Bancorp, Inc.; SVB Financial Group; First Citizens BancShares, Inc.; Commerce Bancshares, Inc.; Webster Financial Corporation; Hancock Holding Company; Susquehanna Bancshares, Inc.; Astoria Financial Corporation; Wintrust Financial Corporation; EverBank Financial Corp; Signature Bank; Fulton Financial Corporation; Valley National Bancorp; First National of Nebraska, Inc.; Flagstar Bancorp, Inc.; FirstMerit Corporation; Prosperity Bancshares, Inc.; Bank of Hawaii Corporation; UMB Financial Corporation; PrivateBancorp, Inc.; BancorpSouth, Inc.; First BanCorp; BankUnited, Inc.; IBERIABANK Corporation; Washington Federal, Inc.; International Bancshares Corporation; F.N.B.  Corporation; Trustmark Corporation; Umpqua Holdings Corporation; TFS Financial Corporation; Investors Bancorp, Inc.; Cathay General Bancorp; Texas Capital Bancshares, Inc.; and Central Bancompany, Inc.

2015 Peer Group.  The 2015 Peer Group will consist of all publicly-traded banks and thrift institutions with assets between $10 billion and $50 billion as of September 30, 2014 that report at least one quarter of fiscal 2015 earnings results by January 31, 2016, which may include: New York Community Bancorp, Inc.; Hudson City Bancorp, Inc.; Popular, Inc.; First Niagara Financial Group, Inc.; First Republic Bank; People’s United Financial, Inc.; BOK Financial Corporation; City National Corporation; Synovus Financial Corp.; First Horizon National Corporation; Associated Banc-Corp; Cullen/Frost Bankers, Inc.; East West Bancorp, Inc.; SVB Financial Group; First Citizens BancShares, Inc.; Commerce Bancshares, Inc.; Webster Financial Corporation; Hancock Holding Company; Susquehanna Bancshares, Inc.; Astoria Financial Corporation; Wintrust Financial Corporation; EverBank Financial Corp; Signature Bank; Fulton Financial Corporation; Valley National Bancorp; First National of Nebraska, Inc.; FirstMerit Corporation; Prosperity Bancshares, Inc.; Bank of Hawaii Corporation; UMB Financial Corporation; PrivateBancorp, Inc.; BancorpSouth, Inc.; First BanCorp; BankUnited, Inc.; IBERIABANK Corporation; Washington Federal, Inc.; International Bancshares Corporation; F.N.B.  Corporation; Trustmark Corporation; Umpqua Holdings Corporation; TFS Financial Corporation; Investors Bancorp, Inc.; Cathay General Bancorp; Texas Capital Bancshares, Inc.; Central Bancompany, Inc.; PacWest Bancorp; MB Financial, Inc.; United Security Bancshares, Inc.; Old National Bancorp; and Western Alliance Bancorporation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management.  Based on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in TCF’s Proxy Statement.

BY THE COMMITTEE:

Vance K. Opperman, Chair	Peter Bell	William F. Bieber	Theodore J. Bigos
	Karen L. Grandstrand	Richard A. Zona

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table (the “Summary Compensation Table”) identifies the cash and non-cash compensation awarded to or earned by the NEOs in 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (5) ($)	Total ($)
William A. Cooper Director, Chairman and CEO (Principal Executive Officer)	2014 2013 2012	$1,500,000 $1,500,000 $1,500,000	$ - $ - $ -	$7,939,388 $ - $4,493,750	$ - $ - $ -	$3,000,000 $3,000,000 $ -	$46,907 $ 5,681 $36,215	$479,036 $276,337 $237,184	$12,965,331 $ 4,782,018 $ 6,267,149
Michael S. Jones Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2014 2013 2012	$ 324,808 $ 300,000 $ 300,000	$ - $ - $ -	$ 387,620 $ - $1,198,714	$ - $ - $ -	$ 650,000 $ 600,000 $ -	$ - $ - $ -	$ 59,708 $ 21,831 $ 32,039	$ 1,422,136 $ 921,831 $ 1,530,753
Thomas F. Jasper Director, Vice Chairman and Executive Vice President	2014 2013 2012	$ 550,000 $ 549,808 $ 500,000	$ - $ - $ -	$ - $ 238,622 $2,246,875	$ - $ - $ -	$1,100,000 $1,100,000 $ -	$ 4,379 $ - $ 3,683	$124,300 $ 48,476 $ 71,579	$ 1,778,679 $ 1,936,906 $ 2,822,137
Craig R. Dahl Director, Vice Chairman and Executive Vice President	2014 2013 2012	$ 550,000 $ 549,808 $ 500,000	$ - $ - $ -	$ - $ 238,622 $2,246,875	$ - $ - $ -	$1,100,000 $1,100,000 $ -	$ 5,214 $ - $ 607	$ 121,785 $ 43,756 $ 68,548	$ 1,776,999 $ 1,932,186 $ 2,816,030
Earl D. Stratton (4) Former Executive Vice President, Chief Operating Officer and Chief Privacy Officer	2014 2013 2012	$ 400,000 $ 400,000 $ 400,000	$ - $ - $ -	$ 239,402 $ - $ 320,605	$ - $ - $ -	$ 800,000 $ 800,000 $ -	$ 9,305 $ - $14,626	$160,594 $133,296 $ 97,021	$ 1,609,301 $ 1,333,296 $ 832,252

(1)       The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the NEO.  The amount consists of time- and performance-based restricted stock awards at grant date fair value computed in accordance with FASB ASC Topic 718.  The fair value of the 2012 performance-based restricted stock awards to Messrs. Cooper, Jones, Jasper, and Dahl, and the 2014 performance-based restricted stock award to Mr. Cooper is based on the maximum payout under the awards.  The 2012 performance-based restricted stock awards made to Messrs. Cooper, Jones, Jasper, and Dahl and the 2014 performance-based restricted stock awards to Mr. Cooper were deferred into the TCF Employees Deferred Stock Compensation Plan (the “Deferred Stock Plan”).  None of the restricted stock awards are entitled to dividends until the awards vest.  TCF’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 15 of the Notes to Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)       Non-equity incentive plan compensation represents any awards in recognition of achievement of performance goals under TCF’s MIP for the applicable year.  For 2014, the NEOs earned awards of 200% of base salary as further described in the CD&A under “2014 Payment of Named Executive Officers - Key 2014 and Early 2015 Compensation Decisions – 2014 Annual Cash Incentive.”

(3)       Amounts shown reflect only the change in pension value, since there were no above-market or preferential earnings on TCF’s nonqualified deferred compensation plans.   Mr. Jones joined the Company after June 30, 2004 and therefore is not a participant in the Pension Plan.  Pay credits to the Pension Plan were discontinued effective April 1, 2006.  However, interest credits continue to be credited.

(4)       Mr. Stratton retired effective January 31, 2015.

(5)             Amounts shown in the “All Other Compensation” column for 2014 consist of the following:

		Employer Matching Contributions
Name	Perquisites (a)	ESPP Plan (b)	ESPP-Supplemental Plan (b)	Total
Cooper	$209,036	$15,600	$254,400	$479,036
Jones	$ 18,092	$11,700	$ 29,916	$ 59,708
Jasper	$ 25,300	$15,600	$ 83,400	$124,300
Dahl	$ 22,785	$15,600	$ 83,400	$121,785
Stratton	$ 88,594	$15,600	$ 56,400	$160,594

(a)              All of the NEOs were eligible to receive the following perquisites, none of which individually exceeded $25,000 in 2014, except as set forth below: imputed life insurance, executive tax service, personal use of club memberships, incentive trips, personal use of company car, personal use of company aircraft, matching charitable contributions, employer contributions to health savings accounts (subject to certain IRS rules), and executive physicals.  Messrs. Cooper and Stratton each received personal use of company aircraft in the amount of $167,270 and $53,222, respectively (calculated on a pre-tax basis).  These amounts are the aggregate incremental cost of non-business travel use, as determined based on the average weighted cost of fuel and maintenance, crew travel expense, on-board catering expense, landing fees, trip-related hangar/parking costs, and smaller variable costs.  In the event that a family member or guest accompanied him on a flight, the above amount also includes any incremental costs, such as on-board catering costs that may be associated with such travel.

(b)       Employer matching contributions to the ESPP were limited in 2014 to 100% of 6% of covered compensation up to the limit of $260,000 for employees eligible to participate in the ESPP-Supplemental Plan for all NEOs other than Mr. Jones.  Employer matching contributions to the ESPP for Mr. Jones were limited to 75% of 6% due to his current length of service.  The balance of the employer matching contributions in 2014 was made to the ESPP-Supplemental Plan.

Employment Agreements

Provisions of the employment agreements of Messrs. Cooper, Dahl, and Jasper are described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Employment Agreements.”  Mr. Jones does not have an employment agreement with TCF and Mr. Stratton did not have one prior to his retirement.

Amount of Salary and Bonus in Proportion to Total Compensation

The relationship of salary to the  NEOs’ total compensation will vary from year to year primarily depending on the amount of non-equity incentive compensation (annual cash incentive) and grant date fair value of stock awards, as discussed in the CD&A.

Grants of Plan-Based Awards in 2014

The following table shows awards to the NEOs that were granted in 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	of Shares of Stock (3) (#)	Value of Stock Awards (4) ($)
Cooper	01/20/14	$750,000	$1,500,000	$3,000,000	-	-	$ -
	03/10/14	$ -	$ -	$ -	500,000	-	$7,939,388
Jones	01/20/14	$150,000	$ 300,000	$ 600,000	-	-	$ -
	01/28/14	$ -	$ -	$ -	-	25,000	$ 387,620
Jasper	01/20/14	$275,000	$ 550,000	$1,100,000	-	-	$ -

Dahl	01/20/14	$275,000	$ 550,000	$1,100,000	-	-	$ -

Stratton	01/20/14	$200,000	$ 400,000	$ 800,000	-	-	$ -
	04/23/14	$ -	$ -	$ -	-	15,000	$ 239,402

(1)             Represents range of possible payments under the 2014 MIP made under the TCF Performance-Based Compensation Policy as described in the CD&A under “2014 Payment of Named Executive Officers - Key 2014 and Early 2015 Compensation Decisions – 2014 Annual Cash Incentive.”  The actual amount earned is presented in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)             Represents an award of performance-based restricted stock made to Mr. Cooper under the TCF Financial Incentive Stock Program (the “Incentive Stock Program”) in connection with the extension of his employment agreement through December 31, 2017.  Vesting of the award is conditional on Mr. Cooper’s continued employment with TCF and performance criteria which have been met.  Based on 2014 results, the performance goal was achieved and 250,000 shares will vest on each of January 1, 2017 and January 1, 2018, subject to continued employment or accelerated vesting pursuant to the terms of the agreement.  The material terms of the award are described in the CD&A under the heading “2014 Payment of Named Executive Officers – William A. Cooper.”

(3)       Awards represent grants of service-based restricted stock made under the Incentive Stock Program.  The material terms of the awards are described in the CD&A under the heading “2014 Payment of Named Executive Officers.”  Mr. Jones’s award will vest in full on February 1, 2019 and a pro-rata portion of Mr. Stratton’s award vested upon his retirement.  The shares of restricted stock are not entitled to dividends until the awards vest.

(4)             The grant date fair values of the award made to Mr. Cooper are based on values of $16.02 and $15.74 per share.  The grant date fair values of the awards made to Messrs. Jones and Stratton are based on values of $15.50 and $15.96 per share, respectively.

Outstanding Equity Awards at December 31, 2014

The following table shows all equity awards that were outstanding at December 31, 2014 for each NEO:

		Option Awards			Stock Awards
	Year
		Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
Name	of Award	Exercisable(1)	Unexercisable	Price ($)	Expiration Date	Vested(2) (#)	Vested(3) ($)	Not Vested(4) (#)	Not Vested(3) ($)
Cooper	2008	800,000	-	$12.85	8/1/2018	-	$ -	-	$ -
	2012	-	-	-	-	-	$ -	250,000	$3,972,500
	2014	-	-	-	-	-	$ -	500,000	$7,945,000
Jones	2010	-	-	-	-	3,000	$ 47,670	-	$ -
	2011	-	-	-	-	6,000	$ 95,340	-	$ -
	2012	-	-	-	-	25,000	$ 397,250	-	$ -
	2012	-	-	-	-	-	$ -	50,000	$ 794,500
	2014	-	-	-	-	25,000	$ 397,250	-	$ -
Jasper	2008	141,000	-	$15.75	1/22/2018	-	$ -	-	$ -
	2012	-	-	-	-	-	$ -	125,000	$1,986,250
	2013	-	-	-	-	19,142	$ 304,166	-	$ -
Dahl	2008	225,000	-	$15.75	1/22/2018	-	$ -	-	$ -
	2012	-	-	-	-	-	$ -	125,000	$1,986,250
	2013	-	-	-	-	19,142	$ 304,166	-	$ -
Stratton	2008	118,000	-	$15.75	1/22/2018	-	$ -	~~-~~	$ -
	2012	-	-	-	-	10,000	$ 158,900	~~-~~	$ -
	2014	-	-	-	-	15,000	$ 238,350	~~-~~	$ -

(1)             The stock options vested in two installments:  50% on January 1, 2011 and the remaining 50% on January 1, 2012.  In light of Mr. Stratton’s retirement on January 31, 2015, his options will expire after January 31, 2016.

(2)             Represents restricted stock awards that vest as follows:  the 2010 award will vest on April 1, 2015; the 2011 award will vest on April 1, 2016; the 2012 award to Mr. Jones will vest on January 1, 2017; the 2012 award to Mr. Stratton vested on January 1, 2015; the 2013 awards to Messrs. Jasper and Dahl will vest on January 1, 2016; and the 2014 award to Mr. Jones will vest on February 1, 2019.  In accordance with the terms of Mr. Stratton’s 2014 restricted stock award, the Compensation Committee provided for pro-rata vesting upon Mr. Stratton’s retirement.

(3)             Market or payout value was determined using the year-end closing stock price of $15.89 per share.

(4)             The unvested portion of the 2012 performance-based restricted stock awards will vest following the first consecutive four-quarter period beginning after June 30, 2014 that return on average assets (as defined in the Incentive Stock Program) averages at least 1.2%.  Upon vesting, 50% of the shares then vesting will be immediately distributed from the Deferred Stock Plan to the recipient, while the remaining 50% of the shares then vesting will remain  in  the  Deferred  Stock  Plan  until  the  earlier  of  (i) two years from the date of vesting and (ii) the occurrence of either a change in control of TCF, or the death or disability of the NEO.  The performance goal related to Mr. Cooper’s 2014 award has been achieved, such that 250,000 shares will vest and be distributed on January 1, 2017 and the balance will vest and be distributed on January 1, 2018, subject to continued employment.

Option Exercises and Stock Vested in 2014

The following table shows information for option exercises and vesting of stock awards in 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Cooper	-	$-	750,000	$12,130,000
Jones	-	$-	57,500	$927,963
Jasper	-	$-	225,000	$3,635,750
Dahl	-	$-	175,000	$2,826,000
Stratton	-	$-	60,000	$971,700

(1)             Includes shares of 2011 deferred restricted stock that vested in January 2014 that will be distributed upon the later of January 1, 2017 or six months following a separation from service, as follows:  Mr. Cooper, 500,000; Mr. Jasper, 100,000; Mr. Dahl, 50,000; and Mr. Stratton, 50,000.  Also includes shares of 2012 performance-based restricted stock that vested in July 2014 that will be deferred until July 2016, as follows:  Mr. Cooper, 125,000; Mr. Jones, 25,000; Mr. Jasper, 62,500; and Mr. Dahl, 62,500.

(2)             Amounts reflect the market value of TCF common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the average of the high and low sales prices on the NYSE for TCF common stock on the vesting date.

Pension Benefits in 2014

The following table shows information on the defined benefit pension plan benefits of the NEOs:

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Cooper (3)	Pre-1990 Plan Benefit	5.67	$292,749	$24,153
Jones (4)	-	-	$-	$-
Jasper	Pension Plan	3.25	$26,949	$-
Dahl	Pension Plan	5.75	$75,872	$-
Stratton	Pre-1990 Plan Benefit	5.25	$115,369	$-
	Pension Plan	15.58	$35,657	$-

(1)             The number of years of credited service may be less than actual years of service with TCF or its subsidiaries because either the plan was not in effect or was frozen sometime during the NEO’s tenure with TCF or its subsidiaries.  None of the NEOs was given credited service other than for their actual years of service with TCF or its subsidiaries.

(2)             All values shown are determined using interest rate and mortality assumptions consistent with those used in the Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2014; however, the Pre-1990 Plan Benefit (defined below) is provided under a nonparticipating group annuity contract which is not included in TCF’s Consolidated Financial Statements.  See “Material Information Regarding Pension Benefits,” which follows this table.

(3)             Mr. Cooper commenced his benefit following his retirement in 2005 and prior to returning to TCF as CEO in 2008.  Mr. Cooper received his entire benefit from the Pension Plan in 2006.

(4)             Mr. Jones joined TCF after June 30, 2004 and therefore is not a participant in the Pension Plan.

Material Information Regarding Pension Benefits

TCF maintains a pension plan for all employees hired prior to July 1, 2004.  Pay credits to such plan were discontinued as of April 1, 2006.  At the time pay credits were discontinued, all active employees were deemed 100% vested in their benefits.  Benefits accrued under two distinct formulas:  a traditional final average pay formula in effect prior to September 1, 1990 (the “Pre-1990 Plan Benefit”) and a cash balance formula in effect since September 1, 1990 under the Pension Plan.  Both are described below.

Pension Plan:  Cash Balance Formula – Post September 1, 1990 Benefit Accruals.  Benefits have been provided under a cash balance formula since September 1, 1990.  Pay credits equal to the Applicable Percentage (based on the sum of age and years of service) multiplied by Certified Earnings (as defined below) were credited to the retirement accounts periodically.  Pay credits were discontinued effective April 1, 2006.

The following table reflects the pay credits that were in effect for the periods indicated above each column:

Sum of the Participant’s age plus years of service on the last day of the month	Applicable Percentage
	Sept. 1, 1990 prior to Jan. 1, 2002	Jan. 1, 2002 prior to Jan. 1, 2004	Jan. 1, 2004 prior to Jan. 1, 2005	Jan. 1, 2005 prior to Jan. 1, 2006	Jan. 1, 2006 prior to April 1, 2006	Beginning on or after April 1, 2006
Under 30	2.5%	2.5%	2.5%	2.5%	2.5%	-
Under 34	2.5%	2.5%	-	2.5%	2.5%	-
Under 36	2.5%	2.5%	-	-	2.5%	0.0%
Under 38	2.5%	2.5%	-	-	-	-
Under 40	2.5%	-	-	-	-	-
30 but less than 32	-	-	2.6%	-	-	-
32 but less than 34	-	-	2.7%	-	-	-
34 but less than 36	-	-	2.8%	2.6%	-	-
36 but less than 38	-	-	2.9%	2.7%	2.6%	0.0%
38 but less than 40	-	2.6%	3.0%	2.8%	2.7%	0.0%
40 but less than 50	3.5%	3.5%	3.5%	3.5%	3.5%	0.0%
50 but less than 60	4.5%	4.5%	4.5%	4.5%	4.5%	0.0%
60 but less than 70	5.5%	5.5%	5.5%	5.5%	5.5%	0.0%
70 but less than 80	6.5%	6.5%	6.5%	6.5%	6.5%	0.0%
80 or more	7.5%	7.5%	7.5%	7.5%	7.5%	0.0%

Interest credits are credited to the retirement accounts using the average 5-year U.S. Government bond rate from the preceding calendar year plus 0.25%, as rounded to the nearest quarter of a percent.  Interest credits were continued after April 1, 2006.

Certified Earnings generally include earned income, wages, salaries, and fees (or other amounts) for services rendered in the course of employment.  Also included are annual cash incentives, commissions paid to salespersons, compensation for services on the basis of profits, commissions on insurance premiums, tips and bonuses (but not including payments for referrals), and any pre-tax contributions to the ESPP.  Restricted stock awards are not included in Certified Earnings.

Prior to the April 1, 2006 freeze, cash balance benefits became vested after five years of vesting service, being 0% vested beforehand.

The normal retirement date is age 65.  A participant is eligible for early retirement if termination occurs after attainment of age 55 with at least five years of vesting service.  A participant is eligible for vested terminated benefits if termination occurs after attainment of at least five years of vesting service.  In either case, distribution of the cash balance account balance can occur immediately upon termination.  The amount of the distribution depends upon the payment form elected and is actuarially equivalent to the account balance earned as of the date of distribution.  The normal payment form is the life-only annuity.  A variety of other payment forms are available (including the lump sum option), all equivalent in value if paid over an average lifetime.  Mr. Dahl is currently eligible for early retirement under the Pension Plan.  Additionally, an active employee is eligible for distributions beginning at age 62.

The present value of the accumulated benefit displayed in the Pension Benefits table is the discounted value of the projected account balance at age 65 (projected with interest credits only).  The value of the accumulated benefit was determined using assumptions consistent with those used for 2014 financial reporting purposes under FASB ASC Topic 715, “Compensation – Retirement Benefits” (“Topic 715”)  unless otherwise directed by Regulation S-K.  Some of those assumptions are as follows:

•                  Benefits were assumed to commence at age 65;

•                  The assumed form of payment at distribution was the lump sum option;

•                  All benefits and present values are determined as of December 31, 2014, the plan’s Topic 715 measurement date;

•                  The discount rate used to determine present values was 3.25%  at December 31, 2014;

•                  The rate of future interest credits used was a select and ultimate assumption starting at 1.0% for 2013 and phasing to 3.5% for 2017 and beyond.  For 2014, the rate was 1.5%; and

•                  No pre-retirement mortality, termination, retirement, or disability was assumed.

See Note 16 of the Notes to Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2014 for additional information regarding TCF’s accounting policy and assumptions for employee benefit plans.

Pre-1990 Plan Benefit:  Final Average Earnings Formula – Pre September 1, 1990 Benefit Accruals.  The benefits accrued prior to September 1, 1990 were determined under a formula based on years of service and final average earnings, which is defined in the plan and is calculated based on a participant’s salary during the relevant period.  As of August 31, 1990, all benefit accruals under the pre-September 1, 1990 formula were frozen and benefits for all active employees were 100% vested.  A non-participating group annuity contract was purchased for all pre-September 1, 1990 benefits from Nationwide Life Insurance Company.  Nationwide is responsible for benefit payments for benefits earned under this formula.

The normal retirement date is age 65.  A participant is eligible for early retirement if termination occurs after attainment of age 55 with at least five years of vesting service.  A participant is eligible for vested terminated benefits if termination occurs after attainment of at least five years of vesting service.  In either case, the participant may commence benefits as early as age 55.  The age 65 accrued benefit is reduced 4% for each year that benefits commence prior to age 65.  The normal payment form is the life only annuity.  A variety of other payment forms are available, all equivalent in value if paid over an average lifetime.  Mr. Stratton was eligible for retirement under the pre-September 1, 1990 formula when he retired on January 31, 2015.  The monthly life-only benefit at age 65 would be $680.  Mr. Cooper is currently receiving payments from this plan.  The monthly life-only benefit for Mr. Cooper is $2,013.

Since a non-participating group annuity contract was purchased to provide these benefits, TCF is no longer required to, and does not, include the value of these benefits in its annual financial disclosure under Topic 715.  The present value of the accumulated benefit displayed in the Pension Benefits table is the discounted value of the life-only benefit to commence at age 65.  The present value of the accumulated benefit was determined using assumptions consistent with those otherwise used for cash balance plan financial reporting purposes under Topic 715 unless otherwise directed by Regulation S-K.  The material assumptions are as follows:

•                  Benefits were assumed to commence at age 65;

•                  Participants are assumed to take the life-only annuity payment option at benefit commencement;

•                  All benefits and present values are determined as of December 31, 2014, the measurement date used for Topic 715 reporting purposes;

•                  The discount rate used to determine present values is 3.25% at December 31, 2014;

•                  No pre-retirement mortality, termination, retirement or disability was assumed; and

•                  Post-retirement mortality is assumed to follow the RP-2000 mortality table with a fixed 17-year projection based on combined rates for active employees and retirees with no collar adjustments.

See Note 16 of the Notes to Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2014 for additional information regarding TCF’s accounting policy and assumptions for employee benefit plans.

Nonqualified Deferred Compensation in 2014

The following table shows certain information for TCF’s nonqualified account-type plans for the NEOs.  The ESPP-Supplemental Plan shown below is a nonqualified supplemental program for the ESPP, a plan which is a qualified tax or deferred plan under Section 401(k) of the Code.  The TCF contributions shown in the table for the ESPP-Supplemental Plan are matching contributions which are made at the same rate as under the ESPP.  For further information about this plan refer to the CD&A under “Compensation Practices – Other Forms of Compensation – ESPP and ESPP-Supplemental Plan.”  The Deferred Stock Plan provides the NEOs with supplemental retirement benefits by deferring certain transfers of TCF common stock awarded to them under the terms of the Incentive Stock Program.

Name	Plan	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals/ Distributions (3) ($)	Aggregate Balance at December 31, 2014 (4) ($)
Cooper(5)	ESPP-Supplemental Plan	$254,400	$254,400	$(5,983)	$(16,295)	$1,388,851
	Deferred Stock Plan	$7,939,388	$-	$(211,888)	$(2,128,750)	$21,848,750
Jones	ESPP-Supplemental Plan	$39,888	$29,916	$(197)	$(1,419)	$130,600
	Deferred Stock Plan	$-	$-	$(27,455)	$(403,250)	$1,194,295
Jasper	ESPP-Supplemental Plan	$83,400	$83,400	$36,105	$(2,860)	$625,201
	Deferred Stock Plan	$-	$-	$(84,408)	$(1,008,125)	$4,594,967
Dahl	ESPP-Supplemental Plan	$149,400	$83,400	$(4,644)	$(9,706)	$817,228
	Deferred Stock Plan	$-	$-	$(76,750)	$(1,024,375)	$3,773,875
Stratton	ESPP-Supplemental Plan	$56,400	$56,400	$(5,256)	$(8,493)	$699,870
	Deferred Stock Plan	$-	$-	$(8,000)	$(10,000)	$794,500

(1)             The amounts shown in this column are reported as compensation in the Summary Compensation Table.

(2)             Consists of dividend equivalents and unrealized appreciation or depreciation on the deemed account investments, primarily TCF common stock.  There were no above-market or preferential earnings or appreciation in 2014 or previous years.

(3)             Consists of dividend equivalents on deemed investments in TCF common stock.  The dividend equivalents are also included in the Aggregate Earnings in Last Fiscal Year column of this table.

(4)             Includes aggregate salary and matching contributions to the ESPP-Supplemental Plan reported as compensation in the Summary Compensation Table for years prior to 2014 in the following amounts:  Mr. Cooper, $726,000; Mr. Jones, $21,049; Mr. Jasper, $300,473; Mr. Dahl, $412,757; and Mr. Stratton, $77,400.  The amount for Mr. Cooper represents salary and matching contributions made since his return to TCF in 2008, as he had previously received a full distribution of his prior balance.

(5)             Mr. Cooper had 9,332 shares in the Directors Deferred Compensation Plan as of December 31, 2014.

Material Information Regarding the ESPP-Supplemental Plan

•

The NEOs’ covered compensation and contributions under the ESPP are subject to certain limits imposed by the IRS. The ESPP-Supplemental Plan allows NEOs to make pre-tax contributions from their salary and annual cash incentives at the same rate as under the ESPP and up to a total of 50% of covered pay and to receive an employer matching contribution at the same rate as under the ESPP on their contributions up to 6% of pay.

•

Employee contributions to the ESPP-Supplemental Plan made on or after April 1, 2006 may be invested, at the employee’s election, in the same investment choices that are available in the ESPP. Prior to April 1, 2006 all employee contributions were invested in TCF common stock. Employer matching contributions to the ESPP-Supplemental Plan are invested 100% in TCF common stock.

•

The amounts allocated to the accounts of each of the NEOs primarily consist of deemed TCF common stock. Earnings on deemed TCF common stock investments in the plan during 2014 consisted of $0.20 per share in dividend equivalents and depreciation during 2014 of $0.36 per share. Dividend-equivalent distributions are made from the ESPP-Supplemental Plan at the same time and at the same rate as to holders of TCF common stock generally.

•

Distributions from the ESPP-Supplemental Plan generally occur in a lump sum at termination of employment, or six months thereafter as required by Section 409A of the Code for accounts accumulated after 2004. Deemed investments in TCF common stock selected by the NEOs generally cannot be changed during employment (except in certain change in control situations) and such investments are distributed in-kind upon termination of employment or six months thereafter, as applicable.

Material Information Regarding the Deferred Stock Plan

•	The only contribution to the Deferred Stock Plan in 2014 was a deferred restricted stock award.
•	The accounts of the NEOs are deemed to be invested in shares of TCF common stock. Distributions are made in-kind in the form of TCF common stock.
•	Distributions are made in accordance with the terms of the restricted stock agreements applicable to the shares that have been deferred into the Deferred Stock Plan.
•	TCF’s cost of the Deferred Stock Plan in 2014 was $68,109 for record keeper and trustee expenses.

•                  Shares of restricted stock contributed to the Deferred Stock Plan are not entitled to dividends until they vest.

•                  TCF has established a trust fund to accumulate assets for the payment of benefits as they come due.

•                  At December 31, 2014, the total investment in TCF common stock under the Deferred Stock Plan was 2,086,833 shares valued at $33,159,776.

Potential Payments Upon Termination or Change in Control

Non-Change in Control Termination-Related Payments

Messrs. Cooper, Dahl, and Jasper, each had an employment agreement in effect at December 31, 2014.  The following table sets forth the general estimated distributions that would have been made by TCF to Messrs. Cooper, Dahl, and Jasper in the event of a termination of employment not involving a change in control of the Company on December 31, 2014.

Payments Due in Event of Termination of Employment of NEOs With Employment Agreements

Cooper
Type of Termination	Salary Payout (1)	Restricted Stock (2)	Stock Options (3)	Total (4)
By Company Without Cause	$4,517,308	$-	$-	$4,517,308
By Executive for Good Reason	$4,517,308	$-	$-	$4,517,308
By Executive Voluntary including Retirement	$17,308	$-	$-	$17,308
By Company With Cause	$17,308	$-	$-	$17,308
Death or Disability	$17,308	$2,317,286	$-	$2,394,594
Dahl
By Company Without Cause	$1,106,346	$-	$-	$1,106,346
By Executive for Good Reason	$1,106,346	$-	$-	$1,106,346
By Executive – Voluntary	$6,346	$-	$-	$6,346
By Executive – Retirement	$6,346	$199,880	$-	$206,226
By Company With Cause	$6,346	$-	$-	$6,346
Death or Disability	$6,346	$199,880	$-	$206,226
Jasper
By Company Without Cause	$1,106,346	$-	$-	$1,106,346
By Executive for Good Reason	$1,106,346	$-	$-	$1,106,346
By Executive – Voluntary	$6,346	$-	$-	$6,346
By Executive – Retirement	$6,346	$199,880	$-	$206,226
By Company With Cause	$6,346	$-	$-	$6,346
Death or Disability	$6,346	$199,880	$-	$206,226

(1)             For a termination by the Company without Cause or by the executive for Good Reason, the amount includes earned but unpaid salary as of December 31, 2014, and (i) for Mr. Cooper, a payment of three times his base salary, and (ii) for Messrs. Dahl and Jasper, a payment of two times their base salaries.  The last pay date in 2014 was December 26, 2014.  For all other terminations (including by death or disability), the amount includes only earned but unpaid salary as of December 31, 2014.  All amounts in this column would be payable in a lump sum payment.

(2)             Represents the accelerated vesting of restricted stock awards that would vest upon termination absent change in control.  The unvested portion of the 2012 performance-based restricted stock awards to Messrs. Cooper, Dahl and Jasper would have been forfeited by (i) Mr. Cooper if he ceased both his employment as CEO of the Company and his membership on the Board of the Company and (ii) Messrs. Dahl or Jasper if either ceased to be employed as an executive officer of the Company.  If Mr. Cooper remained on the Board, his 2012 performance-based restricted stock award would remain outstanding.  The unvested portion of Mr. Cooper’s 2014 performance-based restricted stock award would have: (i) been forfeited had his employment been terminated by TCF without Cause or as a result of his retirement, (ii) vested pro-rata if his employment terminated as a result of his death or disability, or (iii) remained outstanding and would vest according to its terms had he terminated his employment for Good Reason or been terminated by TCF without Cause.  The amounts in this column do not include any value for vested deferred shares held in the Deferred Stock Plan.  Restricted stock was valued at $15.89 per share, the year-end closing price.

(3)             All stock options held by Messrs. Cooper, Dahl, and Jasper as of December 31, 2014 have vested and are exercisable through August 1, 2018 for Mr. Cooper and through January 22, 2018 for Messrs. Dahl and Jasper.

(4)             In addition to the payments indicated, each of Messrs. Cooper, Dahl, and Jasper would be entitled to receive upon employment termination accumulated and vested benefits under the ESPP, ESPP-Supplemental Plan, Deferred Stock Plan, the Pension Plan (for Mr. Cooper, continued distributions), and continuation of benefits available to employees generally, as described in the CD&A under “Compensation Practices – Other Forms of Compensation.”  There is no enhancement or acceleration of these benefits upon any of the triggering events.

Except as set forth above, NEOs generally forfeit all outstanding unvested restricted stock awards and unvested stock options upon a termination absent a change in control, except in the case of retirement, death or disability for certain awards (as provided in individual award agreements).  Each NEO would be entitled to receive accumulated and vested benefits under the ESPP, ESPP-Supplemental Plan, Deferred Stock Plan, and the Pension Plan, as described in the CD&A under “Compensation Practices – Other Forms of Compensation.”  NEOs are not entitled to ongoing perquisites after termination of employment, but are entitled to continuation benefits coverage available to TCF employees generally.  Additionally, in connection with the receipt of certain awards (as provided in individual award agreements), the NEOs would have been subject to non-solicitation, non-hire and confidentiality restrictions for the duration of their employment and for a period of 12 months thereafter.  Mr. Cooper would have been subject to a limited three-year non-compete and non-solicitation agreement in connection with a termination.

The following tables set forth the general estimated distributions that would have been made by TCF to Messrs. Jones or Stratton in the event of a termination of employment not involving a change in control of the Company due to retirement, death or disability on December 31, 2014:

Payments Due Upon Retirement for Other NEOs

Name	Salary Payout (1)	Restricted Stock (2)	Stock Options	Total
Jones	$3,750	$424,835	$-	$428,585
Stratton	$4,615	$218,488	$-	$223,103

(1)             Represents amount of salary earned but unpaid as of December 31, 2014.  The last pay date in 2014 was December 26, 2014.  Amounts in this column would be payable in a lump sum payment.

(2)             Represents accelerated vesting of restricted stock that would vest pro-rata upon retirement.  The unvested portion of Mr. Jones’ 2012 performance-based restricted stock award would be forfeited upon retirement.  The Compensation Committee determined that a pro-rata portion of Mr. Stratton’s 2012 and 2014 restricted stock awards would vest upon his retirement.  The amounts in this column do not include vested deferred shares held in the Deferred Stock Plan.  Restricted stock was valued at $15.89 per share, the year-end closing price.

Payments Due Upon Death or Disability for Other NEOs

Name	Salary Payout (1)	Restricted Stock (2)	Stock Options	Total
Jones	$3,750	$424,835	$-	$428,585
Stratton	$4,615	$-	$-	$ 4,615

(1)             Represents amount of salary earned but unpaid as of December 31, 2014.  The last pay date in 2014 was December 26, 2014.  Amounts in this column would be payable in a lump sum payment.

(2)             Represents accelerated vesting of restricted stock that would vest pro-rata upon death or disability.  The unvested portion of Mr. Jones’ 2012 performance-based restricted stock award and Mr. Stratton’s 2012 and 2014 restricted stock awards would be forfeited upon death or disability.  The amounts in this column do not include vested deferred shares held in the Deferred Stock Plan.  Restricted stock was valued at $15.89 per share, the year-end closing price.

Payments in the Event of a Change in Control

The table below shows estimated lump sum payments in the event of a change in control effective as of December 31, 2014, irrespective of whether the NEO was also terminated.  Actual amounts can only be determined at an actual date of a change in control.

At December 31, 2014, NEOs would have been entitled to vesting of certain unvested stock grants upon a change in control.  For purposes of vesting of awards of time- or performance-based restricted stock, a change in control is generally defined as (i) the acquisition by a party of 50% or more of the voting stock of TCF’s then-outstanding securities, (ii) a change in a majority of TCF’s Board of Directors over a two-year period, or (iii) holders of TCF common stock approving (a) a merger or acquisition that results in TCF’s voting stock representing less than 50% (70%  for stock options granted to Named Executives other than Mr. Cooper) of the shares outstanding immediately prior to such merger or acquisition, (b) a plan of complete liquidation of TCF, or (c) an agreement for the sale of all or substantially all of TCF’s assets (but, a change in control will not be deemed to have occurred if the merger, consolidation, sale or disposition of assets is not subsequently consummated).  For purposes of the employment agreements of Messrs. Cooper, Dahl, and Jasper, a change of control shall be deemed to occur upon:  (i) the acquisition by a party of 30% or more of the voting stock of TCF’s then-outstanding securities, (ii) a change in a majority of TCF’s Board of Directors over a two-year period, or (iii) holders of TCF common stock approving (a) a merger or acquisition that results in TCF’s voting stock representing less than 70% of the shares outstanding immediately prior to such merger or acquisition, (b) a plan of complete liquidation of TCF, or (c) an agreement for the sale of all or substantially all of TCF’s assets (but, a change of control will not be deemed to have occurred if the merger, consolidation, sale or disposition of assets is not subsequently consummated).

In consideration of acceleration of benefits under the restricted stock agreements, Mr. Cooper would have been subject to a limited three-year non-compete and non-solicitation agreement in connection with a termination upon or following a change in control.  Restricted stock awards entered into by the other NEOs would generally have been subject to a one-year non-solicitation agreement after termination of employment other than a termination by TCF without Cause or a termination by the executive for Good Reason.

Estimated Payments in the Event of a Change in Control

Name	Salary (1)	Restricted Stock (2)	Stock Options (3)	Total (4)
Cooper (5)	$17,308	$3,972,500	$-	$3,989,808
Jones	$3,750	$1,589,000	$-	$1,592,750
Jasper (5)	$6,346	$2,290,416	$-	$2,296,762
Dahl (5)	$6,346	$2,290,416	$-	$2,296,762
Stratton	$4,615	$397,250	$-	$401,865

(1)               Represents the amount of salary earned but unpaid as of December 31, 2014.  The last pay date in 2014 was December 26, 2014.

(2)               Represents accelerated vesting of restricted stock that would vest upon a change in control, but does not include restricted stock awards to Mr. Jones, valued at $143,010, that vest upon a change in control only if he is terminated without Cause within one year following the change in control.  Restricted stock was valued at $15.89 per share, the year-end closing price.  The amounts in this column do not include vested deferred shares held in the Deferred Stock Plan.

(3)               All stock options are vested.  The grantees would have one year from the change in control to exercise their stock options.

(4)               In addition to the payments indicated, the NEOs would have been entitled to receive accumulated and vested benefits under the ESPP, ESPP-Supplemental Plan, Deferred Stock Plan, the Pension Plan following termination, and continuation benefits available to employees generally, as reported elsewhere in this proxy statement.

(5)               If upon or following a change in control Messrs. Cooper, Jasper, or Dahl would have been terminated by TCF without Cause or would have terminated his employment for Good Reason, he would have received $20.9 million, $4.5 million, and $4.5 million, respectively.  For Mr. Cooper, the additional amount includes three times his salary and bonus, contractually agreed to be equal to his salary, valued at $9.0 million and the vesting of his 2014 performance-based restricted stock award valued at $7.9 million using the year-end closing price of $15.89.  For Messrs. Jasper and Dahl, the additional $2.2 million represents two times their salary and bonus, contractually agreed to be equal to their salary.

Definitions of “Cause” and “Good Reason”

As of December 31, 2014, “Cause” included: (i) engaging in willful and recurring misconduct in not following the legitimate and legal directions of the Board after fair written warning; (ii) conviction of a felony and all appeals from such conviction have been exhausted; (iii) engaging in habitual drunkenness after fair written warning; (iv) excessive absence from work which absence is not related to disability, illness, sick leave or vacations after fair written warning; or (v) engaging in continuous conflicts of interest between his personal interests and the interests of the Company after fair written warning.

As of December 31, 2014, “Good Reason” included: (i) any material diminution in the scope of the executive’s authority and responsibility (provided, however, in the event of any illness or injury which disables the executive from performing his duties, the Company may reassign the executive’s duties to one or more other employees until the executive is able to perform such duties); (ii) a material diminution in the executive’s base compensation (salary, bonus opportunity, benefits or perquisites); (iii) a material change in geographic location at which the executive must perform the services; or (iv) any other action or inaction that constitutes a material breach by the Company of the executive’s agreement.  For Mr. Cooper, “Good Reason” also includes requiring Mr. Cooper to report to a supervisor other than the Company’s Board of Directors and failure to elect him as Chair of the Board through December 17, 2017.  In contrast, for each of Messrs. Jasper and Dahl, “Good Reason” includes if the executive is required to report to a supervisor other than the Company’s CEO.  On January 22, 2015, however, Mr. Cooper and TCF amended his employment agreement such that he will no longer be entitled to a lump sum severance in the event he terminates his employment for Good Reason where the Good Reason was the failure by the Board to elect him as Chairman.

Employment Agreements

CEO.  On March 10, 2014, TCF and Mr. Cooper entered into an amended and restated employment agreement (the “CEO Agreement”), which extended the term for two additional years to December 31, 2017, pursuant to which Mr. Cooper will serve as Chairman and CEO, with an annual salary of $1.5 million, through December 31, 2015, or such date the Board appoints a successor, and as Chairman, with an annual salary of $500,000, through December 31, 2017.  Mr. Cooper will be eligible for annual cash incentive opportunity, long-term incentive awards, and perquisites, each at the discretion of the Compensation Committee through December 31, 2015.  The CEO Agreement also provides for a post-employment, non-competition covenant to restrict Mr. Cooper from competing in the financial services industry for three years after termination of his employment for any reason, except for his continued involvement with C Financial Corporation (including Cooper State Bank), or a successor entity if the successor has less than $500 million of total assets.  The CEO Agreement also provided that for Mr. Cooper, “Good Reason” (as defined above) would also include the failure to elect him as Chairman of the Board through December 31, 2017.  On February 20, 2015, however, Mr. Cooper and TCF amended his employment agreement in response to concerns voiced by stockholders.  As amended, under Mr. Cooper’s employment agreement, Mr. Cooper will no longer be entitled to a lump sum severance in the event he terminates his employment for Good Reason where the Good Reason was the failure by the Board to elect him as Chairman.  Under the CEO Agreement, as amended, Mr. Cooper will be eligible to receive cash termination payments as follows:

Cash Termination Payments for Mr. Cooper
Severance Trigger	While Serving as CEO	While Not Serving as CEO
Termination by TCF Without Cause Absent a Change of Control	3x base salary	3x base salary
Termination by TCF Without Cause Following a Change of Control	3x the sum of base salary and annual cash incentive (stipulated to equal base salary)	3x base salary
Termination by Mr. Cooper for Good Reason Absent a Change of Control	3x base salary (1)	3x base salary (1)
Termination by Mr. Cooper for Good Reason Following a Change of Control	3x the sum of base salary and annual cash incentive (stipulated to equal base salary) (1)	3x base salary (1)

(1)             Except in the event that the underlying “Good Reason” is the failure to elect Mr. Cooper Chairman, in which case no termination payment shall be paid to Mr. Cooper.

In addition, if Mr. Cooper’s employment is terminated by the Company without Cause or by Mr. Cooper for Good Reason prior to December 31, 2015, or such later date that Mr. Cooper ceases to serve as CEO, and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual cash incentive payable to Mr. Cooper under the annual cash incentive program applicable to such fiscal year, the Company shall pay Mr. Cooper the annual cash incentive earned by Mr. Cooper.

In connection with the 2014 amendment to Mr. Cooper’s employment agreement, the Compensation Committee granted 500,000 shares of performance-based restricted stock to Mr. Cooper because the Compensation Committee believed it was critical to retain Mr. Cooper as CEO through the end of 2015 to have the benefit of his experience, strategic thinking and guidance, and to assist our new CEO, when selected, during the transition period through the end of 2017.

On February 20, 2015, Mr. Cooper and the Company also amended his 2014 performance-based restricted stock award agreement in response to concerns voiced by stockholders. Mr. Cooper’s 2014 performance-based restricted stock award, as amended, no longer provides for accelerated vesting in the event of a termination by Mr. Cooper for Good Reason, but in that event vesting will no longer be subject to the continued employment service requirement.  Under Mr. Cooper’s 2014 performance-based restricted stock award agreement, as amended, if, following a change in control, Mr. Cooper’s employment is terminated without Cause by the Company or its successor or for Good Reason by Mr. Cooper, all unvested shares will vest immediately.  Absent a change in control, if Mr. Cooper’s employment is terminated without Cause by TCF, then the award will vest immediately since the performance condition has already been achieved, and if Mr. Cooper terminates his employment for Good Reason then the award will vest in equal parts on January 1, 2017 and 2018.  A pro-rata portion of the award will vest if Mr. Cooper dies or becomes disabled.  The shares of restricted stock are not entitled to dividends until they vest.

Under the performance-based restricted stock award, as amended, vesting is subject to achievement of a performance goal prior to January 1, 2018.  The performance goal is the achievement of pre-tax, pre-provision return on average assets for any calendar year beginning with 2014 that is in the first or second quartile of the group of publicly traded banks and thrifts that have $10 billion to $50 billion in assets as of September 30 of the preceding year and report at least one quarter of earnings for such calendar year by January 31 of the following year.  Based on our results for 2014, the performance goal was achieved.  As a result, 250,000 shares of restricted stock will vest on January 1, 2017, and 250,000 shares of restricted stock will vest on January 1, 2018, subject to his continued employment or accelerated vesting pursuant to the terms of the agreement.

Other NEOs.  On February 19, 2013, TCF entered into employment agreements with Messrs. Dahl and Jasper, pursuant to which each is entitled to receive:

•      An annual salary of at least $550,000;

•     Annual cash incentive opportunity, long-term incentive awards, and perquisites, each at the discretion of the Compensation Committee;

•      Participation in the same benefit plans as apply to TCF employees generally, and on the same terms and conditions; and

•      Severance payment rights as follows:

Severance Trigger	Cash Termination Payments
Termination by TCF Without Cause Absent a Change of Control	2x base salary
Termination by TCF Without Cause Following a Change of Control	2x the sum of base salary and annual cash incentive (assumed to equal base salary)
Termination by the Executive for Good Reason Absent a Change of Control	2x base salary
Termination by the Executive for Good Reason Following a Change of Control	2x the sum of base salary and annual cash incentive (assumed to equal base salary)

In addition, if the employment of Messrs. Dahl or Jasper is terminated by the Company without Cause or by the executive for Good Reason and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual cash incentive payable to the executive under the annual cash incentive program applicable to such fiscal year, the Company shall pay the executive the annual cash incentive earned by the executive.

The employment agreements with Messrs. Dahl and Jasper also provide that each is subject to a non-solicitation restriction for (i) one year following a termination absent a change of control by the Company without Cause or by the executive for Good Reason, or (ii) two years following a termination upon or following a change of control by the Company without Cause or by the executive for Good Reason.

Indemnification Rights

Indemnification rights are provided to the NEOs under TCF’s Certificate of Incorporation and Bylaws to the extent allowed under Delaware General Corporation Law and TCF maintains Directors and Officers Insurance.

EQUITY COMPENSATION PLANS APPROVED BY STOCKHOLDERS

The following table provides information regarding TCF’s equity compensation plans, including TCF’s current incentive plan, the TCF Financial Incentive Stock Program (the “Incentive Stock Program”) as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,579,000	$ 13.91	1,175,016 (2)
Equity compensation plans not approved by security holders	-	-	-
Total	1,579,000	$ 13.91	1,175,016

(1)             Includes the Incentive Stock Program.

(2)             Represents shares available for issuance under the Incentive Stock Program.

PROPOSAL 2: APPROVAL OF THE TCF FINANCIAL 2015 OMNIBUS INCENTIVE PLAN

TCF’s Board has adopted the TCF Financial 2015 Omnibus Incentive Plan (the “Plan”), subject to approval by the stockholders at the 2015 Annual Meeting of Stockholders. Approval by the stockholders is being sought in order to: (1) meet the stockholder approval requirements of the NYSE; (2) obtain approval of the material terms of the Plan, including performance criteria and individual award limitations, for purposes of qualifying certain compensation under the Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and (3) qualify certain stock options authorized under the Plan for treatment as incentive stock options for purposes of Section 422 of the Code.

The shares reserved for use under the Incentive Stock Program are expected to be substantially utilized during 2014.  If approved, the Plan will replace the Incentive Stock Program and the TCF Performance-Based Compensation Policy (together, the “Predecessor Plans”) and the Predecessor Plans will remain in existence solely for the purpose of addressing the rights of holders of existing awards already granted under the Predecessor Plans.  TCF will not be granting any new awards under the Predecessor Plans following stockholder approval of the Plan and all unused shares available for grant under the Incentive Stock Program at that time will be included in the Plan.  As of January 31, 2015, there were 1,111,208 shares of TCF’s common stock remaining available for awards under the Incentive Stock Program.  The number of shares of TCF common stock which will be authorized for issuance under the Plan include 2.0 million shares, plus additional shares as described below under “Limits on Awards We May Issue Under the Plan — Share Limits.”  The other principal elements of the Plan are summarized below.

Key Highlights

Key Component of Compensation.  As discussed in the Compensation Discussion and Analysis (“CD&A”), long-term incentives, which include stock-based compensation, are a key component of total compensation for NEOs, because they represent a significant proportion of earning opportunity, and align NEO pay with stockholders interests and long-term TCF performance.  TCF balances the need to attract and retain talented executives who can successfully drive long-term performance in a highly competitive business with efforts to mitigate the dilutive effect of stock-based compensation.

Alignment.  We believe that our long-term incentive compensation program aligns the interests of employees, officers, and our long-term stockholders to create long-term stockholder value.  The Plan continues our ability to achieve this objective by providing us with the ability to continue granting various types of incentive awards, which we believe will help us continue to attract, retain, and motivate employees and officers.

Determination of Share Amounts.  In determining the terms of the Plan and the amount of the Plan share reserve, the Board considered the factors above and a number of other factors, including the competitive market practice for eligible employees, size of grants, stock price, purpose and frequency of grants.

Historical Amounts of Equity Awards.  Our three-year annual number of shares granted was approximately 1.1 million shares in 2014, 0.5 million shares in 2013, and 1.8 million shares in 2012.  However, these amounts are not necessarily indicative of the shares that might be awarded over at least the next three years under the proposed Plan.

Anticipated Duration. If we continue making equity awards consistent with our practices over the past three years as set forth above, we estimate that the shares available for future awards, including the 2.0 million additional shares if the Plan is approved, will be sufficient for Plan awards for at least three years.

One purpose of this Proposal 2 is to enable us to grant awards under the Plan that are not subject to the limits on deductibility imposed by Section 162(m) of the Code. Section 162(m) generally does not allow a publicly held company to obtain tax deductions for compensation in excess of $1 million paid in any year to its chief executive officer or any of its other three highest-paid executive officers other than the chief financial officer.  Payments that are “performance-based” in accordance with conditions specified under Section 162(m) are exempt from this limitation. One of those conditions is that stockholders approve the material terms of the performance goals that will be used to determine the amount of performance-based compensation to be paid. If the Plan is not approved by stockholders, the Predecessor Plans will remain in effect.  To the extent that we can continue to grant awards under the Predecessor Plans that qualify as performance-based compensation for individuals who are covered employees under Section 162(m), we will continue to do so.  To the extent that we cannot, we will consider other ways to appropriately compensate these individuals.

A summary of the basic features of the Plan is set forth below, subject to the specific provisions contained in the full text of the Plan set forth in Appendix I to this Proxy Statement.  In addition to the summary, stockholders should note specifically that the Plan includes the following provisions:

•                  Minimum vesting period of one year for stock options, restricted stock and restricted stock unit awards;

•                  Dividends and dividend equivalents may not be paid or accrue on unearned performance awards, stock options or stock appreciation rights; and

•                  The stipulation that all awards under the Plan are subject to obligations of TCF with respect to the clawback of incentive based compensation.

The Board recommends that stockholders approve the Plan.

Summary of the Plan

The following description of the Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to the full text of the Plan, a copy of which is included as Appendix I to this Proxy Statement.

Purposes of the Plan.  The purposes of the Plan are to (i) enable us to attract and retain the types of officers and employees who will contribute to our long-term success; (ii) provide incentives that align the interests of employees with those of our stockholders; and (iii) promote the success of our business.

Administration of the Plan.  The Plan will be administered by a committee selected by the Board and composed of two or more directors.  All members of the committee will be “non-employee directors” as defined under federal securities law and “outside directors” as defined by regulations promulgated under Section 162(m).  Unless otherwise determined by the Board, the Independent Subcommittee of our Compensation, Nominating and Corporate Governance Committee (the “Committee”) will administer the Plan.

The Committee will have exclusive and final authority to administer and interpret the Plan, including the power to:

•                  Determine eligibility for participation;

•                  Establish performance goals for each participant;

•                  Determine the types of awards to be granted to participants; and

•                  Interpret the terms and provisions of the Plan and any award.

Any determination made by the Committee under the Plan will be made in the sole discretion of the Committee, and such determinations will be final and binding on all persons.

The Committee may delegate any of its powers and responsibilities in respect of the Plan, and our full Board may exercise any of the Committee’s powers and responsibilities.  However, the Committee may not delegate any of its powers or responsibilities, and the full Board may not exercise any of those powers or responsibilities, to the extent that those actions would cause an award that is intended to be exempt from the limits on deductibility under Section 162(m) to lose that exemption or would cause an award to a director or executive officer to fail to be exempt from short-swing profit recovery under Section 16(b) of the Exchange Act.

Eligible Participants in the Plan.  The Committee may select any or all of the following classes of persons to be granted awards under the Plan:

•                  Officers and employees of TCF Financial Corporation and/or any of our subsidiaries or affiliates; and

•                  Individuals who have accepted offers of employment from TCF Financial Corporation, and/or from any of our subsidiaries or affiliates; provided, however, that no grant will be effective prior to the date on which such individual’s employment commences.

As of January 31, 2015, TCF had about 7,000 officers and employees.

Limits on Awards We May Issue Under the Plan

Share Limits.  The maximum number of shares of TCF common stock that may be issued pursuant to awards granted under the Plan will be the sum of (i) 2.0 million, (ii) the number of unallocated shares remaining available for grant immediately prior to the Annual Meeting under the Incentive Stock Program, and (iii) shares that become available for grants under the Plan in accordance with its terms after the effective date of the Plan.  No individual participant may be granted (i) stock options and stock appreciation rights under the Plan relating to more than 800,000 shares during any fiscal year or (ii) awards other than stock options and stock appreciation rights under the Plan relating to more than 500,000 shares during any fiscal year.

The number of shares reserved for issuance may be adjusted in the event of a stock or extraordinary cash dividend, stock split or reverse stock split, or an extraordinary corporate transaction, such as any recapitalization, reorganization, merger, consolidation, combination or exchange, or any other relevant change in capitalization occurring after the date of grant of an award under the plan.  Any shares of common stock subject to an award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan in accordance with the terms of the plan.  However, the following shares will not again become available for issuance under the Plan: (i) shares tendered in payment of an option, (ii) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (iii) shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award.

Limits on Certain Cash Awards.  The Plan authorizes the Committee to grant awards entitling a participant to payment of cash amounts subject to the attainment of certain performance goals established in accordance with the requirements of Section 162(m). No participant may be paid more than $7.5 million in respect of such awards during any fiscal year, including any amounts earned during such fiscal year and deferred.  Awards that are cancelled will continue to be counted towards this individual limitation.

Types of Awards We May Issue Under the Plan.  The Plan allows us to grant awards based on shares of TCF common stock, including stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, performance-based restricted stock, and performance-based restricted stock units. The closing price of a share of our common stock on the New York Stock Exchange on January 30, 2015 was $14.70. The Plan will also allow us to grant performance cash awards that are denominated in cash and payable upon the attainment of performance goals established by the Committee.

Stock Options.  The Plan enables the Committee to grant options to purchase TCF’s common stock at specified exercise prices to participants. Options may be granted as “incentive stock options,” which are intended to qualify for favorable tax treatment under federal tax laws, or “nonqualified stock options,” which are not intended to receive such favorable treatment.

Under the Plan, the Committee determines the number of options to be granted to each participant.  Unless otherwise determined by the Committee, each option grant will be evidenced by a stock option agreement that specifies the option exercise price, whether the options are intended to be “incentive stock options” or “nonqualified stock options,” the duration of the options, the number of shares underlying the options, and any additional terms determined by the Committee.

Generally, options will be subject to vesting during a period of at least one year following the date of grant; provided, however, that the Committee may, but is not required to, provide for an acceleration of vesting and exercisability in the terms of any award agreement upon the occurrence of a specified event, such as a change in control or termination of employment due to death, disability or retirement.

The Plan provides that the Committee may determine the exercise prices of options, but (except in limited circumstances involving awards assumed in certain corporate transactions) the exercise price of any option cannot be less than the fair market value of a share of common stock on the date of grant; provided that incentive stock options granted to a ten-percent stockholder in the Company will have an exercise price no less that 110% of the fair market value of a share of the common stock on the date of grant.  All options we grant under the Plan will expire no later than ten years from the date we grant them.

The methods of exercising an option under the Plan are set forth in the Plan itself. Stock options issued under the Plan are nontransferable except by will or the laws of descent, except for “nonqualified options,” which will be transferable in certain circumstances to a “permitted transferee,” as defined in the Plan, and on terms set by the Committee. The granting of an option under the Plan does not give the participant the rights of a stockholder; the participant gains those rights only after the option is exercised and the shares underlying the option are issued.

The Committee may not, without prior stockholder approval, seek to “reprice” any previously granted “underwater” options or stock appreciation rights by (i) amending or modifying the terms of the option or stock appreciation right to lower the exercise price; (ii) canceling the option or stock appreciation right and granting either replacement options or stock appreciation rights having a lower exercise price; or other awards or cash in exchange; or (iii) repurchasing the options or stock appreciation rights.

Stock Appreciation Rights.  The Plan enables the Committee to grant awards of stock appreciation rights to participants.  A stock appreciation right entitles the participant to receive, upon exercise, an amount equal to the excess, if any, of the fair market value of a share of our common stock over the exercise price of the stock appreciation right.

The Plan provides that the Committee may determine the exercise price of any stock appreciation right, but the exercise price cannot be less than the fair market value of a share of common stock on the date the stock appreciation right is granted. Stock appreciation rights we issue under the Plan will, unless otherwise determined by the Committee, be evidenced by an award agreement, which will specify the exercise price, the number of shares underlying the rights, and other limitations, terms, and conditions determined by the Committee. Under the Plan, we will be able to grant “tandem SARs,” which are stock appreciation rights granted in conjunction with an option, and “free-standing SARs,” which are stock appreciation rights not granted in conjunction with an option.

A “tandem SAR” may be granted on the same date as the related option, will be exercisable only at the time the related option is exercisable, and will have the same exercise price as the related option. When the related option is exercised or forfeited, the “tandem SAR” will terminate or be forfeited; and when the “tandem SAR” is exercised or forfeited, the related option will similarly terminate or be forfeited.

Stock appreciation rights will be subject to vesting during a period of at least one year following the date of grant; provided, however, that the Committee may, but is not required to, provide for an acceleration of vesting and exercisability in the terms of any award agreement upon the occurrence of a specified event, such as a change in control or termination of employment due to death, disability or retirement.

The methods of exercising a stock appreciation right granted under the Plan are set forth in the Plan itself. Stock appreciation rights issued under the Plan will not be transferable except by will or the laws of descent.

Restricted Stock.  The Plan enables the Committee to grant awards of restricted stock to participants. Restricted stock awards are actual shares of TCF’s common stock issued to a participant, subject to conditions on grant, transferability, or vesting based on continued service of the participant, the satisfaction of performance goals, or both. We refer to awards of restricted stock subject to conditions on grant, transferability, or vesting based on the satisfaction of performance goals as “performance-based restricted stock.”

Generally, any award of restricted stock will be subject to vesting during a period of at least one year following the date of grant; provided, however, that the Committee may, but is not required to, provide for an acceleration of vesting in the terms of any award agreement upon the occurrence of a specified event, such as a change in control or termination of employment due to death, disability or retirement.

If provided for in an award agreement, a recipient of a grant of restricted stock has the rights of a stockholder with respect to the restricted stock, including the right to vote the stock and to receive all dividends and other distributions paid with respect to the restricted stock, provided, however, that in no event shall a dividend or other distribution or dividend equivalent be paid on performance-based restricted stock until all applicable performance goals have been attained and the award has vested. Subject to the applicable award agreement, the recipient may not sell, transfer, pledge, exchange, or otherwise encumber shares of restricted stock during the restriction period set by the Committee.  Settlement will occur either at the time of vesting or on a deferred basis, as determined by the Committee or, if the Committee permits, by election of the recipient.

Restricted Stock Units.  The Plan enables the Committee to grant restricted stock units, which are awards representing a specified number of hypothetical shares of our common stock. The Plan enables the Committee to issue restricted stock units subject to conditions on grant or vesting based on continued service of the participant, conditions based on the satisfaction of performance goals, or both. We refer to awards of restricted stock units subject to conditions on grant or vesting based on the satisfaction of performance goals as “performance-based restricted stock units.”

Generally, any award of restricted stock units will be subject to vesting during a period of at least one year following the date of grant; provided, however, that the Committee may, but is not required to, provide for an acceleration of vesting in the terms of any award agreement upon the occurrence of a specified event, such as a change in control or termination of employment due to death, disability or retirement.

Because restricted stock units are not actual, issued shares of our common stock, recipients do not have the rights of a stockholder.  Restricted stock units may not be sold, transferred, pledged, or otherwise encumbered before the units have vested. Restricted stock units that vest will be settled in cash or in shares of common stock or a combination thereof, as determined by the Committee. Settlement will occur either at the time of vesting or on a deferred basis, as determined by the Committee or, if the Committee permits, by election of the recipient.

Other Stock-Based Awards.  The Plan enables the Committee to grant other stock-based awards. Other stock-based awards are awards that are valued by reference to TCF’s common stock, including unrestricted stock, dividend equivalents and convertible debentures. Awards of unrestricted stock may only be granted in lieu of compensation that would otherwise be due and payable to the participant. Generally, other stock-based awards will be subject to vesting during a period of at least one year following the date of grant; provided, however, that the Committee may, but is not required to, provide for an acceleration of vesting and exercisability in the terms of any award agreement upon the occurrence of a specified event, such as a change in control or termination of employment due to death, disability or retirement.

Performance-Based Awards.  As noted above, the Plan authorizes the Committee to grant performance cash awards, performance-based restricted stock, and performance-based restricted stock units, and to determine that certain awards are qualified performance-based awards. We refer to these kinds of awards collectively as “performance-based awards.” We anticipate that annual cash incentive awards for our executive officers, as well as cash-denominated long-term incentive awards for our executive officers, if any, will be granted pursuant to the provisions of the Plan authorizing performance cash awards.

The Committee may determine that a performance-based award is intended to be exempt from the limits on deductibility under Section 162(m) of the Code.  In such cases, in order to meet the requirements for that exemption, the goals must be based on one or more of the following criteria set forth in the Plan: (a) net income (before or after taxes); (b) earnings or earnings growth (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), and net earnings); (c) basic or diluted earnings per share (before or after taxes); (d) net revenue or net revenue growth; (e) gross revenue; (f) net operating profit (before or after taxes); (g) returns (including, but not limited to, returns on assets (net, gross, pre-tax, pre-provision or pro forma), capital, invested capital, equity, common equity, tangible common equity, sales, stockholders’ equity, or tangible stockholders’ equity); (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital or equity); (i) margins (including, but not limited to, gross, operating or net interest; (j) improvements in capital structure; (k) budget and expense management; (l) ratios (including, but not limited to, price to earnings, debt to assets, debt to net assets, non-interest income to average assets, provision for loan and lease losses to assets, and ratios regarding capital, liquidity, solvency, fiscal capacity, productivity or risk); (m) economic value added or other value added measurements; (n) share price (including, but not limited to, growth measures and total stockholder return); (o) expense targets; (p) market capitalization; (q) operating efficiency; (r) working capital; (s) enterprise value; (t) market share; (u) deposit growth; (v) workforce satisfaction or diversity goals; (w) sustainability goals; (x) employee retention; (y) customer satisfaction; (z) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; (aa) net interest rate spread; (bb) loan production volume; (cc) classified assets; (dd) non-performing assets; (ee) provision for loan and lease losses; (ff) any performance metric relating to balance sheet items (including, but not limited to, non-accrual loans, accruing loans and leases) or (gg) any performance metric relating to income statement items (including, but not limited to, interest income, non-interest income, non-interest expense or any subset thereof).

The performance criteria selected by the Committee will be based on the attainment of specific levels of performance of the Company (or affiliate, division, business unit or operational unit of the Company).  Additionally, any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an affiliate as a whole or any division, business unit, operational unit or geographic unit of the Company and/or an affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may also select performance criteria (n) above as compared to various stock market indices. Any performance criteria may be used individually or in combination with any other performance criteria, and may be further defined in the applicable award agreement.  The Committee also has the authority to provide for vesting of any award based on the achievement of performance goals pursuant to the performance criteria specified above.

The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals, but only to the extent any such adjustment would not cause the award to fail to qualify as “performance-based compensation” under Section 162(m). Such adjustments may include, but are not limited to, one or more of the following: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Standards Codification No. 225 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

Deferral of Awards.  The Committee may establish one or more programs under the Plan to permit selected participants the opportunity to elect to defer receipt of consideration upon exercise of an award, satisfaction of performance criteria, or other event that, absent the election, would entitle the participant to payment or receipt of shares of common stock or other consideration under an award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

Change in Control.  The occurrence of a change in control (as defined in the Plan) shall not alone result in the accelerated vesting of an award under the Plan.  Each award agreement will provide the terms and conditions that will govern in the event of a change in control, which could include the provision for full vesting and exercisability of an award in connection with a change in control.

Effective Date; Term; Amendment to Plan.  The Plan will be effective as of April 22, 2015, subject to and contingent upon approval by at least a majority of the votes cast by our stockholders in response to this Proposal. The Plan has a term of ten years.

The Board may amend or terminate the Plan, but no amendment or termination may be made that would materially impair the rights of a participant with respect to a previously granted award without the participant’s consent, except such an amendment made to comply with applicable law, including, without limitation, Section 409A of the Code, Section 162(m) of the Code, Section 422 of the Code, stock exchange rules or accounting rules.  In addition, no amendment may be made without the approval of our stockholders to the extent that such approval is required by applicable law or by the listing standards of the applicable exchange.

Except as otherwise provided in the Plan, the Committee at any time, and from time to time, may amend the terms of any one or more awards; provided, however, that the Committee may not adopt any amendment which would otherwise constitute an impairment of the rights under any award unless (a) the Company requests the consent of the participant and (b) the participant consents in writing.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards we may make under the Plan.  The discussion is general in nature; we have not taken into account a number of considerations which may apply in light of the circumstances of a particular participant.  The income tax consequences under applicable state and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Stock Options.  The participant will not recognize taxable income at the time of a grant of a non-qualified stock option, and we will not be entitled to a tax deduction at that time.  A participant will recognize compensation taxable as ordinary income (and be subject to tax withholding) upon exercise of a nonqualified stock option; the recognized compensation will be equal to the excess of the fair market value of the shares purchased over their exercise price.  We generally will be entitled to a corresponding deduction upon exercise of a nonqualified stock option, except to the extent that the deduction limits of Section 162(m) apply.

Incentive Stock Options.  The participant will not recognize taxable income at the time of a grant of an incentive stock option. The participant will also not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option.

If the shares acquired by exercise of an incentive stock option are held for the longer of (i) two years from the date the option was granted and (ii) one year from the date the shares were purchased, any gain or loss arising from disposition of those shares, based on the excess of the amount realized upon the disposition over the original exercise price, will be taxed as a long term capital gain or loss, and we will not be entitled to any deduction. If, however, the shares acquired are not held for the periods described above, then in the year of disposition the recipient will recognize compensation taxable as ordinary income, equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the excess of the fair market value of such shares on the date of exercise over the exercise price. We generally will be entitled to a corresponding deduction at that time, except to the extent that the deduction limits of Section 162(m) apply.  The excess of any amount realized in the disposition over the fair market value of the stock on the exercise date will be treated as a capital gain.

Stock Appreciation Rights.  The recipient will not recognize taxable income at the time of a grant of a stock appreciation right, and we will not be entitled to a tax deduction at that time.  Upon exercise, however, the recipient will recognize compensation taxable as ordinary income (and subject to tax withholding) equal to the fair market value of any shares delivered and the amount of cash paid by us in settlement of the rights, and we generally will be entitled to a corresponding deduction at that time, except to the extent that the deduction limits of Section 162(m) apply.

Restricted Stock.  The recipient of restricted stock will not recognize taxable income at the time of a grant of shares of restricted stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at that time.  If that election is made, the participant will recognize compensation taxable as ordinary income (and subject to tax withholding) at the time of the grant, equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares.  If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to tax withholding) at the time the restrictions lapse, in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares.  We will generally be entitled to a corresponding deduction at the time the ordinary income is recognized by the recipient, except to the extent that the deduction limits of Section 162(m) apply.

In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made, and prior to the time the restrictions lapse, will recognize compensation taxable as ordinary income (and subject to tax withholding) rather than dividend income.  We will generally be entitled to a corresponding deduction, except to the extent that the deduction limits of Section 162(m) apply.

Restricted Stock Units.  The recipient will not recognize taxable income at the time of a grant of a restricted stock unit, and we will not be entitled to a tax deduction at that time.  The recipient will recognize compensation taxable as ordinary income (and subject to tax withholding), however, at the time of the settlement of the award, equal to the fair market value of any shares delivered and the amount of cash paid by us.  We will be entitled to a corresponding deduction, except to the extent that the deduction limits of Section 162(m) apply.

Unrestricted Stock.  The recipient of unrestricted stock, and of restricted stock subject only to restrictions on transferability, will recognize compensation taxable as ordinary income (and subject to tax withholding) at the time of the grant, equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares.  We will generally be entitled to a corresponding deduction at that time, except to the extent that the deduction limits of Section 162(m) apply.

The foregoing general tax discussion is intended for the information of our stockholders considering how to vote with respect to this proposal, and not as tax guidance to participants in the Plan.  We strongly urge participants to consult their own tax advisors regarding the federal, state, local, foreign, and other tax consequences of participating in the Plan.

New Plan Benefits

Except as set forth below, all future grants under the Plan are within the discretion of the Plan administrator and are therefore not determinable.  However, in January 2015, the Independent Subcommittee granted awards of performance-based restricted stock units to Messrs. Dahl, Jasper, and Jones under the Plan, subject to stockholder approval.  The number of restricted stock units, at target, granted to Mr. Dahl is 27,302, to Mr. Jasper, 23,101, and to Mr. Jones, 15,751.

TCF granted these awards under the Plan, subject to stockholder approval, because it determined that it would be in the best interest of TCF and the stockholders to grant the awards subject to TCF’s relative total stockholder return, as measured against the 2015 Peer Group, which is a performance criterion that was not available under the Incentive Stock Program.  For a further description of these awards, see the CD&A under “Compensation Practices - Summary of Stockholder Engagement and Resulting Changes – 2015 Long-term Incentives.”  No other awards have been granted under the Plan.

TCF Financial 2015 Omnibus Incentive Plan

Name and Position	Dollar Value ($) (1)	Number of Units (1)
Cooper	$-	-
Dahl	$609,375	40,953
Jasper	$515,625	34,652
Jones	$351,563	23,627
Stratton	$-	-
Executive Group	$1,476,563	99,232
Non-Executive Director Group	$-	-
Non-Executive Officer Employee Group	$-	-

(1)  Assumes payout at the maximum level of performance based on the closing price of TCF’s common stock on January 22, 2015 of $14.88 per share.  Depending on actual performance, payout could range from 0% to 100% of the amounts shown, with 50% of the amounts shown payable at the target level of achievement.

Recommendation of the Board.  The Board unanimously recommends that stockholders vote “FOR” this Proposal.

PROPOSAL 3: APPROVE AN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO PROVIDE STOCKHOLDERS WITH THE RIGHT TO CALL A SPECIAL MEETING

TCF’s Amended and Restated Certificate of Incorporation (the “Certificate”) currently provides that only the Board may call a special meeting of stockholders.  The ability of stockholders to call special stockholder meetings is increasingly considered an important aspect of good corporate governance.  The Board is proposing amendments to the Certificate to give stockholders that have owned 25% or more of outstanding shares of TCF common stock continuously for at least one year the right to call special stockholder meetings.  TCF believes that the proposed stockholder right to call special meetings appropriately balances the roles of stockholders and directors in governing the Company.  The Board established this continuous ownership requirement after considering feedback from stockholders concerning an appropriate ownership level for being qualified to request a special meeting of stockholders.  The Board believes that this requirement will provide long-term stockholders with a meaningful right to require the Company to hold a special meeting without exposing the Company and its stockholders to unreasonable expense and disruption.  The Board, upon the recommendation of the Compensation, Nominating and Corporate Governance Committee (the “Committee”), has unanimously adopted resolutions approving this amendment and recommends that the stockholders approve this amendment to the Certificate.

The Board has also adopted corresponding amendments to TCF’s Bylaws that would become effective upon stockholder approval of this Proposal.  These amendments describe specific procedural requirements that must be met by the stockholders calling the special meeting, including various timing and other mechanisms that are intended to minimize the risk of potential abuse and the cost and distraction that would result from multiple stockholder meetings being held in a short time period, or from multiple meetings being held to consider matters that have been substantially addressed in the recent past, that are slated to be substantially addressed in the near future or that are not properly within the scope of matters that may be acted on by stockholders.  The amendments to the Bylaws also will impose certain procedural requirements on stockholders seeking to exercise the right to request a special meeting, including the provision of the same information required for stockholder proposals at annual meetings of the Company’s stockholders.

The Board believes the proposed amendments to the Bylaws are an appropriate and reasonable extension of our stockholders’ ability to participate in the Company’s governance, and that implementing the amendments to the Certificate and Bylaws are in the best interests of the Company and our stockholders.

The terms and provisions of the amendments to the Certificate and the Bylaws described herein are only summaries, and the Board encourages you to read the complete text of the amendments.  The complete text of the amendments to the Certificate and the Bylaws (each marked to show the proposed deletions and insertions) are set forth in Appendix II and Appendix III, respectively, to this Proxy Statement, and are incorporated herein by reference.

Recommendation of the Board.  The Board unanimously recommends that stockholders vote “FOR” this Proposal.

PROPOSAL 4:  STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 10th Floor, City Hall, 414 East 12th Street, Kansas City, MO 64106, which provided evidence that it beneficially owned 5,400 shares of TCF’s common stock and had held more than $2,000 of TCF’s common stock for more than one year and, along with the City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Center Plaza, Philadelphia, PA 19102, which provided evidence that it owned 1,780 shares of TCF common stock and had held more than $2,000 of TCF’s common stock for more than one year (for purposes of this Proposal, together, the “Proponents”), have notified us that a representative intends to present the proposal set forth in quotes below (the “Proxy Access Proposal”) at the Annual Meeting.  The Board of Directors opposes the following Stockholder Proposal for the reasons stated after the proposal.  As required by the rules of the SEC, however, the text of the resolution and the supporting statement are included below exactly as submitted:

Stockholder Proposal

“RESOLVED:  Shareholders of TCF Financial Corporation (“TCF Financial” or “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw.  Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below.  The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in the proxy materials shall not exceed one quarter of the number of directors then serving.  This bylaw, which shall supplement existing rights under the Company’s bylaws, should provide that a Nominator must:

a)              have beneficially owned 3% or more of TCF Financial outstanding common stock continuously for at least three years before the nomination is submitted;

b)             give TCF Financial written notice within the time period identified in Company bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i)the nominee, including consent to being named in the proxy materials and to serving if elected; and (ii)the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)              certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with TCF Financial shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at TCF Financial.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”).  The board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.”

Stockholder Supporting Statement

We believe shareholders should be able to select their directors from a pool of nominees submitted by the company and qualified shareholders.

We urge shareholders to vote FOR this proposal.

Board’s Statement in Opposition of Proposal 4

The Proponents support the Proposal only with the statement that “shareholders should be able to select their directors from a pool of nominees submitted by the company and qualified shareholders.”  They provide no support for why they believe that TCF’s current practices do not provide stockholders with an adequate pool of nominees, or how their proposal would provide a remedy.  Given that the Proponents offer no criticism of TCF’s current practices or explanation of how their proposal would benefit stockholders, it appears as though they have not fully considered the potential consequences for stockholders if the Proposal is approved.

The Board recommends that you vote against this proposal because it advances a solution for a problem that does not exist at the Company, ignores the effective voice stockholders already have, and would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process.  In the end, adoption of this Proposal will only interfere with the Board’s ability to serve the long-term interest of all stockholders.

It cannot be credibly maintained that stockholders lack access to make their views known to TCF or its independent Directors.  TCF’s Bylaws, Corporate Governance Guidelines and new Director Selection Policy, as well as the Board’s practices, already incorporate many measures to provide stockholders input on matters important to them, including specifically the ability to nominate candidates for consideration by the Compensation, Nominating and Corporate Governance Committee (for purposes of this Proposal, the “Committee”).  In addition, established statutory and regulatory rules governing the Company and the proxy process add additional avenues for stockholders to provide input.  The measures include:

1.               All Directors are elected annually;

2.               Our Corporate Governance Guidelines include a requirement that Directors who fail to receive the required majority vote in uncontested elections must tender their resignation for consideration by the Board;

3.               Our governing documents do not contain any supermajority stockholder voting requirements for holders of TCF common stock;

4.               A means for communicating directly with independent Directors (as described in this Proxy Statement under “Corporate Governance – Communications With Directors”);

5.               An independent Lead Director who has undertaken significant stockholder outreach in the last year by meeting with owners representing over 37% of TCF’s outstanding common stock in the last year;

6.               Procedures set forth in TCF’s Director Selection Policy (adopted in January 2015) for stockholders to recommend Board nominees to the Committee, which the Committee considers on the same basis as proposed nominees from other sources;

7.               Bylaws allowing stockholders to directly nominate candidates for the Board of Directors;

8.               The opportunity for stockholders to solicit proxies for their nominees;

9.               Stockholder proposal mechanisms under the TCF’s Bylaws and under proxy rules;

10.         An annual advisory vote on executive compensation;

11.         No poison pill; and

12.         Stockholder rights to call special meetings, if Proposal 3 is approved.

TCF has never been contacted by a stockholder meeting the proposed requirements of beneficially owning 3% of outstanding common stock for a period of three years to suggest a Director nominee.  This is true despite the fact that stockholders have never lacked a voice with TCF, which has a history of both proactively soliciting feedback, as well as taking action based on unsolicited stockholder feedback, including:

1.               The Committee has responded to last year’s advisory vote on executive compensation with the extensive engagement and responsive measures described in the CD&A, including proposing amendments to TCF’s Certificate of Incorporation and Bylaws to permit stockholders to call special meetings, as well as making substantial revisions to TCF’s executive compensation program for 2015;

2.               In October 2013, TCF amended its Bylaws to provide that in any uncontested election of Directors, any Director nominee who receives a greater number of votes “‘with” from his or her election than votes “for” such election shall immediately offer his or her resignation to the Board, which will then decide whether to accept the resignation;

3.               Also in 2013, TCF amended the TCF Financial Incentive Stock Program to eliminate TCF’s ability to grant non-qualified stock options with an exercise price below fair market value;

4.               In 2011, TCF amended its Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements; and

5.               In 2008, TCF amended its Amended and Restated Certificate of Incorporation to eliminate its classified Board structure and provide for the annual election of Directors.

The Board also believes that the Proposal would interfere with effective corporate governance and carries with it consequences that would be harmful, especially given the absence of any demonstrated benefits of the Proxy Access Proposal.  Four specific harms are:

1.               Expense and Distraction.  Proxy access sets up a procedure that facilitates proxy contests that can be expensive and disruptive, and creates an uneven playing field in which the Company bears substantial expense while the stockholder nominee need expend little resources to promote its candidates.  The Company already bears the expense of filing and distributing proxy materials which would be required to contain the stockholder nominee, and the Board is likely to feel compelled to also undertake an additional and expensive campaign to inform stockholders of the reasons the stockholder nominee(s) should not be elected instead of the Board’s nominees.  In fact, the United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.  In the absence of proxy access, the playing field is level, because the stockholder nominee would similarly need to undertake the expense of soliciting proxies on the nominee’s behalf.  The desire to avoid this expense has sometimes been cited as a reason for proxy access, but there is no reason why stockholders holding 3% of the outstanding shares of the Company (which as of December 31, 2014 would have been almost $80 million worth of shares) should not, if they have a legitimate interest in electing candidates to the Board, bear the expense of soliciting proxies.

2.               Influence of Special Interests.  Proxy access allows a stockholder (such as a labor union fund or public pension fund) with a special interest to use the proxy process to promote a specific agenda rather than the interests of all stockholders, creating the very real risk of politicizing the Board election process at virtually no cost to the proponent.  The nomination of a candidate through the proxy access proposal would convert each such Board election into a contested election in which the proposed Director nominee would only need to win on a plurality basis to be elected.  Given this intersection between proxy access and plurality voting, at little or no cost to itself, a stockholder with an agenda to promote a narrow interest need only gain the support of a limited number of stockholders who sympathize with that interest (or with an issue the stockholder sets up as a surrogate for its true underlying interest) to potentially destabilize the governance of the Company by nominating a candidate irrespective of whether they expect that candidate to win election to the Board.  This is not in the best interests of stockholders as a whole.  Indeed, the Circuit Court, in striking down the proxy access rule, cited the SEC’s failure to assess the risk of giving a new tool to special interests.  To be sure, such a risk exists today under existing proxy rules, but history has shown that the associated expense that the challenger must bear serves as an important filter to limit such challenges to instances where there are legitimate underlying issues that warrant a challenge to the Company’s nominees.  The proposal would eliminate any such constraint.

3.               Bypassing Current Protections.  Proxy access would bypass the Board’s current process for identifying, screening and selecting Directors who meet the Board’s (and regulatory) independence requirements, eligibility requirements and experience profiles.  To function optimally, any board should be comprised of directors with the complementary skills and experiences needed to provide the appropriate oversight role for their company in light of the company’s strategic priorities and the scope and complexity of the company’s business.  Boards also must carefully review the independence of potential nominees, which for the Company is a complex undertaking in light of the broad scope of the Company’s business and the resulting risk that nominees, their family members or affiliated entities may do business with the Company.  To achieve these ends, the Board has established the current process for nominating Directors (as described in this Proxy Statement under “Corporate Governance – Director Nominations”).  The Compensation, Nominating, and Corporate Governance Committee considers potential nominees identified by stockholders using the same criteria and process it uses for nominees identified by others.  Proxy access bypasses this process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by the Board, or who may fail to contribute to the mix of needed skills, diversity, or perspectives the Board has identified.

4.               Board Disruption.  The election of a stockholder nominee, particularly one representing a narrow interest, risks disrupting the Board and preventing the Board from effectively promoting the long-term interests of stockholders.  A Director that does not fit into the mix of skills and experience the Board seeks would at best fail to contribute to the work of the Board and would at worst create tensions that disrupt the effective functioning of the Board, particularly if the Director advocates for narrow interests that are adverse to the financial or other interests of a majority of stockholders.  Moreover, a Director elected by one stockholder group in one year may face successful opposition from a Director nominated by another stockholder group in a subsequent year, setting up ongoing instability on the Board.  TCF’s future success depends on the ability to consistently adhere to its strategy for long-term value creation.  Disruption of the Board’s functioning could disrupt the ongoing pursuit of this successful strategy, and put stockholder value at risk.

The Board believes that the current measures the Company employs for the nomination and election of Directors have led to a Board that is responsive to stockholder input and consistently promotes a strategy of long-term value creation. Disruption of the Board’s functioning could adversely affect the pursuit of our long-term strategy and put stockholder value at risk.  For the foregoing reasons, the Board believes that this Proposal is unnecessary, involves the risk of considerable harm to TCF, and is not in the bests interests of our stockholders.

Recommendation of the Board.  The Board unanimously recommends that stockholders vote “AGAINST” this Proposal.

PROPOSAL 5:  STOCKHOLDER PROPOSAL REGARDING SEVERANCE

Marco Consulting Group Trust I (for purposes of this Proposal, the “Proponent), 550 W. Washington Blvd, Suite 900, Chicago, IL 60661, which provided evidence that it beneficially owned 4,016 shares of TCF common stock and had held more than $2,000 of TCF’s common stock for more than one year, has notified us that a representative intends to present the proposal set forth in quotes below at the Annual Meeting.  The Board of Directors opposes the following Stockholder Proposal for the reasons stated after the proposal.  As required by the rules of the SEC, however, the text of the resolution and the supporting statement are included below exactly as submitted:

Stockholder Proposal

“RESOLVED:  that the shareholders of TCF Financial Corporation (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.

“Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.”

Stockholder Supporting Statement

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes,” are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

The Company’s 2014 proxy statement reports that under his employment agreement our CEO and Chairman William A. Cooper is eligible to receive a severance package under certain termination scenarios that includes a lump sum payment equal to three times his salary and bonus.  If Mr. Cooper’s employment were terminated without cause or he resigned for good reason in connection with a change in control, he would have been eligible to receive $9 million in lump sum payments, plus additional amounts in equity awards that would total $27,937,538.

These arrangements are particularly worrisome give that 64% of shareholders voted against the Company’s pay package at the last annual meeting.  This low vote stands in stark contrast to the average say-on-pay votes at Russell 3000 companies, which in 2014 was at 91.3%, according to Institutional Shareholder Services.

We believe that requiring shareholder approval of severance agreements will provide a check against outsized windfall payments.  In cases where it is not practical to obtain prior shareholder approval, the Company would have the option of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.

Board’s Statement in Opposition of Proposal 5

After careful consideration, TCF’s Board of Directors believes that adopting the proposal is unnecessary and would not be in the best interests of the Company or its stockholders.  The Board therefore recommends a vote AGAINST this Proposal.

TCF’s Compensation, Nominating, and Corporate Governance Committee (for purposes of this Proposal, the “Committee”) supports reasonable and appropriate limits on severance payments.  Historically, TCF had employment agreements or change in control agreements with many of its senior executives.  In December 2009, TCF terminated these agreements in response to stockholder concerns.  Currently, of the NEOs only Messrs. Cooper, Dahl and Jasper have employment agreements with TCF that provide for payments upon termination or a change in control.  No other senior executive possesses an employment or change in control agreement with TCF.  As discussed in the Compensation Discussion and Analysis, Mr. Cooper’s employment agreement and 2014 restricted stock award agreement were amended in February 2015 in response to concerns expressed by stockholders to provide that if Mr. Cooper terminates his employment for Good Reason based on the failure to elect Mr. Cooper Chairman, he will not receive any lump sum severance payment under his employment agreement or acceleration of his restricted stock award.

Under their employment agreements, Messrs. Cooper, Dahl, and Jasper are entitled to the following severance payments:

Cash Termination Payments for Mr. Cooper
Severance Trigger	While Serving as CEO	While Not Serving as CEO	Cash Termination Payments for Messrs. Dahl and Jasper
Termination by TCF Without Cause Absent a Change of Control	3x base salary	3x base salary	2x base salary
Termination by TCF Without Cause Following a Change of Control	3x the sum of base salary and annual cash incentive (stipulated to equal base salary)	3x base salary	2x the sum of base salary and annual cash incentive (stipulated to equal base salary)
Termination by Executive for Good Reason Absent a Change of Control	3x base salary (1)	3x base salary (1)	2x base salary
Termination by Executive for Good Reason Following a Change of Control	3x the sum of base salary and annual cash incentive (stipulated to equal base salary) (1)	3x base salary (1)	2x the sum of base salary and annual cash incentive (stipulated to equal base salary)

(1)             Except in the event that the underlying “Good Reason” is the failure to elect Mr. Cooper Chairman, in which case no termination payment shall be paid to Mr. Cooper.

The Committee believed it was appropriate to provide Mr. Cooper with potential severance payments of three times his base salary and bonus because it believed it has been critical for TCF to retain Mr. Cooper and have the benefit of his strategic thinking, guidance and unique knowledge developed during his 30-plus years of experience at TCF, as well as to assist with the transition for TCF’s next chief executive officer.

Based on the Proponent’s definition of benefits, Mr. Cooper’s potential severance payments would consist solely of his potential lump sum payment of three times the sum of his base salary and annual cash incentive, or $9 million, while a lump sum payment of $8.94 million (or 2.98 times salary plus bonus) would not require stockholder approval.  Further, the mention in its supporting statement of Mr. Cooper’s existing equity awards for which vesting could accelerate upon certain types of termination or a change in control confuses the issue since under the Proponent’s own definition they would not be considered benefits.  Proponent appears to have mentioned them to show evidence of a problem, where no such problem actually exists.

TCF’s historical practices demonstrate the Board’s commitment to protecting stockholder value by attracting and retaining skilled executives without providing excessive severance packages. While TCF does not have a formal policy in place, all determinations as to when it is in the best interests of the Company and its stockholders to provide such benefits remain the responsibility of the Committee.  TCF’s historical practices have shown that the Committee has been judicious in providing separation benefits, and the Board believes that adoption of the proposal is unnecessary and unwarranted.

The Proponent’s policy also does not provide sufficient guidance regarding the trigger for stockholder approval, as it calls for stockholder approval where the benefits would exceed 2.99 times the sum of the executives’ base salary plus bonus.  The Proponent provides no guidance for what is meant by base salary, whether it means the projected amount for the current year, the most recent completed year, an average of recent years, or some other method of calculation.  Additionally, the Proponent provides no guidance for what is meant by bonus.  If the most recent completed year is to be used, then the trigger could vary significantly between years depending on whether or not a bonus was earned in the most recent year.  So, for example, if an executive had an annual base salary of $1.0 million and received a bonus of $1.0 million the year before, the trigger would be $5.98 million, but would be $2.99 million if the executive did not receive a bonus the prior year.  Due to the amount of uncertainty left by Proponent’s lack of definition for such important terms of the policy, the Committee believes that adoption of the Proposal would not be in the best interests of TCF or its stockholders.

The Board further believes that the requirement of a stockholder vote to approve certain severance arrangements would needlessly hamper its ability to deal swiftly and definitively with executive departures, and would result in additional unnecessary costs and expenses resulting from the need to obtain stockholder approval.

Recommendation of the Board.  For the reasons set forth above, the Board unanimously recommends that stockholders vote “AGAINST” this Proposal.

PROPOSAL 6:  ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, TCF is providing stockholders at the Annual Meeting with the opportunity to vote on an advisory (non-binding) resolution to approve the executive compensation of TCF’s NEOs as described in the Compensation Discussion and Analysis (“CD&A”) and tabular disclosure and accompanying narrative discussions of NEO compensation in this Proxy Statement and related material (“Say on Pay”).  TCF conducts annual Say on Pay votes and expects to conduct the next Say on Pay vote at the 2016 Annual Meeting.  The Board recommends that stockholders vote “FOR” this resolution because it believes that the balanced compensation mix consisting of base salary, annual cash incentives and long-term equity incentives is fair and equitable and aligns the interests of the NEOs with those of stockholders.

Overview of Executive Compensation Program

The Compensation, Nominating, and Corporate Governance Committee (the “Compensation Committee”) oversees our executive compensation program.  The Compensation Committee uses competitive market data as a reference when setting each component of compensation and target compensation levels.  The Compensation Committee ultimately uses its own business judgment and expertise to determine the appropriate components and levels of compensation for NEOs.  The Compensation Committee seeks to construct a compensation structure that is competitive relative to compensation paid at similarly situated companies, which will attract and retain highly qualified personnel in a competitive employment environment.

The Compensation Committee considers overall performance in areas of scope of responsibility, management and communication skills, department objectives, leadership qualities, innovation and creative abilities, risk controls and difficulties encountered in achieving results in light of industry conditions.  Taking the CEO’s recommendations into consideration, the Compensation Committee then establishes base salary levels, annual cash incentive amounts and long-term incentive awards, if any, for each NEO, other than the CEO.  A similar process is followed by the Compensation Committee in determining the compensation for the CEO.

Summary of Stockholder Engagement and Resulting Changes

During 2014, we had over 200 conversations with investors through our attendance at over 20 investor conferences, roadshows, and on-site visits, as well as phone calls, where management met both individually and in small groups with investors representing approximately [76]% of our institutional ownership as of December 31, 2014.  In addition to these meetings, the Committee systematically engaged with certain stockholders in order to understand and address the issues raised regarding our corporate governance and compensation practices expressed by the 2014 Say on Pay vote.  In order to provide stockholders with perspective on the decisions made and the process by which they were reached, the Committee felt it was important that Mr. Opperman, the Chair of the Compensation Committee, meet personally with these certain stockholders.  During the course of these meetings, all but two of which were in person, Mr. Opperman spoke with institutional investors which owned approximately [47]% of our institutional ownership as of December 31, 2014.

Based on the results of the 2014 Say on Pay vote, however, the Committee, with assistance from its compensation consultant, restructured TCF’s executive compensation program going forward.  TCF’s 2015 executive compensation program will consist of the following:

•                  Annual Cash Incentives will be conditioned upon the accomplishment of two separate performance goals with equal weighting, (i) ROTCE and (ii) ROA, with both metrics being measured relative to the 2015 Peer Group.  The Committee believes that these metrics are widely used and tracked in the industry, and demonstrate efficient use of a company’s capital.  The target Annual Cash Incentive opportunity will be reduced to 75% of base salary from 100% for NEOs other than Mr. Cooper.  The payout range for NEOs other than Mr. Cooper will be 50% to 200% of target, or 37.5% of base salary for threshold performance and 150% of base salary for maximum performance.  Mr. Cooper will be eligible for a payout range of 50% to 200% of base salary, but he did not receive a long-term incentive equity award for 2015.

•                  Long-term Incentives will consist of 50% time-based restricted stock units and 50% performance-based restricted stock units.  Total long-term incentive opportunity will equal 125% of base salary.  The performance goal for the performance-based restricted stock units will be based on TCF’s TSR relative to the 2015 Peer Group over a three year performance period.

Set forth below were the other primary compensation-related concerns expressed by our stockholders through these meetings, and the actions the Committee took in response to those concerns:

Stockholder Concerns	Action Taken in Response to Stockholder Concerns
Single-Trigger awards provide an unjust enrichment to NEOs by providing a payout even in cases where NEOs do not lose their positions following a change in control.

In response to stockholder concerns, the Committee adopted a new omnibus plan subject to stockholder approval. Under the proposed plan, as further detailed under Proposal 2, equity awards would not automatically vest following a change in control. TCF plans to include a “double-trigger” change in control provision in all future equity awards, meaning that if, following a change in control of TCF, a participant’s employment is terminated without Cause, all then-unvested time-based restricted stock awards will vest upon termination and all then-unvested performance-based awards will vest at the level corresponding to full performance.

Payment of the Annual Cash Incentive at the maximum level to all NEOs disconnects pay and performance if stockholder returns are not similarly high.

The Compensation Committee understands stockholders’ concerns and believes that aligning pay with stockholder return is an essential objective of TCF’s compensation program. The Compensation Committee is continuing to implement measures to more closely align compensation with stockholder returns, as evidenced by the adoption of TSR as the vesting criteria for performance awards granted under the long-term incentive plan beginning in 2015. Further, the Compensation Committee has revised the 2015 Annual Cash Incentives (i) to decrease the maximum payout as a percentage of base salary from 200% to 150% for NEOs other than Mr. Cooper and (ii) to create a tiered and more rigorous payment schedule for Annual Cash Incentives that it believes will more closely align Annual Cash Incentive payments with overall performance and with stockholder returns.

Stockholders believe that the inclusion of the failure by the Board to elect Mr. Cooper as Chairman in the definition of “Good Reason” triggering a severance payment under Mr. Cooper’s employment agreement suggested possible Board dysfunction.

After engaging with stockholders, the Committee and Mr. Cooper agreed to amend Mr. Cooper’s employment agreement to eliminate lump sum payments to Mr. Cooper (other than accrued bonus) as a result of a termination by Mr. Cooper for Good Reason based on the failure to elect Mr. Cooper Chairman.

The Company’s 2014 Annual Cash Incentives allow for significantly above average payouts for only average performance because even minimal improvements result in full payment.

The Committee has always had the power to exercise negative discretion to reduce award size. The Compensation Committee further responded to stockholders by basing our 2015 Annual Cash Incentive targets on relative ROA and relative ROTCE. The Compensation Committee believes that these metrics are widely used and tracked in the industry, and, as more fully discussed below, demonstrate efficient use of capital.

Use of certain metrics relative to our peers, and other metrics on an absolute basis create the perception that the Company may be trying to pick and choose metrics which are more favorable to it.	For 2015, all of the performance metrics chosen by the Compensation Committee are relative to the TCF’s peers. No absolute metrics were adopted.

In addition, stockholders expressed concern that Mr. Cooper’s 500,000 share grant was large, and lacked rigorous performance goals.  Mr. Opperman explained to stockholders the Compensation Committee’s use of the award to Mr. Cooper in the context of our overall succession planning.  He underscored the importance of the award in retaining Mr. Cooper following his tenure as CEO in order to ensure a smooth transition, particularly in light of the fact that Mr. Cooper would not be eligible for annual or long-term incentives during that period.  The Compensation Committee felt that it would be unfair to change the incentive target associated with the award after the award was granted and the performance period had commenced.  We believe that stockholders were pleased with the background and perspective Mr. Opperman provided regarding the purpose of the award, and the fact that grants of this size and character are not intended to be routine in the future.

We believe that these changes address the concerns expressed by stockholders and incorporate current compensation and governance best practices.  See “2014 Payment of Named Executive Officers” and “Compensation Practices – Summary of Stockholder Engagement and Resulting Changes” in the CD&A for a more complete discussion of TCF’s executive compensation program.

Resolution

Stockholders are asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although this is an advisory vote, the Compensation Committee values the views of our stockholders and will consider the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board.  The Board unanimously recommends that stockholders vote “FOR” this Proposal.

PROPOSAL 7:  ADVISORY (NON-BINDING) VOTE TO RATIFY THE APPOINTMENT OF
KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”), independent registered public accountants, to audit the financial statements of TCF Financial and its subsidiaries for the fiscal year ending December 31, 2015.

TCF is providing stockholders at the Annual Meeting with the opportunity to vote on an advisory (non-binding) vote on the appointment of KPMG.  Such a vote is not required but is being solicited by TCF in order to determine if the stockholders approve of TCF’s appointment of KPMG as our independent registered public accountants.  The Audit Committee’s appointment of KPMG is not contingent upon obtaining stockholder approval.  In the event of a negative vote by stockholders, the Audit Committee will take such vote into consideration in determining whether to continue to retain KPMG.  Representatives of KPMG are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  The representatives will also be provided an opportunity to make a statement, if they so desire.

Recommendation of the Board.  The Board unanimously recommends that stockholders vote “FOR” this Proposal.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements with management; received written disclosures and the letter from the independent registered public accountants, KPMG LLP (“KPMG”), required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and discussed the independence of KPMG with representatives of such accounting firm.  The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the review and discussions above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the TCF Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

BY THE AUDIT COMMITTEE:

George G. Johnson, Chair	Raymond L. Barton	Thomas A. Cusick	Karen L. Grandstrand
Richard H. King	Vance K. Opperman	Roger J. Sit	Richard A. Zona

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees paid to KPMG for the years ended December 31, 2013 and 2014 are as follows:

	2013	2014
Audit Fees (1)	$ 898,850	$ 940,000
Audit-Related Fees (2)	194,319	302,155
Tax Fees (3)	68,162	49,319
All Other Fees	-	-
TOTAL	$1,161,331	$1,291,474

(1)             Includes fees for annual audit, quarterly reviews, separate opinions, statutory audits and comfort letters.

(2)             Audit-Related Fees in 2013 and 2014 related to employee benefit plan audits, servicing reports, and agreed-upon procedures work.

(3)             Tax Fees related to the review of tax returns and consultation on other corporate tax matters, including $38,150 and $41,250 for tax return reviews and related services for 2013 and 2014, respectively.

The Audit Committee has considered all fees for non-audit services to be compatible with maintaining the registered public accountants’ independence.

Pre-approval Process

The Audit Committee is responsible for pre-approving all audit and non-audit services provided by TCF’s independent registered public accountants.  In the event that approval is required prior to a regularly scheduled Audit Committee meeting, the Audit Committee Chair is authorized to pre-approve audit and non-audit services, provided the aggregate fees for the services approved by the Chair since the prior Committee approvals shall not exceed $250,000.  Any services pre-approved by the Chair will be reported to the full Audit Committee at its next scheduled meeting.  During 2014, all services provided by KPMG (including all of the services related to the fees described in the foregoing table) were pre-approved by the Audit Committee or by the Audit Committee Chair.

Each member of the Audit Committee is independent, as independence is defined in Section 303A of the listing standards of the NYSE.

ADDITIONAL INFORMATION

How Can Stockholders Submit Proposals and Nominate Directors for Next Year’s Annual Meeting?

If you are a stockholder and you wish to have a proposal included in TCF’s proxy statement for the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), you must submit your request in writing to the Company’s Corporate Secretary no later than November 12, 2015.  We suggest that you send any such proposals by certified mail.  The Board has the right to review stockholder proposals to determine if they meet the SEC requirements for being included in the proxy statement.

Director nominations and stockholder proposals not included in proxy mailings may be submitted for the 2016 Annual Meeting if they meet the requirements of the Bylaws of TCF.  Stockholders must deliver notice of a proposal or Director nomination to the Company’s Corporate Secretary by the deadline, which is at least 60 days, but not more than 90 days before the 2016 Annual Meeting, but if TCF gives less than 70 days advance notice for the 2016 Annual Meeting, the deadline is ten days after the earlier of the date that (i) public disclosure of the date of the 2016 Annual Meeting was made or (ii) the Notice of Internet Availability of Proxy Materials for the 2016 Annual Meeting was mailed.  Stockholders can nominate Directors at an Annual Meeting if the nomination (i) is submitted to the Company’s Corporate Secretary by the deadline set forth above and (ii) satisfies the informational and other requirements in the Bylaws of TCF as determined by the Board.  If the 2016 Annual Meeting is held on the fourth Wednesday in April and TCF provides notice or prior public disclosure of the date of the meeting more than 70 days prior to the meeting date, the deadline for submission of a proposal or nomination of a Director for the 2016 Annual Meeting would be between January 28, 2016 and February 27, 2016.  TCF reserves the right to vote all proxies as it determines in its discretion on any stockholder proposals or nominations, pursuant to authority provided on the proxy card.  Also, see TCF’s Director Nominations policy described above under “Corporate Governance.”

How Can Stockholders Get Copies of TCF’s Annual Report?

STOCKHOLDERS MAY RECEIVE A FREE COPY OF TCF FINANCIAL’S 2014 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS.  If you wish to receive a copy, please send a written request to the Company’s Corporate Secretary at 200 Lake Street East, Mail Code EX0-01-G, Wayzata, MN 55391-1693.  If you want copies of exhibits to the 2014 Annual Report on Form 10-K, a reasonable charge may be required to cover the expense.  You can also visit the Investor Relations section of TCF’s website, http://ir.tcfbank.com for free access to TCF’s SEC filings.

Householding

TCF may elect to combine mailings to stockholders living at the same address, as permitted under the rules of the SEC.  Consequently, only one copy of each of the annual report, proxy statement, or the Notice may be delivered to multiple stockholders sharing an address unless TCF has received contrary instructions from one or more of such stockholders.  TCF will deliver promptly upon written or oral request a separate copy of its 2014 Annual Report on Form 10-K, this proxy statement or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.  With regard to Householding, you may direct any requests for separate copies to the Company’s Corporate Secretary at the TCF address provided above.  If you reside at the same address as another stockholder and you prefer to receive your own copy of the annual report, proxy statement, or the Notice in the future, you may contact TCF’s transfer agent, Computershare, by calling its toll-free number, (800) 443-6852, or writing to them at P.O. Box 30170, College Station, TX 77842-3170.  Your request with regard to Householding will be effective 30 days after receipt.  If you are currently receiving multiple copies of the annual report, proxy statement, or the Notice and prefer to receive a single set for your household, you may also contact Computershare, at the phone number or address above.

APPENDIX I

TCF FINANCIAL 2015 OMNIBUS INCENTIVE PLAN

1.                                       Purpose; Eligibility.

1.1                                 General Purpose.  The name of this plan is the TCF Financial 2015 Omnibus Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable TCF Financial Corporation, a Delaware Corporation (the “Company”), and any Affiliate to attract and retain the types of Employees who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees with those of the stockholders of the Company; and (c) promote the success of the Company’s business. This Plan is intended to serve as the Company’s primary vehicle for equity compensation awards and long-term cash incentive awards for Employees, as well as annual cash incentive awards for the Company’s Officers. Following the date that this Plan is approved by the Company’s stockholders, no further equity compensation awards shall be granted pursuant to any Predecessor Plan (it being understood that outstanding awards under such plans will continue to be settled pursuant to the terms of such plans).

1.2                                 Eligible Award Recipients.  The persons eligible to receive Awards are the Employees of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees after the receipt of Awards.

1.3                                 Available Awards.  Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards (including Performance-Based Restricted Awards), (e) Other Stock-Based Awards (including an Other Stock-Based Performance Award), (f) Performance Cash Awards, and (g) any Qualified Performance-Based Award.

2.                                       Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award (including a Performance-Based Restricted Award), an Other Stock-Based Award (including an Other Stock-Based Performance Award), a Performance Cash Award or any Qualified Performance-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means: The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

With respect to any Employee:

(a)                                  If the Employee is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(b)                                 If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

“Change in Control”

(a)                                  One Person (or more than one Person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(b)                                 A change in the composition of the Board such that the individuals who are serving as members of the Board as of the Effective Date, together with any new member of the Board (other than a member of the Board whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the members of the Board then still in office who either were members of the Board on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of the members of the Board then serving; or

(c)                                  There is consummated a merger or consolidation of the Company or any subsidiary with any other corporation or other entity, other than (A) a merger or consolidation immediately following which (x) the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (y) the individuals who comprise the Board immediately prior thereto constitute a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(d)                                 The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4.

“Common Stock” means the common stock, $.01 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means TCF Financial Corporation, a Delaware corporation, and any successor thereto.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to an employee of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by IRS Notice 2007-49.

“Deferred Restricted Stock” has the meaning set forth in Section 7.2(d) hereof.

“Deferred Stock Units” has the meaning set forth in Section 7.2(d) hereof.

“Director” means a member of the Board.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.8 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.8 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 14.12.

“Effective Date” shall mean the date that this Plan is adopted by the stockholders.

“Employee” means any person, including an Officer, employed by the Company or an Affiliate; provided, that an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code and mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of

Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Free Standing Rights” has the meaning set forth in Section 7.1(a).

“Good Reason” means:

(a)                                  If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b)                                 If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity other than as part of a general reduction of salary or bonus opportunity for similarly situated Employees; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Cash Award in accordance with Section 7.5(d)(iv) of the Plan; provided, that, the exercise of such discretion would not cause the Performance Cash Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Other Stock-Based Performance Award” has the meaning set forth in Section 7.3.

“Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance-Based Award” means any award granted subject to the achievement of Performance Goals, including any Performance Cash Award, Performance-Based Restricted Stock Award, Performance-Based Restricted Stock Units, Other Stock-Based Performance Awards and any Qualified Performance-Based Award.

“Performance-Based Restricted Awards” refers to any Performance-Based Restricted Stock or Performance-Based Restricted Stock Units.

“Performance-Based Restricted Stock” has the meaning set forth in Section 7.2(a).

“Performance-Based Restricted Stock Units” has the meaning set forth in Section 7.2(a).

“Performance Cash Award” means any Award designated by the Committee as a Performance Cash Award pursuant to Section 7.4 of the Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance-Based Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and shall be limited to the following:  (a) net income (before or after taxes); (b) earnings or earnings growth (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), and net earnings); (c) basic or diluted earnings per share (before or after taxes); (d) net revenue or net revenue growth; (e) gross revenue; (f) net operating profit (before or after taxes); (g) returns (including, but not limited to, returns on assets (net, gross, pre-tax, pre-provision or pro forma), capital, invested capital, equity, common equity, tangible common equity, sales, stockholders’ equity, or tangible stockholders’ equity); (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital or equity); (i) margins (including, but not limited to, gross, operating or net interest; (j) improvements in capital structure; (k) budget and expense management; (l) ratios (including, but not limited to, price to earnings, debt to assets, debt to net assets, non-interest income to average assets, provision for loan and lease losses to assets, and ratios regarding capital, liquidity, solvency, fiscal capacity, productivity or risk); (m) economic value added or other value added measurements; (n) share price (including, but not limited to, growth measures and total stockholder return); (o) expense targets; (p) market capitalization; (q) operating efficiency; (r) working capital; (s) enterprise value; (t) market share; (u) deposit growth; (v) workforce satisfaction or diversity goals; (w) sustainability goals; (x) employee retention; (y) customer satisfaction; (z) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; (aa) net interest rate spread; (bb) loan production volume; (cc) classified assets; (dd) non-performing assets; (ee) provision for loan and lease losses; (ff) any performance metric relating to balance sheet items (including, but not limited to, non-accrual loans, accruing loans and leases) or (gg) any performance metric relating to income statement items (including, but not limited to, interest income, non-interest income, non-interest expense or any subset thereof).

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit, operational unit or geographic unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may also select Performance Criteria (n) above as compared to various stock market indices. Any Performance Criteria may be used individually or in combination with any other Performance Criteria, and may be further defined in the applicable Award Agreement. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to any Performance-Based Award of a particular Participant, whether all, some portion but less than all, or none of the Performance-Based Award has been earned for the Performance Period.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause a Performance-Based Award granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance-Based Award.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees similar to and designed to effect the purposes set forth in paragraph (a) above as may be permitted by the Committee.

“Plan” means TCF Financial 2015 Omnibus Incentive Plan, as amended and/or amended and restated from time to time.

“Predecessor Plans” means the TCF Financial Incentive Stock Program as last approved by stockholders on April 24, 2013 and the Performance-Based Compensation Policy as last approved by stockholders on April 24, 2013.

“Qualified Performance-Based Award” has the meaning set forth in Section 7.5.

“Related Rights” has the meaning set forth in Section 7.1(a).

“Restricted Award” means any Award granted pursuant to Section 7.2(a).

“Restricted Period” has the meaning set forth in Section 7.2(a).

“Restricted Stock” has the meaning set forth in Section 7.2(a).

“Restricted Stock Units” has the meaning set forth in Section 7.2(a)6.10(h)(a).

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a share of Common Stock.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

“Vested Unit” has the meaning set forth in Section 7.2(e).

3.                                       Administration.

3.1                                 Authority of Committee.  The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)                                  to construe and interpret the Plan and apply its provisions;

(b)                                 to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)                                  to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)                                 to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act;

(e)                                  to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)                                    from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g)                                 to determine the number of shares of Common Stock to be made subject to each Award;

(h)                                 to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)                                     to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)                                     to designate an Award as a Performance-Based Award, to determine the terms of any Performance-Based Award (including the threshold, target and maximum amount of cash or Shares to be awarded, the Performance Criteria that will be used to establish the Performance Goals and the Performance Period(s)), and to determine the amount of cash or Shares earned by a Participant pursuant to any Performance-Based Award;

(k)                                  to designate any Performance-Based Award as a Qualified Performance-Based Award;

(l)                                     subject to Section 13 hereof, to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award;

(m)                               to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(n)                                 to make decisions with respect to outstanding Awards that the Committee deems necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(o)                                 to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(p)                                 to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification results in a repricing, stockholder approval shall be required before the repricing is effective.

3.2                                 Committee Decisions Final.  All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3                                 Delegation.  The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4                                 Committee Composition.  The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board, or an independent subcommittee thereof, that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

3.5                                 Indemnification.  In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.                                       Shares Subject to the Plan.

4.1                                 Subject to adjustment in accordance with Section 11, the maximum number of Shares that may be issued pursuant to the grant of Awards under the Plan shall be the sum of (i) a total of 2,000,000 shares of Common Stock, (ii) any Shares which are available for grant immediately prior to the Company’s Annual Meeting of Stockholders on April 22, 2015 under the Predecessor Plans, and (iii) any Shares relating to the Predecessor Plans which become available for grant after April 22, 2015 under the terms of such Predecessor Plan, all of which may, in the Committee’s discretion, be granted as Incentive Stock Options. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2                                 Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

4.3                                 Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any calendar year, Options to purchase Common Stock and Stock Appreciation Rights with respect to more than 800,000 shares of Common Stock in the aggregate or any other Awards with respect to more than 500,000 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.

4.4                                 Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

5.                                       Eligibility.

5.1                                 Eligibility for Specific Awards.  Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees and those individuals whom the Committee determines are reasonably expected to become Employees following the Grant Date.

5.2                                 Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6.                                       Option Provisions.  Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate

Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1                                 Term.  Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2                                 Exercise Price.

(a)                                  Incentive Stock Option.  Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date.

(b)                                 Non-qualified Stock Option.  The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date.

6.3                                 Consideration.  The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iii) any combination of the foregoing methods; or (iv) in any other form of legal consideration that may be acceptable to the Committee.  Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 or Regulation O shall be prohibited with respect to any Award under this Plan.

6.4                                 Transferability.

(a)                                  Incentive Stock Option.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(b)                                 Non-qualified Stock Option.  A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.5                                 Vesting of Options.  Each Option that vests solely based on the continued service of the Participant shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. Each Option that vests based on the achievement of performance or other criteria shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. No Option may be exercised for a fraction of a share of

Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.6                                 Termination of Continuous Service.  Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.7                                 Extension of Termination Date.  An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.8                                 Disability of Optionholder.  Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.9                                 Death of Optionholder.  Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.10                           Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

6.11                           No Repricing. Notwithstanding any other provision of this Plan other than Section 11, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any repricing of any previously granted, “underwater” Option by: (i) amending or modifying the terms of the Option to lower the exercise price; (ii) canceling the underwater Option and granting either replacement Options having a lower exercise price or other Awards or cash in exchange for such cancellation; or (iii) repurchasing the underwater Options. For purposes of this Section 6.11, an Option will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option.

7.                                       Provisions of Awards Other Than Options.

7.1                                 Stock Appreciation Rights.

(a)                                  General.  Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7.1, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

(b)                                 Grant Requirements.  Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

(c)                                  Term.  The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(d)                                 Vesting.  Each Stock Appreciation Right shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

(e)                                  Exercise and Payment.  Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock, cash or as otherwise determined by the Committee.

(f)                                    Exercise Price.  The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. Stock Appreciation Rights shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the holder of the Stock Appreciation Right only by such holder. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1(b) are satisfied.

(g)                                 Reduction in the Underlying Option Shares.  Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

(h)                                 No Repricing. Notwithstanding any other provision of this Plan other than Section 11, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any repricing of any previously granted, “underwater” Stock Appreciation Right by: (i) amending or modifying the terms of the Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Stock Appreciation Right and granting either replacement Stock Appreciation Rights having a lower exercise price; or other Awards or cash in exchange; or (iii) repurchasing the underwater Stock Appreciation Rights. For purposes of this Section 7.1(h), an Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Stock Appreciation Right.

7.2                                 Restricted Awards (Including Performance-Based Restricted Awards and Restricted Stock Units).

(a)                                  General.

(i)             A Restricted Award is an Award of actual Shares (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine.

(ii)               Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates or delivery to an account in the Participant’s name at a broker designated by the Company.  “Performance-Based Restricted Stock” is an Award of Shares of Restricted Stock, the vesting of which is subject to the attainment of Performance Goals. In the event that the Committee grants Shares of Performance-Based Restricted Stock, the performance levels to be achieved for each Performance Period and the amount of the Award to be distributed based on the attainment of the Performance Goal or Goals shall be conclusively determined by the Committee.

(iii)            Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the applicable Award Agreement, (a) in cash, based upon the Fair Market Value of a specified number of Shares, (b) in Shares, or (c) a combination thereof as determined in the sole discretion of the Committee. “Performance-Based Restricted Stock Units” are Restricted Stock Units with vesting subject to the attainment of Performance Goals. In the event that the Committee grants Performance-Based Restricted Stock Units, the performance levels to be achieved for each Performance Period and the amount of the Award to be distributed based on the attainment of the Performance Goal or Goals shall be conclusively determined by the Committee.

(iv)           Each Restricted Award (including Performance-Based Restricted Awards) granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award (including Performance-Based Restricted Awards) so granted shall be subject to the conditions set forth in this Section 7.2, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)                                 Vesting.

(i)             The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant.  In the event that the Committee conditions the grant or vesting of a Restricted Award upon the attainment of Performance Goals (or the attainment of Performance Goals and the continued service of the applicable Participant), the Committee may, prior to or at the time of grant, designate such an Award as a Qualified Performance-Based Award.

(ii)          The Restricted Period shall commence on the Grant Date and end no earlier than one (1) year after the Grant Date. Any Restricted Award that vests based on the achievement of Performance Goals or other criteria shall vest no earlier than one (1) year after the Grant Date.  The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

(iii)       The conditions for grant, vesting, or transferability and the other provisions of Restricted Awards (including without limitation any Performance Goals applicable to Performance-Based Restricted Awards) need not be the same with respect to each Participant.

(c)                                  Restrictions.

(i)             Restricted Stock (including Performance-Based Restricted Stock) and Deferred Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Company.

(ii)          Restricted Stock Units (including Performance-Based Restricted Stock Units) and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(iii)       The Committee shall have the authority to remove any or all of the restrictions on a Restricted Award whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date such award is granted, such action is appropriate, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

(iv)      Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

(d)                                 Other Terms and Conditions.

(i)             If provided for in an applicable Award Agreement, the applicable Participant may have, with respect to Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends and other distributions, provided, however, that in no event shall a dividend or other distribution or dividend equivalent be paid on Performance-Based Restricted Award until all applicable Performance Goals have been attained and the Award has vested.

(ii)          If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void.

(iii)       No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights and shall not be entitled to receive dividends with respect to any Restricted Stock Units granted hereunder.

(iv)      The Committee may also grant Restricted Stock or Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Restricted Stock” or “Deferred Stock Units”).

(v)              No Restricted Award may be granted or settled for a fraction of a share of Common Stock.

(e)                                  Delivery of Restricted Stock and Settlement of Restricted Stock Units.  Upon the expiration of the Restricted Period with respect to any Shares of Restricted Stock or the expiration of the deferral period with respect to any outstanding Deferred Restricted Stock, the restrictions set forth in Section 7.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such Shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share). Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”); provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering Shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

7.3                                 Other Stock-Based Awards (Including Other Stock-Based Performance Awards).  Other Stock-Based Awards may be granted under the Plan, provided that any Other Stock-Based Awards that are Awards of Shares that are unrestricted shall only be granted in lieu of other compensation due and payable to the Participant. “Other Stock-Based Performance Awards” are Other Stock-Based Awards, the vesting of which is subject to the attainment of Performance Goals. In the event that the Committee grants Other Stock-Based Performance Awards, the performance levels to be achieved for each Performance Period and the amount of the Award to be distributed based on the attainment of the Performance Goal or Goals shall be conclusively determined by the Committee. In no event shall a dividend or other distribution or dividend equivalent be paid on an Other-Stock Based Award that is conditioned upon the achievement of Performance Goals until all applicable Performance Goals have been attained and the Award has vested.

7.4                                 Performance Cash Awards.  Performance Cash Awards may be issued under the Plan, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards. A “Performance Cash Award” is an Award entitling the recipient to payment of a cash amount subject to the attainment of Performance Goals. The Committee may, in connection with the grant of a Performance Cash Award, designate the Award as a Qualified Performance-Based Award. The conditions for grant or vesting and the other provisions of a Performance Cash Award (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant. Performance Cash Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee.

7.5                                 Qualified Performance-Based Awards.

(a)                                  General.  The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the Grant Date), to designate such Award as a Qualified Performance-Based Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance

Cash Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

(b)                                 Eligibility.  The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Qualified Performance-Based Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Qualified Performance-Based Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Qualified Performance-Based Award shall be decided solely in accordance with the provisions of this Section 7.5.  Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)                                  Discretion of Committee with Respect to Qualified Performance-Based Awards.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Qualified Performance-Based Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Cash Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.5(c) and record the same in writing.

(d)                                 Payment of Qualified Performance-Based Awards.

(i)             Condition to Receipt of Payment.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Qualified Performance-Based Award for such Performance Period.

(ii)          Limitation.  A Participant shall be eligible to receive payment in respect of a Qualified Performance-Based Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Qualified Performance-Based Award has been earned for the Performance Period.

(iii)       Certification.  Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Qualified Performance-Based Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Qualified Performance-Based Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 7.5(d)(iv) hereof, if and when it deems appropriate.

(iv)      Use of Discretion.  In determining the actual size of an individual Qualified Performance-Based Award for a Performance Period, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Qualified Performance-Based Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Cash Award above the maximum amount payable under Section 7.5(d)(vi) of the Plan.

(v)         Timing of Award Payments.  Qualified Performance-Based Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 7.3 but in no event later than 2 1/2 months following the end of the calendar year during which the Performance Period is completed.

(vi)      Maximum Award Payable.  Notwithstanding any provision contained in this Plan to the contrary, the maximum Qualified Performance-Based Award payable during any one (1) year period to any one Participant under the Plan (excluding any Options, Stock Appreciation Rights and cash bonus Awards described in the last sentence of Section 7.5(a)) is 500,000 shares of Common Stock or, in the event such Qualified Performance-Based Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a Performance Cash Award shall be $7,500,000. Furthermore, any Qualified Performance-Based Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Qualified Performance-Based Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Qualified Performance-Based Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

8.                                       Securities Law Compliance.  Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9.                                       Use of Proceeds from Stock.  Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

10.                                 Miscellaneous.

10.1                           Acceleration of Exercisability and Vesting Pursuant to a Change in Control.  The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan in connection with a Change in Control, as more fully set forth in Section 12 hereof.

10.2                           Stockholder Rights.  Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 11 hereof.

10.3                           No Employment or Other Service Rights.  Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4                           Transfer; Approved Leave of Absence.  For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

10.5                           Withholding Obligations.  To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment, or (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

11.                                 Adjustments Upon Changes in Stock.  In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 4 and Section 7.5(d)(vi) will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 11, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.                                 Effect of Change in Control.

12.1                           The occurrence of a Change in Control shall not alone result in the accelerated vesting of an Award; provided that the Committee in an Award Agreement may provide for full vesting and exercisability of an Award in connection with a Change in Control.  To the extent practicable, any actions required to be taken by the Committee to give effect to the immediately preceding sentence shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

12.2                           In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

12.3                           The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

13.                                 Amendment of the Plan and Awards.

13.1                           Amendment of Plan.  The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and Section 13.3, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

13.2                           Stockholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

13.3                           Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

13.4                           No Impairment of Rights.  Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

13.5                           Amendment of Awards.  The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.                                 General Provisions.

14.1                           Forfeiture Events.  The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

14.2                           Clawback.  Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

14.3                           Other Compensation Arrangements.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.4                           Sub-plans.  The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

14.5                           Deferral of Awards.  The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

14.6                           Unfunded Plan.  The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

14.7                           Recapitalizations.  Each Award Agreement shall contain provisions required to reflect the provisions of Section 0.

14.8                           Delivery.  Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

14.9                           No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

14.10                     Other Provisions.  The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

14.11                     Section 409A.  The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

14.12                     Disqualifying Dispositions.  Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

14.13                     Section 16.  It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 0, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.14                     Section 162(m).  To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without stockholder or grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award.

14.15                     Beneficiary Designation.  Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

14.16                     Expenses.  The costs of administering the Plan shall be paid by the Company.

14.17                     Severability.  If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

14.18                     Plan Headings.  The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

14.19                     Non-Uniform Treatment.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

14.20                     Blackout Periods. Notwithstanding any other provision of this Plan or any Award to the contrary, the Company shall have the authority to establish any “blackout” period that the Company deems necessary or advisable with respect to any or all Awards.

14.21                     Written Materials; Electronic Documents. Electronic documents may be substituted for any written materials required by the terms of the Plan, including, without limitation, Award Agreements.

15.                                 Effective Date of Plan.  The Plan was approved by the Board on January 23, 2015, subject to and contingent upon approval by the stockholders of the Company, which approval shall be within twelve (12) months of Board approval.

16.                                 Termination or Suspension of the Plan. The Plan shall terminate automatically on January 25, 2025. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 13.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Unless the Company determines to submit Section 7.3 of the Plan and the definition of “Performance Goal” and “Performance Criteria” to the Company’s stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further Qualifying Performance-Based Awards shall be made to Covered Employees under Section 7.3 after the date of such annual meeting, but the Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.

17.                                 Choice of Law.   The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.As adopted by the Board of Directors of TCF Financial Corporation on January 23, 2015.

As approved by the stockholders of TCF Financial Corporation on [April 22, 2015].

APPENDIX II

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TCF FINANCIAL CORPORATION

(INCORPORATED APRIL 28, 1987)

Pursuant to Sections 242 and 245 of the

General Corporation Law of Delaware

(As amended through ~~December 13, 2012~~ April 22, 2015)

…

ARTICLE 10.                                                    SPECIAL MEETINGS

Special meetings of the stockholders for any purpose or purposes may ~~only~~ be called at any time by ~~a majority of the Continuing Directors (as defined in Article 7.A).~~:

A.                                                A majority of the Continuing Directors (as defined in Article 7.A);

B.                                                  Stockholders holding twenty-five percent (25%) of the then outstanding shares of the Corporation entitled to vote, provided that (i) the stockholders have held the shares for at least one year and (ii) the request is in proper form as prescribed in the Bylaws of the Corporation or as otherwise required by applicable law.

Such meetings may not be called by any other person or persons.

APPENDIX III

BYLAWS

OF

TCF FINANCIAL CORPORATION

As amended and restated through ~~October 21, 2013~~ April 22, 2015

…

SECTION 3.  Special Meetings.  ~~Special meetings of stockholders may be called as provided in Article 10 of the Certificate of Incorporation.~~

(a)  Special meetings of stockholders may be called as provided in Article 10 of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).  A special meeting of stockholders shall be held at such place, on such date, and at such time as the Board of Directors shall fix; provided, however, that the special meeting shall not be held more than 120 days after receipt of a request for a special meeting of stockholders submitted by one or more stockholder (a “Special Meeting Request”).

(b)  To be in a proper form, a Special Meeting Request must:  (i)  be in writing, signed and dated by each stockholder of record submitting the Special Meeting Request and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made, or such stockholder’s or beneficial owner’s duly authorized agent (each, a “Requesting Stockholder”); (ii)  be delivered in person or by registered mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the Secretary of the Corporation at the principal executive offices of the Corporation; (iii)  specify in reasonable detail the purpose(s) of and the business proposed to be conducted at the special meeting; (iv) suggest a date for the special meeting, which date shall be no fewer than thirty (30) and no more than one hundred twenty (120) days from the date on which the request is delivered to the Secretary of the Corporation; and (v)  contain the additional information set forth in Section 3(c).

(c)  A Special Meeting Request must also contain the following information:  (i) a statement of the specific purpose(s) of the special meeting and the reasons for conducting such business at the special meeting; (ii)  in the case of any director nominations proposed to be presented at the special meeting, the information required by Section 13(a) of this Article II; (iii) in the case of any matter (other than a director nomination) proposed to be conducted at the special meeting, the information required by Section 13(b) of this Article II; (iv) a representation that each Requesting Stockholder, or one or more representatives of each such stockholder, intends to appear in person or by proxy at the special meeting to present the proposal(s) or business to be brought before the special meeting; (v) documentary evidence that the Requesting Stockholders had stock ownership of at least 25% (the “Requisite Percentage”) as of the date of delivery of the Special Meeting Request to the Secretary and for at least one full year prior to the date of such delivery; provided, however, that if any of the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date of delivery of the Special Meeting Request to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made had, together with any Requesting Stockholders who are beneficial owners, stock ownership of the Requisite Percentage as of the date of delivery of such Special Meeting Request to the Secretary and for at least one full year prior to the date of such delivery; (vi) an agreement by the Requesting Stockholders to notify the Corporation promptly in the event of (1) any disposition prior to the time of the special meeting of any shares included within any Requesting Stockholder’s stock ownership as of the date on which the Special Meeting Request was delivered to the Secretary and (2) any material change prior to the time of the special meeting in any Requesting Stockholder’s stock ownership; and (vii) an acknowledgement that prior to the special meeting any disposition of shares of the Corporation’s common stock included within any Requesting Stockholder’s stock ownership as of the date on which the Special Meeting Request was delivered to the Secretary shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares and that any decrease in the Requesting

Stockholders’ aggregate stock ownership to less than the Requisite Percentage shall be deemed to be an absolute revocation of such Special Meeting Request.

In addition, the Requesting Stockholders on whose behalf the Special Meeting Request is being made shall (x) further update and supplement the information provided in the Special Meeting Request, if necessary, so that the information provided or required to be provided therein shall be true and correct as of the record date for the special meeting and as of the date that is ten business days prior to the date of the special meeting or any adjournment or postponement thereof, or, if there are fewer than ten business days between the date of the special meeting and such adjourned or postponed meeting, then as of the date of the special meeting so adjourned or postponed, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of and voting at the special meeting (in the case of an update and supplement required to be made as of such record date), and not later than eight business days prior to the date of the special meeting or, if practicable, any adjournment or postponement thereof and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed (in the case of an update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof) and (y) promptly provide any other information reasonably requested by the Corporation.

(d)  A Special Meeting Request shall not be valid, and a special meeting requested by stockholders shall not be held, if: (i) the Special Meeting Request does not comply with this Section 3; (ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the Special Meeting Request is delivered during the period commencing 120 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the earlier of (x) the date of the next annual meeting or (y) 30 days after the anniversary of the date of the previous annual meeting; (iv) an identical or substantially similar item as determined in good faith by the Board (a “Similar Item”), other than the election of directors, (1) was presented at an annual or special meeting of stockholders held not more than 12 months before delivery of the Special Meeting Request or (2) is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 120 days of the receipt by the Corporation of a Special Meeting Request; (v) a proposed item of business involves the election or removal of directors, changing the size of the Board of Directors, the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors or any similar matter as determined in good faith by the Board (an “Election Item”) and any Election Item (1) was presented at an annual or special meeting of stockholders held not more than 120 days before delivery of the Special Meeting Request or (2) is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 120 days of the receipt by the Corporation of a Special Meeting Request; or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law.

(e)  The Requesting Stockholders may revoke a Special Meeting Request by written revocation delivered to the Secretary at the principal executive offices of the Corporation at any time prior to the special meeting. If, following such revocation or any deemed revocation pursuant to Section 3(c)(vii), there are unrevoked requests from Requesting Stockholders holding in the aggregate less than the Requisite Percentage or there are no unrevoked requests at all, the Board, in its discretion, may cancel the special meeting.

(f)  If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business specified in the Special Meeting Request to be presented for consideration, the Corporation need not present such business for a vote at the special meeting, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(g)  Business transacted at any special meeting called pursuant to this Section 3 shall be limited to (i) the purpose(s) stated in a valid Special Meeting Request received from the Requesting Stockholders holding in the aggregate the Requisite Percentage and (ii) any additional matters that the Board determines to include in the Corporation’s notice of the special meeting.

APPENDIX IV

Reconciliation of GAAP to Non-GAAP Financial Measures –

Return on Average Tangible Common Equity (1)

	YTD Dec. 31, 2012	YTD Dec. 31, 2013	YTD Dec. 31, 2014
Computation of return on average tangible common equity:
Net income (loss) available to common stockholders	$(218,490)	$132,603	$154,799
Other intangibles amortization, net of tax	951	1,479	1,062

Adjusted net income (loss) available to common stockholders	$(217,539)	$134,082	$155,861

Average balances:
Total equity	$1,744,341	$1,912,622	$2,058,442
Less: Non-controlling interest in subsidiaries	14,804	16,491	17,014

Total TCF Financial Corporation stockholders’ equity	$1,729,537	$1,896,131	$2,041,428
Less:
Preferred stock	89,977	263,240	263,240
Goodwill	225,640	225,640	225,640
Other intangibles	8,218	7,418	5,498

Tangible average common equity	$1,405,702	$1,399,833	$1,547,050

Annualized return on average tangible common equity	(15.48)%	9.58%	10.08%

Adjusted for unusual items
Loss on TDR sale, net of tax	$-	$-	$14,595
Additional provision, net of tax	-	-	13,759

Adjusted net income (loss) available to common stockholders adjusted for unusual items	$(217,539)	$134,082	$184,215
Tangible average common equity adjusted for unusual items	$1,405,702	$1,399,833	$1,575,404

Annualized return on average tangible common equity adjusted for unusual items	(15.48)%	9.58%	11.69%

(1)       When evaluating capital adequacy and utilization, management considers financial measures such as Return on Average Tangible Common Equity.  This measure is a non-GAAP financial measure and is viewed by management as a useful indicator of capital levels available to withstand unexpected market or economic conditions, and also provide investors, regulators, and other users with information to be viewed in relation to other banking institutions.

Reconciliation of GAAP to Non-GAAP Financial Measures –

Tangible Common Equity and Tangible Book Value Per Common Share (1)

	December 31, 2012	December 31, 2013	December 31, 2014
Computation of tangible common equity to tangible assets:
Total equity	$ 1,876,643	$ 1,964,759	$ 2,135,364
Less: Non-controlling interest in subsidiaries	13,270	11,791	13,715
Total TCF stockholders’ equity	$ 1,863,373	$ 1,952,968	$ 2,121,649
Less:
Preferred stock	263,240	263,240	263,240
Goodwill	225,640	225,640	225,640
Other intangibles	8,674	6,326	4,641
Tangible common equity	$ 1,365,819	$ 1,457,762	$ 1,628,128

Total assets	$18,225,917	$18,379,840	$19,394,611
Less:
Goodwill	225,640	225,640	225,640
Other intangibles	8,674	6,326	4,641
Tangible assets	$17,991,603	$18,147,874	$19,164,330
Tangible common equity to tangible assets	7.59%	8.03%	8.50%
Common stock shares outstanding (thousands)	163,386	165,122	167,461

Tangible book value per common share	$8.36	$8.83	$9.72

(1)             When evaluating capital adequacy and utilization, management considers financial measures such as Tangible Common Equity and Tangible Book Value Per Common Share.  This measure is a non-GAAP financial measure and is viewed by management as a useful indicator of capital levels available to withstand unexpected market or economic conditions, and also provide investors, regulators, and other users with information to be viewed in relation to other banking institutions.

Reconciliation of GAAP to Non-GAAP Financial Measures –

Tier 1 Common Capital Ratio (1)

	December 31, 2013	December 31, 2014
Tier 1 risk-based capital ratio:
Tier 1 capital	$1,763,682	$1,919,887
Total risk-weighted assets	$15,455,706	$16,321,425
Tier 1 risk-based capital ratio	11.41%	11.76%

Computation of Tier 1 common capital ratio:
Tier 1 capital	$1,763,682	$1,919,887
Less:
Preferred stock	263,240	263,240
Qualifying non-controlling interest in subsidiaries	11,791	13,715
Tier 1 common capital	$1,488,651	$1,642,932
Tier 1 common capital ratio	9.63%	10.07%

(1)       When evaluating capital adequacy and utilization, management considers financial measures such as the Tier 1 Common Capital Ratio.  This measure is a non-GAAP financial measure and is viewed by management as a useful indicator of capital levels available to withstand unexpected market or economic conditions, and also provide investors, regulators, and other users with information to be viewed in relation to other banking institutions.

TCFIR9361

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M81822-P58739 2. Approve the TCF Financial 2015 Omnibus Incentive Plan. 3. Approve an Amended and Restated Certificate of Incorporation. 6. Advisory (Non-Binding) Vote to Approve Executive Compensation as Disclosed in the Proxy Statement. 7. Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for 2015. ! ! ! 4. Stockholder Proposal Regarding Proxy Access (if properly presented). 5. Stockholder Proposal Regarding Severance (if properly presented). ! ! ! ! ! ! The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote AGAINST the following proposals: For All Withhold All For All Except For Against Abstain ! For Against Abstain For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. TCF FINANCIAL CORPORATION 200 LAKE STREET EAST MAIL CODE EX0-01-G WAYZATA, MN 55391 VOTE ONLINE - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 21, 2015. Have your proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by TCF in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2015. Have your proxy card available when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ATTENDING THE ANNUAL MEETING If you plan to attend the Meeting, please bring a valid form of photo identification. To view or print a copy of the proxy statement or Annual Report, go to www.proxyvote.com. TCF FINANCIAL CORPORATION Vote on Directors Nominees: The Board of Directors recommends that you vote FOR the following: 01) Peter Bell 02) William F. Bieber 03) Theodore J. Bigos 04) William A. Cooper 05) Thomas A. Cusick 06) Craig R. Dahl 07) Karen L. Grandstrand 08) Thomas F. Jasper 09) George G. Johnson 10) Richard H. King 11) Vance K. Opperman 12) James M. Ramstad 13) Roger J. Sit 14) Barry N. Winslow 15) Richard A. Zona 1. Election of 15 Directors, each to serve a one-year term Vote on Proposals For address change and/or comments, please check this box and write them on the back where indicated. NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. ! ! ! The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! ! ! !

M81823-P58739 Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Dear Stockholder, You are invited to attend TCF Financial Corporation's Annual Meeting of Stockholders at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, on April 22, 2015, at 4:00 p.m. local time. At the Annual Meeting you will be asked to vote on the seven proposals listed on the back of this card. Your vote is important, regardless of the number of shares owned. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote these shares by telephone or online. Of course, you may also vote by mail by returning this completed proxy card in the postage-paid envelope provided (follow the instructions on the reverse side). Internet or telephone voting actually costs TCF less than proxy card voting by mail, so I encourage you to consider it! If you received more than one proxy card, please vote each card. Remember, you can vote in person at the Annual Meeting even if you do so now. Sincerely, William A. Cooper Chairman and Chief Executive Officer Address Changes/Comments:        TCF FINANCIAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS April 22, 2015 As the stockholder(s) named on this card, you hereby appoint Michael S. Jones and Joseph T. Green, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote upon all matters that may properly come before the Annual Meeting of Stockholders to be held at 4:00 p.m. local time on Wednesday, April 22, 2015 (the "Meeting"), at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, all of the shares of common stock of TCF Financial Corporation that you are entitled to vote at the Meeting and any adjournment or postponement thereof upon all matters that may properly come before the Meeting, subject to any directions indicated on the reverse side of this card. If shares of stock are owned through the TCF Employees Stock Purchase Plan ("ESPP"), your vote will provide voting instructions to Mercer, the ESPP Trustee. Mercer has been instructed to vote all shares at the Meeting and any adjournment thereof. The Advisory Committee for the ESPP will instruct Mercer to vote all shares in the ESPP for which instructions are not received from you by April 17, 2015. This proxy, when properly executed, will be voted as directed by you upon all matters that may properly come before the Meeting. If no such directions are made, this proxy will be voted for the election of the nominees listed on the reverse side for the Board of Directors and in accordance with the Directors' recommendations for each proposal that may properly come before the Meeting. If any of the following items arise, the proxies will vote in their own discretion: (a) any other business which the Board of Directors did not know at least 60 days before the date of the Meeting would be presented at the Meeting; (b) approval of minutes of the prior Annual Stockholders' Meeting; (c) election of any person as a Director in place of a nominee who is unable to serve or who for good cause will not serve; and (d) matters incident to the conduct of the Meeting. The stockholder can revoke this proxy after submitting it (see proxy statement). PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE (If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE